Filed Pursuant to Rule 424(b)(4)

Registration Statement No. 333-293126

PROPSECTUS

IVEDA SOLUTIONS, INC.

5,259,999 Shares of Common Stock

454,287 Pre-Funded Warrants to purchase up to 454,287 Shares of Common Stock

Up to 5,714,286 Series X Warrants to purchase up to 11,428,572 Shares of Common Stock

Up to 400,000 Placement Agent Warrants to purchase up to 400,000 Shares of Common Stock

We are offering pursuant to this prospectus supplement and the accompanying prospectus (i) 5,259,999 shares of common stock, par value $0.00001 per share (the “Common Stock”), at an offering price of $0.35 per share, and (ii) pre-funded warrants to purchase up to 454,287 shares of Common Stock, at an offering price of $0.3499 per pre-funded warrant, together with 5,714,286 Series X Warrants to purchase up to 11,428,572 shares of Common Stock (the “Series X Warrants”). The combined public offering price for each share of Common Stock, together with the accompanying Series X Warrants, is $0.35. The last reported sale price of our Common Stock on The Nasdaq Capital Market on February 9, 2026 was $0.38. The shares of Common Stock and Series X Warrants will be separately issued. For each share of Common Stock issued, the purchaser will receive one Series X Warrant to purchase two shares of Common Stock. Each Series X Warrant will have an exercise price of $0.35 per share and will be exercisable upon issuance. The Series X Warrants will expire on the second anniversary of the date the Series X Warrants were issued.

We are also offering to each purchaser whose purchase of Common Stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants to purchase common shares (the “Pre-Funded Warrants”), in lieu of Common Stock. The purchase price of each Pre-Funded Warrant is equal to the price per Common Stock being sold to the public in this offering, minus $0.0001. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell, the number of shares of Common Stock that we are offering will be decreased on a one-for-one basis.

There is no established public trading market for the Series X Warrants or the Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Series X Warrants or the Pre-Funded Warrants on any securities exchange or any other nationally recognized trading system. Without an active trading market, the liquidity of the Series X Warrants and the Pre-Funded Warrants will be limited.

We have engaged H.C. Wainwright & Co., LLC (“H.C. Wainwright”) or the Placement Agent, to act as our exclusive placement agent in connection with this offering. The Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The Placement Agent is not purchasing or selling any of the securities we are offering, and the Placement Agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to pay to the Placement Agent the Placement Agent fees described under “Plan of Distribution”, which assumes that we sell all of the securities offered by this prospectus. Since we will deliver the securities to be issued in this offering upon our receipt of investor funds, there is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum number of securities or amount of proceeds required as a condition to closing in this offering. In addition, because there is no escrow trust or similar arrangement and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill all of our contemplated objectives due to a lack of interest in this offering. Investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. Further, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. We will bear all costs associated with the offering. See “Plan of Distribution” on page 59 of this prospectus for more information regarding these arrangements.

This offering will terminate on March 31, 2026, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. The securities will be offered at a fixed price and are expected to be issued in a single closing.

The Common Stock is listed on The Nasdaq Capital Market under the symbol “IVDA.” On February 9, 2026, the last reported sale price of the Common Stock on The Nasdaq Capital Market was $0.38 per share.

You should read this prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” carefully before you invest in any of our securities.

Investing in our securities involves significant risks. You should read this prospectus, including “RISK FACTORS” on page 11, together with additional information described under the heading “Where You Can Find More Information,” for information you should consider before buying these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share of Common Stock and Accompanying Series X Warrant	Per Pre-Funded Warrant and Accompanying Series X Warrant	Total
Combined offering price to the public	$0.35	$0.3499	$1,999,971
Placement agent fees (1)	$0.042	$0.0420	$140,000
Proceeds to us before expenses	$0.308	$0.3079	$1,859,971

(1)

In connection with this offering, we have agreed to pay to the placement agent a cash fee equal to 7.0% of the gross proceeds of the offering. We have also agreed to reimburse the placement agent up to $100,000 for accountable expenses. In addition, we have agreed to issue to the placement agent, or its designees, warrants to purchase a number of shares of our common stock equal to 7.0% of the aggregate number of shares of common stock and pre-funded warrants sold to the investors in this offering at an exercise price equal to 125% of the public offering price per share of common stock. We refer you to “Plan of Distribution” beginning on page 59 for additional information regarding Placement Agent’s compensation.

The Placement Agent expects to deliver the securities to purchasers on or about February 11, 2026.

Prospective investors may rely only on the information contained in this prospectus as well as the other information relating to risks in any documents we incorporate by reference into this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

H.C. Wainwright & Co.

The date of this prospectus is February 9, 2026

TABLE OF CONTENTS

Page
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	2
PROSPECTUS SUMMARY	3
THE OFFERING	10
RISK FACTORS	11
USE OF PROCEEDS	26
DIVIDEND POLICY	27
CAPITALIZATION	27
DILUTION	28
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	29
BUSINESS	41
MANAGEMENT	46
EXECUTIVE COMPENSATION	50
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND REALTED STOCKHOLDER MATTERS	52
DESCRIPTION OF SECURITIES WE ARE OFFERING	53
SHARES ELIGIBLE FOR FUTURE SALE	55
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS	56
PLAN OF DISTRIBUTION	59
LEGAL MATTERS	61
EXPERTS	61
WHERE YOU CAN FIND MORE INFORMATION	61
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023	F-1
INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDED SEPTEMBER 30, 2025 AND 2024 AND THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024	F-1

You should rely only on the information contained in or incorporated by reference into this prospectus. We and the Placement Agent have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, and neither we, nor the Placement Agent take responsibility for any other information others may give you. We are offering to sell, and seeking offers to buy, Common Stock and Pre-Funded Warrants only in jurisdictions where such offers and sales are permitted.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

Neither the Company nor the Placement Agent have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you and which we have filed with the U.S. Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Common Stock, Series X Warrants and Pre-Funded Warrants shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For further information about our business and our securities, you should refer to the registration statement and the reports incorporated by reference in this prospectus, as described in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. You should rely only on the information contained in this prospectus and in any prospectus supplement (including in any documents incorporated by reference herein or therein). You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date. Neither we, nor the selling stockholder, have authorized any other person to provide you with different or additional information. Neither we, nor the selling stockholder, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide.

Market and Industry Data. This prospectus contains estimates and other statistical data made by independent parties relating to our industry and the markets in which we operate, including estimates and statistical data about our market position, market opportunity, and other industry data. These data, to the extent they contain estimates or projections, involve a number of assumptions and limitations and are inherently imprecise, and you are cautioned not to give undue weight to such estimates or projections. Based on our industry experience, we believe that such data is reliable, the conclusions contained in the publications and reports are reasonable and the third-party information included in this prospectus and in our estimates is accurate and complete.

For investors outside the United States: Neither we nor the Placement Agent have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside the United States.

This prospectus and any accompanying prospectus supplements, as well as the other information we incorporate by reference into this prospectus, may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus or any accompanying prospectus supplement are the property of their respective owners.

Unless the context otherwise indicates, references in this prospectus to “we,” “us,” “our,” the “Company” and “Iveda” refer to Iveda Solutions, Inc., a Delaware corporation, and its subsidiaries. The term “you” refers to a prospective investor.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

We are making this statement pursuant to the safe harbor provisions for forward-looking statements described in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but are the intent, belief, or current expectations of our business and industry. We make statements in this prospectus, including statements that are incorporated by reference, that are forward-looking. When used in this prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “could,” “should,” “may,” “plan,” “seek,” “expect,” “believe,” “intend,” “target,” “project” and similar expressions are intended to identify forward-looking statements. They also include statements regarding:

●	our future growth and profitability;
●	our competitive strengths;
●	our business strategy and the trends we anticipate in the industries and economies in which we operate; and
●	our ability to complete the reasonable best efforts offering.

These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially from those in forward-looking statements include:

●	economic downturns, reduced capital expenditures, consolidation and technological and regulatory changes in our industry;
●	the highly competitive nature of our industry;
●	our ability to attract and retain qualified managers and skilled employees;
●	the outcome of our plans for future operations and growth; and
●	the other factors referenced in this prospectus, including, without limitation, under “Risk Factors.”

We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Furthermore, forward-looking statements speak only as of the date they are made. If any of these risks or uncertainties materialize, or if any of our underlying assumptions are incorrect, our actual results may differ significantly from the results that we express in or imply by any of our forward-looking statements. These and other risks are detailed in this prospectus, in any supplements to this prospectus, in the documents that we incorporate by reference into this prospectus and in other documents that we file with the SEC. We do not undertake any obligation to publicly update or revise these forward-looking statements after the date of this prospectus to reflect future events or circumstances. We qualify any and all of our forward-looking statements by these cautionary factors.

2

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under “Risk Factors,” and “Business,” before deciding whether to buy the Common Stock and Pre-Funded Warrants. You should also carefully read this prospectus, any applicable prospectus supplement and the documents we have referred you to in “Incorporation of Certain Documents by Reference” on page 61 of this prospectus for information about us and our financial statements as well as “Where You Can Find More Information” on page 61.

Except where the context otherwise requires, the terms “we,” “us,” “our” or “Iveda” refer to Iveda Solutions, Inc.

Our Business

History

Iveda Solutions, Inc. (“Iveda”, or the “Company”) was incorporated in Nevada as Charmed Homes, Inc. in June 2006. On October 15, 2009, IntelaSight, d/b/a Iveda, a Washington corporation, became a wholly owned subsidiary of the Company. In December 2010, IntelaSight merged with and into the Company and the Company became the surviving company. Iveda offered the first cloud hosting of streaming and recorded video from security cameras for its customers and real-time remote surveillance service utilizing intervention specialists to watch our customers’ cameras in real time, 24/7.

In April 2011, Iveda completed the acquisition of the Taiwan-based company Sole-Vision Technologies (d/b/a Iveda Taiwan).

Historically, we sold and installed video surveillance equipment, primarily for security purposes and secondarily for operational efficiencies and marketing. We also provided video hosting, in-vehicle streaming video, archiving, and real-time remote surveillance services to a variety of businesses and organizations. While we only used off-the shelf camera systems from well-known camera brands, we now source our own cameras using manufacturers in Taiwan in order for us to be more flexible in fulfilling our customer needs. We now have the capability to provide IP cameras and NVRs based on customer specifications. We still utilize ONVIF (Open Network Video Interface Forum) cameras which is a global standard for the interface of IP-based physical security products.

In 2014, we changed our business model from direct project-based sales to selling IoT hardware to service providers such as telecommunications companies, integrators, and other technology resellers already providing services to an existing customer base. Partnering with service providers that have an existing loyal customer base allows us to focus on servicing just a handful of our partners and concentrating on our technology offering. Service providers leverage their end-user infrastructure to sell, bill, and provide customer service for Iveda’s product offering.

Iveda Taiwan, our subsidiary in Taiwan, specializes in deploying new, and integrating existing, video surveillance systems for airports, commercial buildings, government customers, data centers, shopping centers, hotels, banks, and Safe City. Iveda Taiwan combines security surveillance products, software, and services to provide integrated security solutions to the end user. Through Iveda Taiwan, we have access not only to Asian markets but also to Asian manufacturers and engineering expertise. Iveda Taiwan is our research and development arm, working with a team of developers in Taiwan. The company depends on Iveda Taiwan as the majority of the company’s revenues have come from Iveda Taiwan since we acquired them in April 2011.

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On March 14, 2025, the Company redomiciled as a Delaware corporation following approval of a majority of the Company’s shareholders.

Overview

Iveda offers smart city technologies globally, offering advanced AI-driven video surveillance solutions and a robust suite of Internet of Things (IoT) platforms that power digital transformation for cities and commercial clients worldwide. The smart cities market, as well as the AI and IoT segments, are poised for significant growth in the coming years.

A new report from Verified Market Research projects that the global smart city platforms market size will grow at a CAGR of 9% from 2026 to 2032, increasing from USD 208.8 billion to USD 416.1 billion. Meanwhile, Fortune Business Insights reports that the global IoT market—valued at USD 308.97 billion in 2020—expanded by 23.1% that year, substantially outpacing the average annual growth rate from 2017 to 2019. Looking ahead, IoT is expected to surge from USD 381.30 billion in 2021 to USD 1,854.76 billion in 2028.

Additionally, the International Data Corporation (IDC) projects that global spending on artificial intelligence will double from USD 50.1 billion in 2020 to over USD 110 billion in 2024. These trends underscore the rising demand for connected solutions and highlight the promising future of innovative technologies that enhance the safety and efficiency of urban environments. With its cutting-edge products and global reach, Iveda is uniquely positioned to lead this transformation, providing the advanced solutions that cities need to move forward smartly and securely.

Technology / Products

Iveda offers AI intelligent video search, smart utility, smart sensors, gateways, and trackers, and IoT platforms (Products).

IvedaAI

IvedaAI consists of deep-learning video analytics software running in a computer/server environment that can either be deployed at an edge level or data center for centralized cloud model. We combined hardware and artificial intelligence software for fast and efficient video search for objects stored in an external (NVR) or storage device and live streaming video data from any IP camera.

IvedaAI works with any ONVIF-compliant IP cameras and most popular NVR/VMS (Video Management System) platforms, enabling accurate search across dozens to thousands of cameras in less than 1 second. IvedaAI products are designed to maximize efficiency, save time, and cut cost. Instead of watching hours of video recording after-the-fact, users can set up alerts.

AI Functions

●	Object Search
●	Face Search (No Database Required)
●	Face Recognition (from a Database)
●	License Plate Recognition (100+ Countries), includes make and model
●	Intrusion Detection
●	Weapon Detection
●	Fire Detection
●	People Counting
●	Vehicle Counting
●	Temperature Detection
●	Public Health Analytics (Facemask Detection)
●	QR and Barcode Detection

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Key Features

●	Live Camera View
●	Live Tracking
●	Abnormality Detection – Vehicle/Person wrong direction detection
●	Vehicle/Person Loitering Detection
●	Fall Detection
●	Illegal Parking Detection
●	Heatmap Generation

IvedaAI consists of deep-learning video analytics software running in a computer/server environment that can either be deployed at an edge level or data center for centralized cloud model. We combined hardware and artificial intelligence software for fast and efficient video search for objects stored in an external (NVR) or storage device and live streaming video data from any IP camera.

IvedaAI works with any ONVIF-compliant IP cameras and most popular NVR/VMS (Video Management System) platforms, enabling accurate search across dozens to thousands of cameras in less than 1 second. IvedaAI products are designed to maximize efficiency, save time, and cut cost. Instead of watching hours of video recording after-the-fact, users can set up alerts.

Iveda offers many IoT sensors and devices for various applications, such as energy management, smart home, smart building, smart community and patient/elder care. Our gateway and station serve as the main hub for sensors and devices in any given area. They are equipped with high-level communication protocols such as Zigbee, WiFi, Bluetooth, and USB. They connect to the Internet via Ethernet or cellular data network. We provide IoT platforms that enable centralized device management and push digital services on a massive scale. Our smart devices include water sensor, environment sensor, entry sensor, smart plug, siren, body temperature pad, a care wrist watch and tracking devices.

We also offer smart power technology for office buildings, schools, shopping centers, hotels, hospitals, and smart city projects. Our smart power hardware is equipped with an RS485 communication interface allowing the meters to be connected to various third-party SCADA (supervisory control and data acquisition) software for monitoring and control purposes. This line of product includes smart power, water meter, smart lighting controls systems, and smart payment system.

Iveda’s Cerebro is a software technology platform that integrates a multitude of disparate systems for central access and management of applications, subsystems, and devices throughout an entire environment. It is system agnostic and will support cross-platform interoperability. Cerebro’s roadmap includes a dashboard for all of Iveda’s platforms for central management of all devices. It provides remote access to a Dashboard for a single user interface, providing convenient anywhere, anytime access and analysis of relevant information in a timely manner for managing an entire organization or city. Cerebro links city systems and subsystems inseparably to each other. This integration and unification of all subsystems enable acquisition and analysis of all information on one central entity allowing comprehensive, effective and overall management and protection of a city.

IvedaSPS is our smart power solution, utilizing our Cerebro IoT platform. This completes our digital transformation solution crucial in smart city deployments as well as in large organizations. We offer smart power technology for office buildings, schools, shopping centers, hotels, hospitals, and smart city projects. This product includes smart power, water meter, smart lighting controls systems, and smart payment system.

In the last few years, smart city has been a hot topic among cities across the globe. With little to no human interaction, technology increases efficiency, expedites decision making, and reduces response time. Dwindling public safety budgets and resources have necessitated this transformation. More and more municipalities are using next-generation technologies to improve the safety and security of its citizens. Our response is our complete suite of IoT technologies, including AI intelligent video search technology, smart sensors, tracking devices, video surveillance systems, and smart power.

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Utilus is our smart pole solution, utilizing our Cerebro IoT platform. This completes our digital transformation solution crucial in smart city deployments as well as in large organizations. Iveda leverages infrastructure already available in most modern cities – Light poles with power We equip existing poles with Utilus. Utilus consists of power and Internet, establishing a communication network for access and management of sensors and devices that the city requires to keep its citizens safe and secure and to effectively manage utility consumption. Our smart pole offering is also ideal for:

●	Government or large-scale city deployments
●	Supporting and Improving City Services
●	Reducing Emergency Response Times
●	Crime& Hazard Protection
●	Monitoring and Improving Air Quality
●	Sound Detection
●	Traffic Monitoring and Mobility as a Service
●	Data Analytics and Monetization Opportunities

vumastAR is an AI vision software that uses video taken on IP cameras, AR glasses, Androids, and tablets to analyze and process data in real-time. vumastAR is fully customizable to the user’s needs, with one short video the AI can be trained in as little as two hours. Deployable in multiple industries for uses such as:

●	Quality and Maintenance Exams: vumastAR has the power to assist with critical measuring of carcinogenic chemical compound levels, electrical wiring, and welding inspections.
●	Factory and Line Work: Fast and accurate machine recognition enables itemized counting, inventory audits, and assembly kitting.
●	Pharma: Accurately identify and quantify medication, greatly reducing the manual labor of counting pills while eliminating human error.
●	Supply Chain: Detect defects and anomalies for improved accuracy, increasing the bottom line by actively reducing lost revenue incurred from manual mistakes.
●	Manufacturing: Digitalize meter and gauge reading and monitoring, as well as part number identification, with the ability to turn analog information into digital data
●	Transportation: Enhance safety and security for operations including loading and unloading tanker trucks, protecting both personnel and products/equipment.
●	Retail: Ensure correct item identification and organization, providing increased accuracy for retail checkout and product categorization, ultimately impacting revenue streams.

vumastAR is sold as a license per device with a monthly subscription requirement for cloud access to trained AI models.

IvedaXpress is a system that enables users to use pre-existing IP cameras and apply AI analytics without the need for large servers or a dedicated IT department. Designed to be plug-and-play IvedaXpress provides a hassle free set up process with no maintenance required for hardware. Each IP camera is hosted from a local computer or smartphone for live viewing and playback. Video may be stored on that local computer or stored remotely using free storage from Amazon or Dropbox.

Iveda Smart UVC is a Commercial-grade, AI-driven Ultraviolet Germicidal Irradiation (UVGI). Iveda Smart UVC adds UV lights to standard HVAC vents for quick, easy, and inexpensive deployment to homes and commercial buildings. Leveraging the existing air circulation system, Iveda Smart UVC vents disinfect the air by irradiating UV light on the passing air. Eliminating the need to manually disinfect offices, meeting rooms, and other workspaces. Iveda Smart UVC can be Integrated with Iveda SPS (smart power management) and sensors to efficiently and effectively operate the light source upon detected movement.

6

Iveda’s Smart Drones are flown to perform certain functions from an aerial view without the need for a pilot onboard. Smart Drones utilize AI-based software for autonomous operation and navigation from taking off, returning to base, carrying out mission-critical tasks or simply doing an aerial patrol, without the need of human intervention. Unlike typical drones, Iveda Smart Drones are cloud-based and can be part of a network of drones for central management. They are equipped with Iveda’s Sentir Video Surveillance System and IvedaAI Intelligent Video Search Technology.

Iveda Smart Drone product offering is robust and expansive for a multitude of industrial, commercial, and military applications.

Key Features of Iveda’s Smart Drone:

Fully Autonomous

Scheduled autonomous take-off, flight mission execution, monitoring, landing and recharging

Easy operation and 24-7 flight mission

Intelligent Computing

Live video streaming - real-time object recognition and tracking

Onboard (edged) AI and data analysis

Safety Design

Multiply redundant and fail-safe systems

Weather resistant industrial grade systems (IP54)

Designed and made in Taiwan (MIT)

Skywatch

Planning and editing real-time/timed missions

User/Group permission control & flight data management

Failsafe alarm and FPV gimbal control

Insight

Automated orthorectified service of imagery (2D/3D)

AI technology for inspecting natural disaster, vehicle & pedestrian tracking, and energy facilities inspection.

Visualizing geographic data and analysis report

●	Propellers: 8 (multiply redundant)
●	Diagonal Footprint: 29.76″ / 756 mm
●	Weight: 14.1lbs / 6.4 Kg
●	Hover time: 30 mins
●	Wind tolerance: Beaufort scale – 6
●	IP rating: IP54
●	Camera sensor: Dual RGB, IR/thermal
●	Network: 5G/4G LTE and 2.4G Wi-Fi

The Smart Utility Cabinet gives end users a convenient tool to monitor their daily energy consumption, to pinpoint electrical leaks, and to prevent power line overload and potential fire. It utilizes IoT sensors to detect abnormalities in consumption, temperature and tampering. Iveda Smart Utility Cabinet has an internal environment control design, housed in a durable industrial-grade cabinet. It includes a smart edge computing gateway with multi-RF communication protocols such as 4G, Z-Wave and WiFi and tampering sensor for unauthorized access. Smart water meter and gas meter may be added to the Cabinet.

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Vemo Body Camera streams live video, using 4G, to headquarters and doubles as a walkie talkie with a push-to-talk feature. With its multi-mode audio, it can also be used for broadcasting and hands-free audio conferencing for group talk. Vemo has WiFi capability which is ideal for city-wide deployments. Vemo transmits live streaming video instantaneously to the cloud without additional software or hardware. Vemo’s cloud management platform can centrally manage an unlimited number of devices and video can be accessed on a PC, Android, and iOS client. Moreover, Vemo can stream directly into the IvedaAI platform for real-time video analytics to search for faces, objects or license plates in real time.

IvedaCare, launched in November 2022, is a simple, easy to use suite of wireless health and wellness devices intended to help you monitor the health and activities of your loved ones, even when you can’t be there yourself. Our mission is to help ensure your loved one’s safety and independence. Stay connected to your elderly loved ones with our advanced IoT devices for real-time monitoring, fall detection, medication reminders and more. With IvedaCare, you not only can monitor your home and loved ones from afar but can potentially make life-saving decisions using the app. Cloud-based, wireless sensors collect real-time data shared with the entire family circle within the app. Customers may add a subscription service for Pro Monitoring. If the Trusted Circle is unavailable, our emergency call center will dispatch emergency services quickly.

LevelNOW is an advanced IoT-based solution that transforms the way liquid levels are monitored and managed. With two unique IoT sensors—a standard cap valve sensor designed for 200-liter drums and a patent- pending external sensor that fits various container sizes—LevelNOW provides real-time data to ensure efficiency, safety, and cost savings. Its user-friendly AI-backed platform optimizes operations for industries that rely on large fluid containers, such as oil, gas, and industrial storage. Know exactly when customers are running low and deploy fleets in real time to refill your liquids.

Summary of Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 11 before making a decision to invest in our Common Stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks we face:

(1)		Risks Related to Our Company and Business
	●	Our financial statements contain a going concern opinion.
	●	We have incurred significant net losses since our inception and may not be able to achieve or maintain profitability on an annual basis in the future.
	●	We depend on certain key personnel.
	●	Demand for our products may be lower than we anticipate.
	●	We believe industry trends support our open source systems, but if trends reverse we may experience decreased demand.
	●	A relatively small number of key customers account for a significant portion of our revenue.
	●	We rely on Iveda Taiwan, our Taiwan subsidiary, for a significant portion of our revenue.
	●	Rapid growth may strain our resources.
	●	We depend on third party manufacturers and suppliers for the products we sell.
	●	We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.
	●	If our information security measures are breached and unauthorized access is obtained, existing and potential service providers may not perceive our software and services as being secure and may terminate their licensing agreements or fail to order additional products and services.
	●	Our property and business interruption insurance coverage is limited and may not compensate us fully for losses that may occur as a result of a disruption to our business.
	●	The timing of our revenue can vary depending on how long customers take to evaluate our platform.
	●	We are subject to certain risks inherent in managing and operating businesses in Taiwan.
	●	Because the majority of the Company’s revenues come from our Iveda Taiwan subsidiary, which is located in Taiwan, the Company is subject to the risks of doing business in Taiwan, including periodic foreign economic downturns and political instability, which may adversely affect the Company’s revenue and cost of doing business in Taiwan.
	●	Recent geopolitical issues, conflicts and other global events could adversely affect our results of operations and financial condition.
	●	We face risks associated with increased political uncertainty.
	●	Our supply chain may be disrupted by changes in U.S. trade policy.
	●	Our business activities may be subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and similar anti-bribery and anti-corruption laws of other countries in which we operate, as well as U.S. and certain foreign export controls, trade sanctions, and import laws and regulations. Compliance with these legal requirements could limit our ability to compete in foreign markets and subject us to liability if we violate them.

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	●	We rely on service providers to distribute our products to customers.
	●	We have acquired, and may in the future acquire, assets, businesses and technologies as part of our business strategy. If we acquire companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value, and adversely affect our operating results and the value of our Common Stock.
	●	Any acquisitions we make could disrupt our business and seriously harm our financial condition.
	●	Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited, which could potentially result in increased tax liabilities to us in the future.
	●	The types of data that we collect and process are generally higher risk and/or sensitive, which comes with higher regulatory scrutiny and makes us a bigger target for malicious cyber threats.

(2)		Risks Related to Our Intellectual Property
	●	We could incur substantial costs defending against claims that our products infringe on the proprietary rights of others.
	●	If we are unable to protect our proprietary information or other intellectual property, our business could be adversely affected.
	●	We depend on our intellectual property.
	●	We could incur substantial costs defending our intellectual property from infringement by others.

(3)		Risks Related to Ownership of Our Securities
	●	We may not be able to access the equity or credit markets.
	●	If we are unable to maintain compliance with Nasdaq continued listing standards, including maintenance of at least $2.5 million of stockholders’ equity and maintenance of a $1.00 minimum bid price due to the low trading price of our Common Stock and small market capitalization, our Common Stock may be delisted from Nasdaq.
	●	Our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.
	●	Future sales and issuances of our common stock or rights to purchase common stock by us, including pursuant to acquisitions, investments, financings or our equity incentive plans, could result in additional dilution of percentage ownership of our stockholders and could cause our stock price to fall.
	●	We will have broad discretion in the use of net proceeds from this offering and may invest or spend the proceeds in ways which you do not agree and in ways that may not yield a return.
	●	Our reporting obligations as a public company are costly
	●	Future changes in financial accounting standards or practices may cause adverse unexpected financial reporting fluctuations and affect reported results of operations.
	●	If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud and our business may be harmed and our stock price may be adversely impacted.
	●	Our financial controls and procedures may not be sufficient to ensure timely and reliable reporting of financial information, which, as a public company, could materially harm our stock price.
	●	We do not intend to pay dividends on our Common Stock so any returns will be limited to the value of our stock.
	●	Our Common Stock is subject to price volatility unrelated to our operations.
	●	A decline in the price of our Common Stock could affect our ability to raise working capital and adversely impact our ability to continue operations.
	●	If we are not able to comply with the applicable continued listing requirements or standards of the Nasdaq Capital Market, Nasdaq could delist our securities.
	●	Techniques employed by short sellers may drive down the market price of the Common Stock.
	●	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the Common Stock and trading volume could decline.
	●	Our certificate of incorporation contain anti-takeover provisions that could materially adversely affect the rights of holders of our Common Stock.
	●	This is a reasonable best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required to continue our operations.
	●	This offering is being made on a reasonable best efforts basis, and we may sell fewer than all of the securities offered hereby and may receive significantly less in net proceeds from this offering, which will provide us only limited working capital.
	●	A large, active trading market for our securities may not develop and the trading price for our securities may fluctuate significantly.
	●	The trading price of the Common Stock is likely to be volatile, which could result in substantial losses to investors.
	●	There is no public market for the Series X Warrants or Pre-Funded Warrants being offered in this offering.
	●	The holders of Series X Warrants and Pre-Funded Warrants purchased in this offering will have no rights as Common Stockholders until such holders exercise their Series X Warrants or Pre-Funded Warrants and acquire shares of our Common Stock, except as set forth in the Series X Warrants and Pre-Funded Warrants.
	●	The Series X Warrants and Pre-Funded Warrants are speculative in nature.
	●	The sale or availability for sale of substantial amounts of Common Stock could adversely affect their market price.
	●	The Placement Agent of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our Common Stock.
	●	Our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.
	●	Holders of the Pre-Funded Warrants will have no rights as shareholders until such holders exercise their Pre-Funded Warrants and acquire our Common Stock.
	●	If you purchase shares in this offering, you will suffer immediate dilution of your investment.
	●	We may issue preferred stock with terms that could adversely affect the voting power or value of our Common Stock.

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THE OFFERING

Common Stock offered by us	5,259,999 shares of our common stock, par value $0.00001 per share (or “Common Stock”). See “Capitalization”.

Series X Warrants

Each Series X Warrant is exercisable for two shares of Common Stock, will have an exercise price of $0.35 per share, will be exercisable upon issuance and will expire on the second anniversary of the date the Series X Warrants were issued.

To better understand the terms of the Series X Warrants, you should carefully read the “Description of Securities We Are Offering” section of this prospectus. You should also read the form of Series X Warrant, which will be filed as an exhibit to the registration statement that includes this prospectus. This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the Series X Warrants.

There is no established trading market for the Series X Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Series X Warrants on any national securities exchange or any other trading market. Without an active trading market, the liquidity of the Series X Warrants will be limited.

Pre-Funded Warrants offered by us	We are offering pre-funded warrants to purchase up to 454,287 shares of our Common Stock to purchasers in this offering would result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock following the consummation of this offering, then such purchaser may purchase, if they so choose, in lieu of the shares of our Common Stock that would result in such excess ownership, a Pre-Funded Warrant to purchase shares of our Common Stock for a purchase price per share of Common Stock subject to such Pre-Funded Warrant equal to the per share combined public offering price for the Common Stock to be sold in this offering less $0.0001. Each Pre-Funded Warrant will have an exercise price of $0.0001 per share, is exercisable commencing on the date of issuance and will expire once it is exercised in full. The terms of the Pre-Funded Warrants will be governed by a Pre-Funded Common Stock Warrant Agreement, dated as of the closing date of this offering. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Pre-Funded Warrants. For additional information regarding the Pre-Funded Warrants, see “Description of Securities We Are Offering.”

The Common Stock and Pre-Funded Warrants will be separately issued. There is no established trading market for the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Pre-Funded Warrants on any national securities exchange or any other trading market. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Description of Placement Agent Warrants

We have also agreed to issue to the Placement Agent, or its designees, as compensation in connection with this offering, the Placement Agent Warrants to purchase 400,000 shares of Common Stock (or 7.0% of the number of shares sold and pre-funded warrants in this offering). The Placement Agent Warrants will be exercisable on the issuance date and will have an exercise price of $0.4375 per share (representing 125% of the public offering price per share of Common Stock) and a termination date that will be two years from the issuance date. See “Plan of Distribution” below.

Common Stock outstanding immediately prior to this offering	5,879,741 shares (1)

Common Stock outstanding immediately after this offering	11,139,740 shares.

Lock-Up Agreements

The Company and our directors and officers have agreed with the Placement Agent, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our Common Stock or securities convertible into or exercisable or exchangeable for our Common Stock for a period of thirty (30) days after the closing of this offering. See “Plan of Distribution” for more information.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include research and development of software products, repayment of existing indebtedness, working capital, capital expenditures, acquisitions, joint ventures and stock repurchase programs. See “Use of Proceeds” below.

Risk factors	You should read the “Risk Factors” section beginning on page 11 of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our securities.

Trading Symbol	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “IVDA.” We do not intend to apply for listing of the Pre-Funded Warrants or the Series X Warrants on any securities exchange or nationally recognized trading system.

(1)	The number of shares of Common Stock outstanding immediately prior to this offering is based on 5,879,741 shares of Common Stock outstanding as of the date of this prospectus. Unless specifically stated otherwise, the information in this prospectus is as of February 10, 2026, and excludes:

● 221,756 shares of Common Stock issuable upon the exercise of outstanding options at September 30, 2025 with an average exercise price $17.72 per share;

● 1,863,069 shares of Common Stock issuable upon the exercise of outstanding warrants at September 30, 2025 with an average exercise price $9.13 per share;

● 400,000 shares of Common Stock issuable upon exercise of warrants to be issued to the Placement Agent in connection with this offering, which have an exercise price of $0.4375 per share (based on the public offering price of $0.35).

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RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, together with the other information included or incorporated by reference in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our securities if you can bear the risk of loss of your entire investment.

Risks Related to Our Company and Business

Our financial statements contain a going concern opinion.

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. We generated accumulated losses of approximately $53 million since inception and have insufficient working capital and cash flows to support operations. These factors raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from this uncertainty.

We have incurred significant net losses since our inception and may not be able to achieve or maintain profitability on an annual basis in the future.

We have incurred significant net losses since our inception. For the years ended December 31, 2024 and 2023, we incurred net losses of approximately $4.0 million and $4.0 million, respectively, and had accumulated losses of approximately $53 million through December 31, 2024. We cannot predict if we will achieve or maintain annual profitability in the near future or at all. The expected growth due to the recent change in our revenue model may not be sustainable or may decrease, and we may not generate sufficient revenue to achieve or maintain annual profitability. Our ability to achieve and maintain annual profitability depends on a number of factors, including our ability to attract and service customers on a profitable basis and the growth of the video surveillance industry. If we are unable to achieve or maintain annual profitability, we may not be able to execute our business plan, our prospects may be harmed, and our stock price could be materially and adversely affected.

We depend on certain key personnel.

Our future success is dependent on the efforts of key management personnel, particularly David Ly, our Chairman and Chief Executive Officer and Robert J. Brilon, our Chief Financial Officer, each of whom is employed by us at will. Mr. Ly’s relationships within our industry are vital to our continued operations, and if Mr. Ly were no longer actively involved with us, we would likely be unable to continue our operations. The loss of one or more of our other key employees could also have a material adverse effect on our business, financial condition, and results of operations.

We also believe that our future success will be largely dependent on our ability to attract and retain highly qualified management, sales, and marketing personnel. We cannot assure investors that we will be able to attract and retain such personnel and our inability to retain such personnel or to train them rapidly enough to meet our expanding needs could cause a decrease in the overall quality and efficiency of our staff, which could have a material adverse effect on our business, financial condition, and results of operations.

Demand for our products may be lower than we anticipate.

We have limited resources to undertake reseller distribution activities. We cannot predict with certainty the potential customer demand for our intelligent video search, smart utility, smart sensors, gateways and trackers, and IoT platforms (Products) or the degree to which we will meet that demand. If demand for our Products does not develop to the extent or as quickly as expected, we might not be able to generate enough revenue to become profitable.

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We are currently targeting the sale of our Products to telecommunications companies and technology and systems integrators. Our strategy to target those organizations is based upon their interest and a number of assumptions, some or all of which could prove to be incorrect.

Even if markets for our Products develop, we could achieve a smaller share of those markets than we currently anticipate. Achieving market share will require substantial investment in technical, marketing, project management, and engineering functions to support the deployment of our Products. We cannot assure investors that our efforts will result in the attainment of sufficient market share to become profitable.

We believe industry trends support our open source systems, but if trends reverse we may experience decreased demand.

The security and surveillance industry is characterized by rapid changes in technology and customer demands. We believe that the existing market preference for open source systems (systems capable of integrating a wide range of products and services through community and private-based cooperation, such as the Internet, Linux, and certain cameras used in our business) is strong and will continue for the foreseeable future. We cannot assure investors that customer demand for our products and the market’s preference for open source systems will continue. A lack of customer demand or a decline in the preference of open source systems could have a material adverse effect on our business, financial condition, and results of operations.

A relatively small number of key customers account for a significant portion of our revenue.

Historically, a significant portion of our revenue has come from a limited number of key customers. Revenue from five customers out of 70 total customers represented approximately 67% of total revenue for the year ended December 31, 2024. These specific customers were 1) Chunghwa Telecom with 18% 2) Security Integration & Consultant Technology Co., Ltd. with 16%, 3) Chicony Power Technology Co Ltd with 11% and 4) Hwacom Systems Inc. with 10%, (all Taiwan companies) and Claro Enterprise Solutions (a US company) with 12%. Revenue from two customers out of 65 total customers represented approximately 48% of total revenue for the year ended December 31, 2023. These specific customers were 1) You Ming Huei Co. Ltd with 25%, 2) Chicony Power Technology Co Ltd with 23%, (both Taiwan companies). Total number of customers were approximately 70 and 65, for the years ended December 31, 2024 and 2023, respectively. 52% of the total accounts receivable at December 31, 2024 was from one customer out of a total of 42 customer accounts receivable accounts. This specific customer was Chunghwa Telecom. Our accounts receivables are unsecured, and we are at risk to the extent such amounts become uncollectible. Although we perform periodic evaluations of our customers’ credit and financial condition, we generally do not require collateral in exchange for our products and services provided on credit.

Our licensing business, in particular, may be susceptible to concentration of revenue, if through our licensing customers’ large consumer bases of end users. The loss of a key service provider customer, the delay, reduction, or cancellation of a significant order, or difficulty collecting on our accounts receivable from our service provider customers could have a material adverse effect on our business, financial condition, and results of operations.

Payment terms for our U.S.-based segment require 50% prepayment for our Products before they are shipped. For our U.S.-based segment, accounts receivable that are more than 120 days past due are considered delinquent. Payment terms for our Taiwan-based segment vary based on our agreements with our customers. Generally, we receive payment for our Products and services within one year of commencing the project, except that we retain 5% of the total payment amount and release such amount one year after the completion of the project. Iveda Taiwan provides an allowance for doubtful accounts for any receivables that will not be paid within one year, which excludes such retained amounts. We have set up no doubtful accounts receivable allowances for our Taiwan-based and U.S.-based segments, respectively, as of the years ended December 31, 2024 and 2023. We deem our accounts receivable to be collectible based on certain factors, including the nature of the customer contracts and past experience with similar customers.

We rely on Iveda Taiwan, our Taiwan subsidiary, for a significant portion of our revenue.

We rely on Iveda Taiwan, our Taiwan subsidiary, for a significant portion of our revenue. For the years ended December 31, 2024 and 2023, Iveda Taiwan’s operations accounted for 85% and 87% of our total revenue, respectively. If Iveda Taiwan experiences a decline in customer demand for its services, an increase in supplier pricing, currency fluctuations, or general economic or governmental instability, our business, financial condition, and results of operations may be materially and adversely affected.

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Rapid growth may strain our resources.

As we continue the commercialization of our Products, we expect to experience significant and rapid growth in the scope and complexity of our business, which may place a significant strain on our senior management team and our financial and other resources. Such growth, if experienced, may expose us to greater costs and other risks associated with growth and expansion. We may be required to hire a broad range of additional employees, including engineers, project managers, and other support personnel, among others, in order to successfully advance our operations. We may also be required to expand and enhance our technology to accommodate customized customer solutions. We may be unsuccessful in these efforts or we may be unable to project accurately the rate or timing of these increases.

The nature of our distribution channel business does not require us to increase our leased space. Our licensing partners may host our platforms in their own data centers or public cloud such as Amazon or Google. Our ability to manage our rapid growth effectively will require us to continue to improve our operations, to improve our financial and management information systems, and to train, motivate, and manage our employees.

This growth may place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our business, or the failure to manage growth effectively, could have a materially adverse effect on our business, financial condition, and results of operations. In addition, difficulties in effectively managing the budgeting, forecasting, and other process control issues presented by such a rapid expansion could harm our business, financial condition, and results of operations.

We depend on third party manufacturers and suppliers for the products we sell.

We have relationships with a number of third-party manufacturers and suppliers that provide all of the hardware components of our Products. We have direct relationships with camera manufacturers in Taiwan for camera systems. Risks associated with our dependence upon third-party manufacturers include the following: (i) reduced control over delivery schedules; (ii) lack of control over quality assurance; (iii) poor manufacturing yields and high costs; (iv) potential lack of adequate capacity during periods of excess demand; and (v) potential misappropriation of our intellectual property. Although we depend on third-party manufacturers and suppliers for the Products we sell, risks are minimized because we do not depend exclusively on any one manufacturer or supplier. We utilize an open platform, which means that in order to deliver our services, we do not discriminate based on camera brand or manufacturer and our services can be used with a wide array of products.

We do not know if we will be able to maintain third-party manufacturing and supply contracts on favorable terms, if at all, or if our current or future third-party manufacturers and suppliers will meet our requirements for quality, quantity, or timeliness. Our success depends in part on whether our manufacturers are able to fill the orders we place with them in a timely manner. If our manufacturers fail to satisfactorily perform their contractual obligations or fill purchase orders we place with them, we may be required to pursue replacement manufacturer relationships.

While we believe we would be able to find replacement sources for all of our third-party manufacturers and suppliers, if we are unable to find replacements on a timely basis, or at all, we may be forced to either temporarily or permanently discontinue the sale of certain products and associated services, which could expose us to legal liability, loss of reputation, and risk of loss or reduced profit. We believe that our present suppliers offer products that are superior to comparable products available from other suppliers. In addition, we have development partner relationships with many of our present suppliers, which provide us with greater control over future enhancements to the products we sell. Our business, financial condition, results of operation, and reputation could be adversely impacted if we are unable to provide quality products to our customers in a timely manner.

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We could also be adversely affected by an increase in our manufacturers’ prices for our product components or a significant decline in our manufacturers’ financial condition. Our manufacturers’ prices may increase as a result of internal price determinations, fluctuations in the prices of raw materials, natural disasters, raw material shortages, or other events beyond our control. If our relationship with any one of our manufacturers is terminated and we cannot successfully establish a relationship with an alternative manufacturer that offers similar services at similar prices, our costs could increase, adversely affecting our operations.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.

We believe that our products offer more functions and are priced better than our competitors. However, some companies may be developing a similar product, including companies that may have significantly greater financial, technical, and marketing resources, larger distribution networks, and that generate greater revenue and have greater name recognition than we do. Those companies may develop products that are superior to those that we offer. Such competition may potentially affect our chances of achieving profitability.

Some of our competitors may conduct more extensive promotional activities and may offer lower prices to customers than we can, which could allow them to gain greater market share or prevent us from increasing our market share. In the future, we may need to decrease our prices to remain competitive. Our competitors may be able to respond more quickly to new or changing opportunities, technologies, and customer requirements. To be successful, we must carry out our business plan, establish and strengthen our brand awareness through marketing, effectively differentiate our services from those of our potential competitors, and build our network of service providers, while maintaining a superior platform and level of service, which we believe will ultimately differentiate our Products from those of our competitors. We may have to substantially increase marketing and development activities to compete effectively.

If our information security measures are breached and unauthorized access is obtained, existing and potential service providers may not perceive our software and services as being secure and may terminate their licensing agreements or fail to order additional products and services.

Our software involves the monitoring of cameras that may be recording sensitive areas of end users’ facilities and the storage of sensitive data obtained from such cameras. Our software utilizes data and other security measures that are comparable to those used by financial institutions. However, because we no longer host the platform at our own data centers, information security risks associated with data centers are borne by the service providers. If we or any of our service providers or their end-users experience any breach of security in our software, we may be required to expend significant capital and resources to help restore our service providers’ systems. Furthermore, because techniques used to obtain unauthorized access to information systems change frequently and generally are not recognized until launched against a target, we may not be able to anticipate those techniques or to implement adequate preventative measures. Given the nature of our business and the business of the service providers we serve, if unauthorized parties gain access to our or our service providers’ information systems or such information is used in an unauthorized manner, misdirected, lost, or stolen during transmission, any theft or misuse of such information could result in, among other things, unfavorable publicity, governmental inquiry and oversight, difficulty in marketing our software, allegations by our service providers that we have not performed our contractual obligations, termination of services by existing customers, litigation by affected parties, and possible financial obligations for damages related to the theft or misuse of such information, any of which could have a material adverse effect on our business, financial condition, and results of operations.

Our property and business interruption insurance coverage is limited and may not compensate us fully for losses that may occur as a result of a disruption to our business.

Our property and business interruption insurance coverage is limited and is subject to deductibles and coverage limits. In the event that we experience a disruption to our business, our insurance coverage may not compensate us fully for losses that may occur. Any damage or failure that causes interruptions to our business could have a material adverse effect on our business, financial condition, and results of operations.

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The timing of our revenue can vary depending on how long customers take to evaluate our platform.

It is difficult to forecast the timing of revenue because the development period for a customized system or solution may be lengthy. In addition, our larger customers may need a significant amount of time to evaluate our products before purchasing them, and our governmental customers are subject to budgetary and other bureaucratic processes that may affect the timing of payment. The period between initial customer contact and a purchase by a customer varies greatly depending on the customer and historically has taken several months. During the evaluation period, customers may defer or reduce proposed orders of products or systems for various reasons, including (i) changes in budgets and purchasing priorities, (ii) decreased market adoption expectations, (iii) a reduced need to upgrade existing systems, (iv) introduction of products by competitors, and (v) general market and economic conditions.

We are subject to certain risks inherent in managing and operating businesses in Taiwan.

We have significant international operations in Taiwan that involve matters central to our business, including those relating to e-commerce, privacy and data protection, live streaming services, intellectual property, computer security, anti-money laundering, anti-corruption and anti-bribery, currency control regulations, data protection, privacy, consumer protection, competition, telecommunications and product liability. There are risks inherent in operating and selling products and services internationally, including the following: different regulatory environments and reimbursement systems; difficulties in enforcing agreements and collecting receivables through certain foreign legal systems; foreign customers who may have longer payment cycles than customers in the United States; fluctuations in foreign currency exchange rates; tax rates in certain foreign countries that may exceed those in the United States and foreign earnings that may be subject to withholding requirements; the imposition of tariffs, exchange controls, or other trade restrictions; general economic and political conditions in countries where we operate or where our customers reside; government control of capital transactions, including the borrowing of funds for operations or the expatriation of cash; potential adverse tax consequences; security concerns and potential business interruption risks associated with political or social unrest in foreign countries where our facilities or assets are located; difficulties associated with managing a large organization spread throughout various countries; difficulties in enforcing intellectual property rights and weaker intellectual property rights protection in some countries; required compliance with a variety of foreign laws and regulations; and differing customer preferences. The factors described above may have a material adverse effect on our business, financial condition, and results of operations.

Because the majority of the Company’s revenues come from our Iveda Taiwan subsidiary, which is located in Taiwan, the Company is subject to the risks of doing business in Taiwan, including periodic foreign economic downturns and political instability, which may adversely affect the Company’s revenue and cost of doing business in Taiwan.

Sole-Vision Technologies (d/b/a Iveda Taiwan) is the Company’s wholly-owned subsidiary and generates the majority of the Company’s revenues. Iveda Taiwan’ primary place of business is in Taiwan, Republic of China, and the Company has certain key employees in Taiwan. Foreign economic downturns may affect our results of operations in the future. Additionally, other facts relating to the operation of the Company’s business outside of the U.S. may have a material adverse effect on the Company’s business, financial condition and results of operations, including:

●	international economic and political changes;
●	the imposition of governmental controls or changes in government regulations, including tax laws, regulations, trade policies, and treaties;
●	changes in, or impositions of, legislative or regulatory requirements regarding the software industry;
●	compliance with U.S. and international laws involving international operations, including the Foreign Corrupt Practices Act and export control laws;
●	restrictions on transfers of funds and assets between jurisdictions;
●	disruption to supply chains, impacting access to raw materials, labor, or finished products from third-party manufacturers;
●	uncertainty in financial markets, leading to currency fluctuations, changes in interest rates, and stock market volatility;
●	risk of elevated security concerns, including cyber threats, protests, or civil unrest; and
●	China- Taiwan geo-political instability.

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As the Company continues to operate its business in Taiwan, our success will depend, in part, on our ability to anticipate and effectively manage these risks. The impact of any one or more of these factors could materially adversely affect our business, financial condition and results of operations.

Recent geopolitical issues, conflicts and other global events could adversely affect our results of operations and financial condition.

Because a substantial portion of our business is conducted outside of the United States, our business is subject to global political issues and conflicts. Such political issues and conflicts could have a material adverse effect on our results of operations and financial condition if they escalate in areas in which we do business. In addition, changes in and adverse actions by governments in foreign markets in which we do business could have a material adverse effect on our results of operations and financial condition. For example, the recent and continuing conflict arising from the invasion of Ukraine by Russia could adversely impact macroeconomic conditions, give rise to regional instability and result in heightened economic tariffs, sanctions and import-export restrictions from the U.S. and the international community in a manner that adversely affects us, including to the extent that any such actions cause material business interruptions, restrict our ability to conduct business with certain suppliers or vendors, utilize the banking system, or repatriate cash.

We face risks associated with increased political uncertainty.

The recent invasion of Ukraine by Russia and the sanctions, bans and other measures taken by governments, organizations and companies against Russia and certain Russian citizens in response thereto has increased the political uncertainty in Europe and has strained the relations between Russia and a significant number of governments, including the U.S. The duration and outcome of this conflict, any retaliatory actions taken by Russia and the impact on regional or global economies is unknown, but could have a material adverse effect on our business, financial condition and results of our operations.

In the U.S., the change in the U.S. government to the Biden administration has resulted in uncertainty regarding potential changes in regulations, fiscal policy, social programs, domestic and foreign relations and international trade policies. In addition, potential changes in relationships among the U.S. and China and other countries including Taiwan could have significant impacts on global trade and regional economic conditions, among other things. In addition, changes in the relationships between the U.S. and its neighbors, such as Mexico, could have significant, potentially negative, impacts on commerce. Further, anti-American sentiment could harm the reputation and success of U.S. companies doing business abroad.

Our ability to respond to these developments or comply with any resulting new legal or regulatory requirements, including those involving economic and trade sanctions, could reduce our sales, increase our costs of doing business, reduce our financial flexibility and otherwise have a material adverse effect on our business, financial condition and results of our operations.

Our supply chain may be disrupted by changes in U.S. trade policy.

We rely on domestic and foreign suppliers to provide us with products in a timely manner and at favorable prices. We have experienced, and expect to continue to experience, increased international transit times. A disruption in the flow of our imported products or a material increase in the cost of those goods or transportation without any offsetting price increases may significantly decrease our profits. U.S. tariffs or other actions against foreign nations including China and any responses by such nations including China, could impair our ability to meet customer demand and could result in lost sales or an increase in our cost of products This would have a material adverse impact on our business and results of operations.

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Our business activities may be subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and similar anti-bribery and anti-corruption laws of other countries in which we operate, as well as U.S. and certain foreign export controls, trade sanctions, and import laws and regulations. Compliance with these legal requirements could limit our ability to compete in foreign markets and subject us to liability if we violate them.

If we further expand our operations outside of the United States, we must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which we plan to operate. Our business activities may be subject to the FCPA and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which we operate. The FCPA generally prohibits companies and their employees and third party intermediaries from offering, promising, giving or authorizing the provision of anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, hospitals owned and operated by the government, and doctors and other hospital employees would be considered foreign officials under the FCPA. Recently the Securities and Exchange Commission (SEC) and Department of Justice (DOJ) have increased their FCPA enforcement activities. There is no certainty that all of our employees, agents or contractors, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, disgorgement, and other sanctions and remedial measures, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international activities, our ability to attract and retain employees and our business, prospects, operating results and financial condition.

In addition, our products and technology may be subject to U.S. and foreign export controls, trade sanctions and import laws and regulations. Governmental regulation of the import or export of our products and technology, or our failure to obtain any required import or export authorization for our products, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our products may create delays in the introduction of our products in international markets or, in some cases, prevent the export of our products to some countries altogether. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions. If we fail to comply with export and import regulations and such economic sanctions, penalties could be imposed, including fines and/or denial of certain export privileges. Moreover, any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons, or products targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export our products to existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell access to our products would likely adversely affect our business.

We rely on service providers to distribute our products to customers.

We rely on service providers such as telecommunications companies, security integrators and other technology integrators to purchase and distribute our Products to their customers. We plan to continue this method of our internal sales activity for the foreseeable future to service large service providers and government accounts. While we believe we will be able to find alternate service providers if our relationship with any of our larger service providers is terminated and we are not successful in establishing a relationship with an alternative service provider that offers similar services at similar prices, our business could decline.

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We have acquired, and may in the future acquire, assets, businesses and technologies as part of our business strategy. If we acquire companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value, and adversely affect our operating results and the value of our Common Stock.

As part of our business strategy, we may acquire, enter into joint ventures with, or make investments in complementary or synergistic companies, services, and technologies in the future. Acquisitions and investments involve numerous risks, including, without limitation:

●	difficulties in identifying and acquiring products, technologies, proprietary rights or businesses that will help our business;
●	difficulties in integrating operations, technologies, services, and personnel;
●	diversion of financial and managerial resources from existing operations;
●	the risk of entering new development activities and markets in which we have little to no experience;
●	risks related to the assumption of known and unknown liabilities;
●	risks related to our ability to raise sufficient capital to fund additional operating activities; and
●	the issuance of our securities as partial or full payment for any acquisitions and investments could result in material dilution to our existing stockholders.

If we fail to integrate any acquired business into our operations, or if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, we may incur costs in excess of what we anticipate, and management resources and attention may be diverted from other necessary or valuable activities.

Any acquisitions we make could disrupt our business and seriously harm our financial condition.

We have in the past made (and may, from time to time, consider) acquisitions of complementary companies, products or technologies. Acquisitions involve numerous risks, including difficulties in the assimilation of the acquired businesses, the diversion of our management’s attention from other business concerns and potential adverse effects on existing business relationships. In addition, any acquisitions could involve the incurrence of substantial additional indebtedness. We cannot assure you that we will be able to successfully integrate any acquisitions that we pursue or that such acquisitions will perform as planned or prove to be beneficial to our operations and cash flow. Any such failure could seriously harm our business, financial condition and results of operations.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited, which could potentially result in increased tax liabilities to us in the future.

In prior years, we have suffered losses, for tax and financial statement purposes that generated significant federal and state net operating loss carryforwards. As of December 31, 2024, we had approximately $39.0 million of federal and $9.0 million of state net operating loss carryforwards, which we believe could offset otherwise taxable income in the United States and Arizona. Our federal net operating loss carryforwards begin to expire in 2025. Our state net operating loss carryforwards, which are applicable in California and Arizona, began to expire in 2014. Although these net operating loss carryforwards may be used against taxable income in future periods, we will not receive any tax benefits from the losses we incurred unless, and only to the extent that, we have taxable income during the period prior to their expiration. In addition, our ability to use the net operating loss carryforwards would be severely limited in the event we complete a transaction that results in an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended.

The types of data that we collect and process are generally higher risk and/or sensitive, which comes with higher regulatory scrutiny and makes us a bigger target for malicious cyber threats.

The nature of our business requires us to collect and process financial data, social security numbers, and other types of sensitive or higher risk personal data. Such data is the focus of rapidly evolving data protection laws and regulations. This data is also subject to higher regulatory scrutiny. Data security incidents and/or breaches of such data can result in regulatory investigations and legal liability.

In addition, we (or our third-party vendors on our behalf) may process biometric data, including in connection with our efforts to prevent fraud and abuse. The collection, use, retention, and other processing of biometric data is subject to a complex and evolving regulatory landscape, including various state biometric privacy laws. In addition, a number of state data protection laws treat biometric information as sensitive personal information, bringing biometric information into their purview. Failure to comply with these regulations, or any future laws governing the use of biometric data, could result in significant liabilities, including fines, penalties, and class-action litigation. Additionally, any security breach or misuse of biometric data could harm our reputation, erode customer trust, and lead to substantial financial and operational impacts.

Public concerns about data privacy, particularly related to biometric information, may also result in fewer applicants for our programs or increased pressure to modify our online processes, potentially increasing our costs and reducing our competitiveness. If we are unable to effectively manage these risks, our business, financial condition, and results of operations could be adversely affected.

Risks Related to Our Intellectual Property

We could incur substantial costs defending against claims that our products infringe on the proprietary rights of others.

We do not own any patents. While we do not believe that our products infringe on the proprietary rights of any third parties, the intellectual property rights that we do have may not be sufficient to prevent infringement claims against us or claims that we have violated the intellectual property rights of third parties. We were named as a defendant in two patent-related lawsuits, both of which have been settled.

Competitors may have filed patent applications for or may have been issued patents and may obtain additional patents or other proprietary rights relating to products or processes that compete with or are related to our products and services. The scope and viability of these patents and other proprietary rights, the extent to which we may be required to obtain licenses under these patents or under other proprietary rights, and the cost and availability of licenses are unknown, but these factors may limit our ability to market our products and services.

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While we do not believe that our products infringe on the proprietary rights of any third parties, third parties may claim infringement by us with respect to any patents or other proprietary rights that they hold, and we cannot assure investors that we would prevail in any such proceeding as the intellectual property status of our current and future competitors’ products and services is uncertain. Any infringement claim against us, whether meritorious or not, could be time-consuming, result in costly litigation or arbitration and diversion of technical and management personnel, or require us to develop non-infringing technology or to enter into royalty or licensing agreements.

We may not be successful in developing or otherwise acquiring rights to non-infringing technologies. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, and could significantly harm our business and operating results. A successful claim of infringement against us or our failure or inability to license the infringed or similar technology could require us to pay substantial damages and could harm our business because we would not be able to continue operating our products without incurring significant additional expense.

In addition, to the extent we have agreed to or will agree to indemnify customers or other third parties against infringement of the intellectual property rights of others, a claim of infringement could require us to incur substantial time, effort, and expense to indemnify these customers and third parties and could disrupt or terminate their ability to use, market, or sell our products. Furthermore, our suppliers may not provide us with indemnification in the event that their products are found to infringe upon the intellectual property rights of any third parties, and if they do not, we would be forced to bear any resulting expense.

If we are unable to protect our proprietary information or other intellectual property, our business could be adversely affected.

We rely on a combination of copyright, trademark and trade secret laws and contractual restrictions through confidentiality, non-disclosure and invention assignment agreements with the key employees and third parties with whom we do business to establish, maintain and protect proprietary information and other intellectual property. These agreements may not effectively prevent disclosure of our confidential information, and it may be possible for unauthorized parties to copy the software or other proprietary technology or information, or to develop similar software independently with us lacking an adequate remedy for unauthorized use or disclosure of the confidential information. We may not be able to efficiently detect and prevent all misappropriation, unauthorized use or reverse engineering of the proprietary information and other intellectual property. For example, contractual restrictions may be breached, and we may not succeed in enforcing our rights or have adequate remedies for any breach of laws or contractual restrictions.

Moreover, our trade secrets may be disclosed to or otherwise become known or be independently developed by competitors, and in these situations we may have no or limited right to stop others’ use of our information. Furthermore, to the extent that the employees or other third parties with whom we do business use intellectual property owned by others in their work, disputes may arise as to the rights to such intellectual property. If, for any of the above reasons, our intellectual property is disclosed or misappropriated, it would have an adverse effect on our business, financial condition and results of operations.

We depend on our intellectual property.

Our success and ability to compete depends in part on our proprietary Cerebro Smart IoT Platform and IvedaAI intelligent video search technology. We rely on a combination of copyright and trademark (federal and common) laws, trade secrets, software security measures, license agreements, and nondisclosure agreements to protect our proprietary information. We licensed, through our subsidiary, Sole-Vision Technologies, Inc., the right to use U.S. Patent No. 8,719,442 (as well as its Taiwanese and Chinese counterparts) from Industrial Technology Research Institute (ITRI) with respect to the development of cloud-video technologies. If the ITRI license terminates, is not renewed, or disputes over the scope of the licenses or royalties arise, the Company’s manufacturing and development could possibly be materially impacted. If any of our competitors copy or otherwise gain access to our proprietary technology or develop similar technologies independently, we may not be able to compete as effectively. We consider our proprietary platform invaluable to our ability to continue to develop and maintain the goodwill and recognition associated with our brand. We do not currently own any patents. The measures we take to protect our technologies and other intellectual property rights, which presently are based upon trade secrets, may not be adequate to prevent their unauthorized use.

If we are unable to protect our intellectual property, our competitors could use our intellectual property to market products, services, and technologies similar to ours, which could reduce demand for our Products, services, and technologies. We may be unable to prevent unauthorized parties from attempting to copy or otherwise obtaining and using our products or technology. Policing unauthorized use of our technology is difficult, and we may not be able to prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our intellectual property as fully as those in the United States. Others may circumvent the trade secrets, trademarks, and copyrights that we currently or in the future may own. We do not have patent protection with respect to our software or systems, although we are considering seeking such protection.

We may not be able to efficiently detect and prevent all misappropriation, unauthorized use or reverse engineering of the proprietary information and other intellectual property. For example, contractual restrictions may be breached, and we may not succeed in enforcing our rights or have adequate remedies for any breach of laws or contractual restrictions, particularly due to the fact that most of our operations are conducted outside the United States.

Moreover, our trade secrets may be disclosed to or otherwise become known or be independently developed by competitors, and in these situations we may have no or limited right to stop others’ use of our information. Furthermore, to the extent that the employees or other third parties with whom we do business use intellectual property owned by others in their work, disputes may arise as to the rights to such intellectual property. If, for any of the above reasons, our intellectual property is disclosed or misappropriated, it would have an adverse effect on our business, financial condition and results of operations.

We seek to protect our proprietary intellectual property, which includes intellectual property that may only be protectable as a trade secret, in part by confidentiality agreements with our employees, consultants, and business partners. These agreements afford only limited protection and may not provide us with adequate remedies for any breach or prevent other persons or institutions from asserting rights to intellectual property arising out of these relationships. See “Business – Intellectual Property.”

We could incur substantial costs defending our intellectual property from infringement by others.

Unauthorized parties may attempt to copy aspects of our proprietary software or to obtain and use our other proprietary information. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, and to determine the validity and scope of the proprietary rights of others. We may not have the financial resources to prosecute any infringement claims that we may have. Any litigation could result in substantial costs and diversion of resources with no assurance of success.

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Risk Related to Ownership of Our Securities

We may not be able to access the equity or credit markets.

We face the risk that we may not be able to access various capital sources, including investors, lenders, or suppliers. Failure to access the equity or credit markets from any of these sources could have a material adverse effect on our business, financial condition, results of operations, and future prospects.

If we are unable to maintain compliance with Nasdaq continued listing standards, including maintenance of at least $2.5 million of stockholders’ equity and maintenance of a $1.00 minimum bid price due to the low trading price of our Common Stock and small market capitalization, our Common Stock may be delisted from Nasdaq.

There can be no assurances that we will be able to maintain our Nasdaq listing in the future. In the event we are unable to maintain compliance with Nasdaq continued listing standards and our Common Stock is delisted from Nasdaq, it could likely lead to a number of negative implications, including an adverse effect on the price of our Common Stock, reduced liquidity in our Common Stock, and greater difficulty in obtaining financing. In the event of a delisting, we would take actions to restore our compliance with Nasdaq’s continued listing standards, but we can provide no assurance that any such action taken by us would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our Common Stock, prevent our Common Stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s continued listing requirements.

Our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of any net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering and in ways that do not necessarily improve our results of operations or enhance the value of our Common Stock. Accordingly, you will be relying on the judgment of our management with regard to the use of any proceeds from the exercise of warrants on a cash basis in this offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The proceeds could be invested in a way that does not yield a favorable, or any, return for you.

Future sales and issuances of our common stock or rights to purchase Common Stock by us, including pursuant to acquisitions, investments, financings or our equity incentive plans, could result in additional dilution of percentage ownership of our stockholders and could cause our stock price to fall.

We intend to issue additional securities pursuant to our equity incentive plans and may issue equity or convertible securities in the future in connection with acquisitions, investments and/or additional financings. To the extent we do so, our stockholders may experience substantial dilution. We may sell common stock, convertible securities, or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities, or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales and new investors could gain rights superior to our existing stockholders.

We will have broad discretion in the use of net proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from this offering. Our management will have broad discretion over the use of net proceeds from this offering, including for any of the purposes described in “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Investors may not agree with our decisions, and our use of the proceeds may not yield any return on your investment. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our failure to apply the net proceeds of this offering effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital.

Our reporting obligations as a public company are costly.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the Securities Act. These rules, regulations and requirements are extensive. We may incur significant costs associated with our public company corporate governance and reporting requirements. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

Future changes in financial accounting standards or practices may cause adverse unexpected financial reporting fluctuations and affect reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct business.

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If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud and our business may be harmed and our stock price may be adversely impacted.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and to effectively prevent fraud. Any inability to provide reliable financial reports or to prevent fraud could harm our business. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires management to evaluate and assess the effectiveness of our internal control over financial reporting. In order to continue to comply with the requirements of the Sarbanes-Oxley Act, we are required to continuously evaluate and, where appropriate, enhance our policies, procedures and internal controls. We have in the past failed, and may in the future fail, to maintain the adequacy of our internal controls over financial reporting. Such failure could subject us to litigation or regulatory scrutiny and investors could lose confidence in the accuracy and completeness of our financial reports. We cannot provide any assurance that in the future we will be able to fully comply with the requirements of the Sarbanes-Oxley Act or that management will conclude that our internal control over financial reporting is effective. If we fail to fully comply with the requirements of the Sarbanes-Oxley Act, our business may be harmed and our stock price may decline. For example, our assessment, testing and evaluation of the design and operating effectiveness of our internal control over financial reporting resulted in our conclusion that as of December 31, 2024 our internal control over financial reporting was not effective, due to the Company not having adequate controls related to change management within the technology that support the Company’s financial reporting function.

Our financial controls and procedures may not be sufficient to ensure timely and reliable reporting of financial information, which, as a public company, could materially harm our stock price.

We require significant financial resources to maintain our public reporting status. We cannot assure you we will be able to maintain adequate resources to ensure that we will not have any future material weakness in our system of internal controls. The effectiveness of our controls and procedures may in the future be limited by a variety of factors including:

●	faulty human judgment and simple errors, omissions or mistakes;
●	fraudulent action of an individual or collusion of two or more people;
●	inappropriate management override of procedures; and
●	the possibility that any enhancements to controls and procedures may still not be adequate to assure timely and accurate financial information.

Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Despite these controls, because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance of achieving their control objectives. Furthermore, smaller reporting companies like us face additional limitations. Smaller reporting companies employ fewer individuals and can find it difficult to employ resources for complicated transactions and effective risk management. Additionally, smaller reporting companies tend to utilize general accounting software packages that lack a rigorous set of software controls.

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If we fail to have effective controls and procedures for financial reporting in place, we could be unable to provide timely and accurate financial information and be subject to investigation by the Securities and Exchange Commission and civil or criminal sanctions.

We do not intend to pay dividends on our Common Stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividends on our Common Stock. We currently anticipate that we will retain any future earnings for the development, operation, and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will be limited to the value of their stock.

Our Common Stock is subject to price volatility unrelated to our operations.

The market price of our Common Stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our Common Stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company’s competitors or the Company itself.

A decline in the price of our Common Stock could affect our ability to raise working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of our Common Stock could result in a reduction in the liquidity of our Common Stock and a reduction in our ability to raise capital. A decline in the price of our Common Stock could be especially detrimental to our liquidity, our operations and strategic plans. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new services and continue our current operations. If our Common Stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

Techniques employed by short sellers may drive down the market price of the Common Stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale.

As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its prospects to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend significant resources to investigate such allegations and/or defend ourselves.

While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business, and any investment in the Common Stock could be greatly reduced or even rendered worthless.

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If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the Common Stock and trading volume could decline.

The trading market for the Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades the Common Stock or publishes inaccurate or unfavorable research about our business, the market price for the Common Stock would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the Common Stock to decline.

Our certificate of incorporation contains anti-takeover provisions that could materially adversely affect the rights of holders of our Common Stock.

We have adopted a certificate of incorporation that contains provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could deprive our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

Our board of directors has the authority, subject to any resolution of the shareholders to the contrary, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Common Stock. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our Common Stock may fall and the voting and other rights of the holders of our Common Stock may be materially adversely affected.

This is a reasonable best efforts offering; no minimum number of securities is required to be sold, and we may not raise the amount of capital we believe is required to continue our operations.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations.

We have not, nor will we, establish an escrow account in connection with this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this offering. Further, because there is no escrow account in operation and no minimum investment amount, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Investor funds will not be returned under any circumstances whether during or after the offering.

This offering is being made on a reasonable best efforts basis, and we may sell fewer than all of the securities offered hereby and may receive significantly less in net proceeds from this offering, which will provide us only limited working capital.

This offering is being made on a reasonable best efforts basis and we may sell fewer than all of the securities offered hereby and may receive significantly less in net proceeds from this offering. We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will meet our capital needs into the fourth quarter of 2026 under our current business plan. Without giving effect to the receipt of any proceeds from this offering, we currently estimate that our existing cash and cash equivalents are sufficient to fund business operations into the first quarter of 2026.

A large, active trading market for our securities may not develop and the trading price for our securities may fluctuate significantly.

We cannot assure you that a liquid public market for the Common Stock will develop. If a large, active public market for the Common Stock does not develop following the completion of this offering, the market price and liquidity of the Common Stock may be materially adversely affected. The public offering price for the Common Stock will be determined by negotiation between us and the Placement Agent based upon several factors, and the trading price of the Common Stock after this offering could decline below the public offering price. As a result, investors in our securities may experience a significant decrease in the value of the Common Stock.

The trading price of the Common Stock is likely to be volatile, which could result in substantial losses to investors.

The trading price of the Common Stock is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors. In addition to market and industry factors, the price and trading volume for the Common Stock and/or Pre-Funded Warrants may be highly volatile for factors specific to our own operations, including the following:

●	variations in our net revenue, earnings and cash flows;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new offerings and expansions by us or our competitors;

●	changes in financial estimates by securities analysts;

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●	detrimental adverse publicity about us, our shareholders, affiliates, directors, officers or employees, our business model, our services or our industry;

●	announcements of new regulations, rules or policies relevant for our business;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the Common Stock will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and require us to incur significant expenses to defend the suit, which could harm our results of operations.

Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could materially adversely affect our financial condition and results of operations.

There is no public market for the Series X Warrants or Pre-Funded Warrants being offered in this offering.

There is no established public trading market for the Series X Warrants or Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Series X Warrants or Pre-Funded Warrants on any securities exchange or any nationally recognized trading system, including The Nasdaq Capital Market. Without an active market, the liquidity of the Series X Warrants and Pre-Funded Warrants will be limited.

The holders of Series X Warrants and Pre-Funded Warrants purchased in this offering will have no rights as common stockholders until such holders exercise their Series X Warrants or Pre-Funded Warrants and acquire shares of our Common Stock, except as set forth in the Series X Warrants and Pre-Funded Warrants.

Until a holder of Series X Warrants and Pre-Funded Warrants acquires the shares of Common Stock upon exercise of the Series X Warrants and Pre-Funded Warrants, as the case may be, such holder will have no rights with respect to the shares of Common Stock underlying such Series X Warrants and Pre-Funded Warrants, except as set forth in the Series X Warrants and Pre-Funded Warrants. Upon exercise of the Series X Warrants and Pre-Funded Warrants, holders will be entitled to exercise the rights of common stockholders only as to matters for which the record date occurs after the exercise date.

The Series X Warrants and Pre-Funded Warrants are speculative in nature.

The Series X Warrants and Pre-Funded Warrants do not confer any rights of Common Stock ownership on their holders, such as voting rights, but rather merely represent the right to acquire shares of Common Stock at a fixed price for a limited period of time. There can be no assurance that the market price of the Common Stock will ever equal or exceed the exercise price of the Series X Warrants, and consequently, it may not ever be profitable for holders of the Series X Warrants to exercise the Series X Warrants.

The sale or availability for sale of substantial amounts of Common Stock could adversely affect their market price.

Sales of substantial amounts of the common stock in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the common stock and could materially impair our ability to raise capital through equity offerings in the future. The common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements.

There will be 11,139,740 shares of Common Stock outstanding immediately after this offering. In connection with this offering, we, our directors and executive officers and the holders of 5% or more of our outstanding Common Stock have agreed with the Placement Agent, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of Common Stock or securities convertible into or exercisable or exchangeable for the Common Stock for a period of 180 days after the date of this prospectus. However, the Placement Agent may release these securities from these restrictions at any time.

We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other holders or the availability of these securities for future sale will have on the market price of the Common Stock. See “Plan of Distribution” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

The Placement Agent of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our Common Stock.

We, our directors, executive officers and holders of 5% or more of our Common Stock have entered into lock-up agreements with respect to our and their respective shares of Common Stock. As restrictions on resale end, the market price of our Common Stock could decline if the holders of restricted shares sell them or are perceived by the market as intending to sell them. The Placement Agent, at any time and without notice, may release all or any portion of the shares of Common Stock subject to the foregoing lock-up agreements entered into in connection with this offering. If the restrictions under the lock-up agreements are waived, approximately 300 million shares of Common Stock will be available for sale into the market, which could reduce the market value for our Common Stock.

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If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, could delist our securities.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “IVDA.”. We cannot assure you that our securities will be, or will continue to be, listed on the Nasdaq in the future. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. We may not be able to comply with the applicable listing standards and the Nasdaq could delist our securities as a result

We cannot assure you that our Common Stock, if delisted from Nasdaq, will be listed on another national securities exchange. If our Common Stock is delisted by Nasdaq, our Common Stock would likely trade on the OTC Markets where an investor may find it more difficult to sell our shares or obtain accurate quotations as to the market value of our Common Stock.

Our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of any net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering and in ways that do not necessarily improve our results of operations or enhance the value of our Common Stock. Accordingly, you will be relying on the judgment of our management with regard to the use of any proceeds from the exercise of warrants on a cash basis in this offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The proceeds could be invested in a way that does not yield a favorable, or any, return for you.

Holders of the Pre-Funded Warrants will have no rights as shareholders until such holders exercise their Pre-Funded Warrants and acquire our Common Stock.

Until holders of the Pre-Funded Warrants acquire our Common Stock upon exercise of the Pre-Funded Warrants, holders of the Pre-Funded Warrants will have no rights with respect to the Common Stock underlying the Pre-Funded Warrants. Upon exercise of the Pre-Funded Warrants, the holders thereof will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs after the exercise date.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

The market price of our securities may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

If you purchase shares in this offering, you may suffer immediate dilution of your investment.

The public offering price of the shares of Common Stock offered hereby may be substantially higher than the net tangible book value per share of our Common Stock. Therefore, if you purchase shares in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Based on an offering price of $0.35 per share, the difference between our net tangible book value per share, after giving effect to this offering, and the offering price will be $0.31. In addition, purchasers of Common Stock in this offering will have contributed approximately 3% of the aggregate price paid by all purchasers of our stock but will own only approximately 51% of our Common Stock outstanding after this offering.

We may issue preferred stock with terms that could adversely affect the voting power or value of our Common Stock.

Our amended certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our Common Stock with respect to dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our Common Stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or upon the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our Common Stock.

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USE OF PROCEEDS

We estimate that the net proceeds from this public offering are expected to be approximately $1.6 million (assuming the sale of all shares offered hereby at the public offering price of $0.35 per share and accompanying Series X Warrants, and assuming no issuance of Pre-Funded Warrants), after deducting the placement agent’s fees and estimated offering expenses payable by us. However, this is a best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of these securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds. We cannot predict when or if the Pre-Funded Warrants, the Series X Warrants and the placement agent warrants will be exercised, or if they will be exercised for cash. It is possible that the Series X Warrants and the placement agent warrants may expire and may never be exercised.

We expect to use the net proceeds of the sale of these securities for general corporate purposes, which may include research and development of software products, repayment of existing indebtedness, working capital, capital expenditures, acquisitions, joint ventures and stock repurchase programs. As of the date of this prospectus, we have not identified as probable any specific material proposed uses of these proceeds.

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DIVIDEND POLICY

We have never declared any dividends on our Common Stock and we do not anticipate paying any dividends on our Common Stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determination to declare dividends will be subject to the discretion of our Board of Directors and will depend on various factors, including applicable Delaware law, future earnings, capital requirements, results of operations and any other relevant factors. In general, as a Delaware corporation, we may pay dividends out of surplus capital or, if there is no surplus capital, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year, and dividends may not be paid if the capital of the corporation is impaired or would be impaired thereby. In light of our accumulated deficit and our current liquidity needs, we do not expect to pay cash dividends for the foreseeable future.

In addition, holders of our Pre-Funded Warrants will not have any rights as stockholders, including the right to receive dividends, unless and until they exercise such warrants for shares of our Common Stock.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2025:

●	on an actual basis;

●	on a pro forma basis to reflect 1,372,297 common shares sold for approximately $2.3 million and 50,000 shares issued for services.

●	on a pro forma as adjusted basis to further reflect the issuance and sale of 5,714,286 shares of Common Stock or Pre-Funded Warrants and 5,714,286 Series X Warrants offered in this offering at a public offering price of $0.35 per share or Pre-Funded Warrant, resulting in estimated proceeds of $1.6 million after deducting Placement Agent fees and estimated offering expenses.

You should read this information together with our audited consolidated financial statements appearing elsewhere in this prospectus, together with the other information included or incorporated by reference in this prospectus. and the information set forth under the sections titled “Selected Consolidated Financial Data,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2025
	Actual	Pro Forma	As Adjusted
	$	$
Cash and cash equivalents	3,298,474	5,598,474	7,198,474
Long-term debt	437,689	437,689	437,689
Stockholders’ equity
Common stock: $0.00001 par value, 300,000,000 shares authorized, 4,457,444 shares issued and outstanding, actual; 5,879,741 shares issued and outstanding, pro forma; and 11,139,740 shares issued and outstanding, as adjusted	45	59	111
Preferred stock: $0.00001 par value, 12,500,000 shares authorized, 0 shares issued and outstanding, actual; 0 shares issued and outstanding, pro forma; and 0 shares issued and outstanding, as adjusted	-	-	-
Additional Paid in Capital	58,736,166	61,036,152	62,636,100
Accumulated other comprehensive loss	(212,027)	(212,027)	(212,027)
Accumulated Deficit	(54,755,942)	(54,755,942)	(54,755,942)
Total shareholders’ equity	3,768,242	6,068,242	7,668,242
Total capitalization	4,205,931	6,505,931	8,105,931

The number of shares of Common Stock to be outstanding after this offering is based on 5,879,741 shares of Common Stock outstanding as of the date of this prospectus and 5,259,999 common shares issuable in this offering; and up to 454,287 shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants offered hereby; and excludes:

● 221,756 shares of Common Stock issuable upon the exercise of outstanding options at September 30, 2025 with an average exercise price $17.72 per share;

● 1,863,069 shares of Common Stock issuable upon the exercise of outstanding warrants at September 30, 2025 with an average exercise price $9.13 per share;

● 400,000 shares of Common Stock issuable upon exercise of warrants to be issued to the Placement Agent in connection with this offering, which have an exercise price of $0.4375 per share.

For purposes of this table, Pre-Funded Warrants are treated as the economic equivalent of Common Stock. The Company expects to classify the Pre-Funded Warrants, Series X Warrants and the Placement Agent’s Warrants as equity instruments under ASC 815-40, with the fair value of the Series X Warrants and Placement Agent’s Warrants recorded as a contra-equity issuance cost.

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DILUTION

If you invest in the Common Stock or Pre-Funded Warrants, your interest will be diluted to the extent of the difference between the public offering price per share and our pro forma net tangible book value of the Common Stock after this offering. Dilution results from the fact that the public offering price per share of Common Stock is substantially in excess of the book value per share of Common Stock attributable to the existing shareholders for our presently outstanding Common Stock.

Our net tangible book value as of September 30, 2025, was 3,768,242, or approximately $0.85 per share. Net tangible book value per share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of shares of Common Stock outstanding.

After giving effect to 1,422,297 common shares sold for approximately $2.3 million and 50,000 shares issued for services, our pro forma net tangible book value as of September 30, 2025 was $6,068,242 or approximately $1.03 per share.

After giving further effect to our issuance and sale of 5,714,286 shares of Common Stock or Pre-Funded Warrants offered and 5,714,286 Series X Warrants in this offering at the public offering price of $0.35 per share or Pre-Funded Warrant and Series X Warrants after deduction of the Placement Agent fees and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2025 would have been approximately $7.7 million, or $0.66 per share, to existing shareholders and an immediate increase in net tangible book value of $0.31 per share, to purchasers of Common Stock in this offering.

The following table illustrates the dilution on a per share basis at the public offering price per share or Pre-Funded Warrant of $0.35:

Public offering price per share		$0.35
Historical net tangible book value per share as of September 30, 2025	$0.85
Increase per share attributable to the pro forma adjustments described above	0.18
Pro forma net tangible book value per share as of September 30, 2025		1.03
Decrease in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering	$0.37
Pro forma as adjusted net tangible book value per share after this offering		$0.66
Increase in net tangible book value per share to new investors purchasing shares in this offering		$0.31

The pro forma information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual public offering price of our Common Stock in this offering.

The number of shares of Common Stock to be outstanding after this offering is based on 5,879,741 shares of Common Stock outstanding as of September 30, 2025; and 5,259,999 common shares issuable in this offering; and 454,287 shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants offered hereby; and excludes:

● 221,756 shares of Common Stock issuable upon the exercise of outstanding options at September 30, 2025 with an average exercise price $17.72 per share;

● 1,863,069 shares of Common Stock issuable upon the exercise of outstanding warrants at September 30, 2025 with an average exercise price $9.13 per share;

● 400,000 shares of Common Stock issuable upon exercise of warrants to be issued to the Placement Agent in connection with this offering, which have an exercise price of $0.4375 per share.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management discussion and analysis (“MD&A”) of the financial condition and results of operations of Iveda Solutions, Inc. (the “Company,” “Iveda,” “our” or “we”) is for the years ended December 31, 2024 and 2023 and our unaudited financial statements for the three and nine months ended September 30, 2025 included elsewhere in this prospectus. Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Financial information presented in this MD&A is presented in United States dollars (“$” or “US$”), unless otherwise indicated. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

The information about us provided in this MD&A, including information incorporated by reference, may contain “forward-looking statements” and certain “forward-looking information” as defined under applicable United States securities laws. All statements, other than statements of historical fact, made by us that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements, including, but not limited to, statements preceded by, followed by or that include words such as “may”, “will”, “would”, “could”, “should”, “believes”, “estimates”, “projects”, “potential”, “expects”, “plans”, “intends”, “anticipates”, “targeted”, “continues”, “forecasts”, “designed”, “goal”, or the negative of those words or other similar or comparable words and includes, among others, information regarding: our future business activities; our ability to generate revenues; our need for substantial additional financing to operate our current and future business and difficulties we may face acquiring additional financing on terms acceptable to us or at all; risks related to competition; risks related to our lack of internal controls over financial reporting and their effectiveness; increased costs we are subject to as a result of being a public company in the United States; and other events or conditions that may occur in the future.

Forward-looking statements may relate to future financial conditions, results of operations, plans, objectives, performance or business developments. These statements speak only as at the date they are made and are based on information currently available and on the then current expectations of the party making the statement and assumptions concerning future events, which are subject to a number of known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from that which was expressed or implied by such forward-looking statements.

Although we believe that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements, because no assurance can be given that they will prove to be correct. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors and risks discussed above.

Consequently, all forward-looking statements made in this MD&A and other documents, as applicable, are qualified by such cautionary statements, and there can be no assurance that the anticipated results or developments will actually be realized or, even if realized, that they will have the expected consequences to or effects on us. The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we and/or persons acting on our behalf may issue. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, other than as required under securities legislation.

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Overview

Iveda has been offering real-time IP video surveillance technologies to our customers since 2005. While we still offer video surveillance technologies, our core product line has evolved to include AI intelligent search technology that provide true intelligence to any video surveillance system and IoT (Internet of Things) devices and platforms. Our evolution is in response to digital transformation demands from many cities and organizations across the globe. Our IvedaAI intelligent video search technology adds critical intelligence to normally passive video surveillance systems. IvedaAI provides AI functions to any IP camera and most popular network video recorders (NVR) and video management systems (VMS). IvedaAI comes with an appliance or server, preconfigured with multiple AI functions based on the end user requirements.

AI Functions

●	Object Search

●	Face Search (No Database Required)

●	Face Recognition (from a Database)

●	License Plate Recognition (100+ Countries), includes make and model

●	Intrusion Detection

●	Weapon Detection

●	Fire Detection

●	People Counting

●	Vehicle Counting

●	Temperature Detection

●	Public Health Analytics (Facemask Detection,)

●	QR and Barcode Detection

Key Features

●	Live Camera View

●	Live Tracking

●	Abnormality Detection – Vehicle/Person wrong direction detection

●	Vehicle/Person Loitering Detection

●	Fall Detection

●	Illegal Parking Detection

●	Heatmap Generation

IvedaAI consists of deep-learning video analytics software running in a computer/server environment that can either be deployed at an edge level or data center for centralized cloud model. We combined hardware and artificial intelligence software for fast and efficient video search for objects stored in an external (NVR) or storage device and live streaming video data from any IP camera.

IvedaAI works with any ONVIF-compliant IP cameras and most popular NVR/VMS (Video Management System) platforms, enabling accurate search across dozens to thousands of cameras in less than 1 second. IvedaAI products are designed to maximize efficiency, save time, and cut cost. Instead of watching hours of video recording after-the-fact, users can set up alerts.

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Iveda offers many IoT sensors and devices for various applications such as energy management, smart home, smart building, smart community and patient/elder care. Our gateway and station serve as the main hub for sensors and devices in any given area. They are equipped with high-level communication protocols such as Zigbee, WiFi, Bluetooth, and USB. They connect to the Internet via Ethernet or cellular data network. We provide IoT platforms that enable centralized device management and push digital services on a massive scale. Our smart devices include water sensor, environment sensor, entry sensor, smart plug, siren, body temperature pad, care watch and tracking devices.

We also offer smart power technology for office buildings, schools, shopping centers, hotels, hospitals, and smart city projects. Our smart power hardware is equipped with an RS485 communication interface allowing the meters to be connected to various third-party SCADA software for monitoring and control purposes. This line of product includes smart power, water meter, smart lighting controls systems, and smart payment system.

Iveda’s Cerebro manages all the components of our smart power technology including statistics on energy consumption. Cerebro is a software platform designed to integrate multiple unconnected energy, security and safety applications and devices and control them through one comprehensive user interface.

Cerebro’s roadmap includes dashboard for all of Iveda’s platforms for central management of all devices. Cerebro is system agnostic and will support cross-platform interoperability. The common unified user interface will allow remote control of platforms, sensors and subsystems throughout an entire environment. This integration and unification of all subsystems enable acquisition and analysis of all information on one central command center, allowing comprehensive, effective, and overall management and protection of a city.

Iveda’s Utilus smart pole technology is a smart power management and wireless mesh communications network deployed on new or existing light pole structures. The Utilus network uses WiFi, 4G and 5G small cell capabilities, and other wireless protocols to provide distributed video surveillance with AI video search technology and remote management of local devices such as trackers, water meters, electrical meters, valves, circuit breakers and sensors.

In the last few years, the smart city concept has been a hot topic among cities across the globe. With little to no human interaction, technology increases efficiency, expedites decision making, and reduces response time. Dwindling public safety budgets and resources has necessitated the transformation. More and more municipalities are using next-generation technologies to improve the safety and security of its citizens. Our response is our complete suite of IoT technologies, including AI intelligent video search technology, smart sensors, tracking devices, video surveillance systems, and smart power.

We will license our CEREBRO platform and sell IoT hardware to service providers such as telecommunications companies, integrators and other technology resellers already providing services to an existing customer base. Partnering with service providers that have an existing loyal customer base allows us to focus on servicing just a handful of our partners and concentrating on our technology offering. Service providers leverage their end-user infrastructure to sell, bill, and provide customer service for Iveda’s product offering. This business model provides dual revenue streams – one from hardware sales and the other from monthly licensing fees.

Iveda Taiwan, our subsidiary in Taiwan, specializes in deploying new, and integrating existing, video surveillance systems for airports, commercial buildings, government customers, data centers, shopping centers, hotels, banks, and Safe City. Iveda Taiwan combines security surveillance products, software, and services to provide integrated security solutions to the end user. Through Iveda Taiwan, we have access not only to Asian markets but also to Asian manufacturers and engineering expertise. Iveda Taiwan is our research and development arm, working with a team of developers in Taiwan.

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In April 2011, we completed our acquisition of Iveda Taiwan, a company founded in 1998 by a group of sales and research and development professionals from Taiwan Panasonic Company. Iveda Taiwan, our subsidiary in Taiwan, specializes in deploying new, and integrating existing, video surveillance systems for airports, commercial buildings, government customers, data centers, shopping centers, hotels, banks, and Safe City initiatives in Taiwan and other neighboring countries. Iveda Taiwan combines security surveillance products, software, and services to provide integrated security solutions to the end user. Through Iveda Taiwan, we have access not only to Asian markets but also to Asian manufacturers and engineering expertise. Iveda Taiwan is our research and development arm, working with a team of developers and managing our relationship with the Industrial Technology Research Institute (“ITRI”) in Taiwan. Iveda Taiwan also houses the application engineering team that supports Sentir implementation for our service provider customers in Asia. The Company depends on Iveda Taiwan as the majority of the company’s revenues have come from Iveda Taiwan since we acquired them in April 2011. For the years ended December 31, 2024 and 2023, Iveda Taiwan’s operations accounted for 93% and 71% of our total revenue, respectively.

The acquisition of Iveda Taiwan provided the following benefits to our business:

●	An established presence and credibility in Asia and access to the Asian market.

●	Relationships in Asia for cost-effective research and development of new product offerings and securing the best pricing for end user devices.

●	Sourcing of products directly using Iveda Taiwan’s product sourcing expertise to enhance our custom integration capabilities.

●	Enhancements to the global distribution potential for our products and services.

In November 2012, we signed a cooperation agreement with ITRI, a research and development organization based in Taiwan. Together with ITRI, we have developed cloud-video services. Pursuant to the cooperation agreement, we licensed, through our subsidiary, Sole-Vision Technologies, Inc., the right to use U.S. Patent No. 8,719,442 (as well as its Taiwanese and Chinese counterparts) with respect to the development of cloud-video technologies.

In June and August 2014, in collaboration with our local partner in the Philippines, we shipped our ZEE cloud plug-and-play cameras for delivery to the Philippine Long Distance Telephone Company (“PLDT”) for distribution to its customers with a cloud video surveillance service offering, utilizing our Sentir platform.

New Accounting Standards

See Financial Statement Footnotes for discussion.

Results of Operations for the Year Ended December 31, 2024 Compared with the Year Ended December 31, 2023

Net Revenue

We recorded net consolidated revenue of $6.0 million for the year ended December 31, 2024, compared with $6.5 million for the year ended December 31, 2023, a decrease of ($0.5) million, or (7%). For the year ended December 31, 2024, our service revenue was $0.43 million, or 7% of net revenue, and our equipment sales and installation revenue was $5.6 million, or 93% of net revenue. In fiscal 2023, our service revenue was $0.44 million, or 7% of consolidated net revenue, and our equipment sales and installation revenue was $6.1 million, or 93% of net revenue. The decrease in total revenue in 2024 compared with the same period in fiscal 2023 is attributable primarily to decreased equipment sales from Iveda Taiwan as a result of delays of long-term contracts awarded and started during 2024.

Revenue for the US operations were $0.9 million for the year ended December 31, 2024, compared with $0.9 million for the year ended December 31, 2023, a slight increase of 2%.

Revenue for the Taiwan operations were $5.2 million for the year ended December 31, 2024, compared with $5.6 million for the year ended December 31, 2023, a decrease of ($0.5) million, or (9%). This decrease in revenue in 2024 compared with 2023 is due primarily to timing of completion of large projects at year end.

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Cost of Revenue

Total cost of revenue was $4.7 million (78% of revenue; gross margin of 22%) for the year ended December 31, 2024, compared with $5.4 million (84% of revenue; 16% gross margin) for the year ended December 31, 2023, a decrease of $0.7 million, or 54%. The decrease in cost of revenue was primarily driven by decreased Iveda Taiwan revenue. The increase in overall gross margin was also primarily attributed to higher margin sales to smaller customers within Iveda Taiwan revenue and higher margin service revenue maintaining during 2024.

Cost of revenue for the US operations were $0.6 million for the year ended December 31, 2024, compared with $0.9 million for the year ended December 31, 2023, a decrease of $0.3 million, or 33%. This net decrease in cost of revenue in 2024 compared with 2023 is due primarily related to an increase in sales to our distribution partners in the US with better margins than prior year revenue.

Cost of revenue for the Taiwan operations were $4.1 million for the year ended December 31, 2024, compared with $4.5 million for the year ended December 31, 2023, the decrease in cost of revenue was related to the decrease in revenue and the margins remained consistent.

Operating Expenses

Operating expenses for the consolidated operations were $5.4 million for the year ended December 31, 2024, compared with $5.1 million for the year ended December 31, 2023, an increase of $0.3 million, or 5%. This net increase in operating expenses in 2024 compared with 2023 is due primarily related to increases in marketing and public company related expenses including audit cost increases related to changing auditors.

Operating expenses for the US operations were $4.3 million for the year ended December 31, 2024, compared with $4.1 million for the year ended December 31, 2023, an increase of $0.2 million, or 5%. This net increase in operating expenses in 2024 compared with 2023 is due primarily related to a increases in marketing and public company related expenses including audit cost increases related to changing auditors.

Operating expenses for the Taiwan operations were $1.0 million for the year ended December 31, 2024, compared with $1.0 million for the year ended December 31, 2023, there were no significant fluctuations in the Taiwan operating expenses in 2024 compared with 2023.

Loss from Operations

Consolidated Loss from operations increased to $4.1 million for the year ended December 31, 2024, compared with $4.0 million for the year ended December 31, 2023, an increase of $0.1 million, or 2%. A majority of the increase in loss from operations was primarily due to a minimal increase in operating expenses offset by increased gross margins.

US loss from operations decreased to $4.1 million for the year ended December 31, 2024, compared with $4.2 million for the year ended December 31, 2023, a decrease of $0.1 million, or 2%.

Iveda Taiwan income from operations decreased to $0.03 million for the year ended December 31, 2024, compared with $0.14 million for the year ended December 31, 2023, a decrease of $0.11 million, or 77%. A majority of the decrease in income from operations was primarily due to a reduction in revenue of $0.5 million for 2024.

Other Income (Expense)-Net

Other income (expense)-net was $0.12 million other income for the year ended December 31, 2024, compared with ($0.08) million other expense for the year ended December 31, 2023. The majority of the other income in 2024 is interest income from cash balances and 2023 income was offset by the $0.18 loss from investment in Iveda Phils JV.

Net Loss

Net loss was $4.0 million for the year ended December 31, 2024, compared with $4.1 million for the year ended December 31, 2023. The consistent amount in net loss was caused primarily from the offsetting effects of increased operating expenses and increased gross margins.

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Liquidity and Capital Resources

As of December 31, 2024, we had cash and cash equivalents of $1.6 million in our U.S.-based segment and $1.0 million in our Taiwan-based segment, compared to $2.9 million in our U.S.-based segment and $1.8 million in our Taiwan-based segment as of December 31, 2023. This decrease in our cash and cash equivalents is primarily a result of the cash used in operating activities of $4.4 million during the year ended December 31, 2024. There are no legal or economic factors that materially impact our ability to transfer funds between our U.S.-based and Taiwan-based segments.

Net cash used in operating activities during the year ended December 31, 2024 was $4.4 million compared to $3.3 million net cash used during the year ended December 31, 2023. Net cash used in operating activities for the year ended December 31, 2024 consisted primarily of the $4.0 million net loss including $0.2 million of non-cash charges (primarily stock option compensation and common stock issued for investor relations services), $0.5 million deferred cost of goods sold, $0.3 million of Taiwan vendor deposits, prepaids and advances to suppliers and $0.4 million net increase of accounts payable and accrued operating expenses. Net cash used in operating activities for the year ended December 31, 2023 consisted primarily of the $4.1 million net loss including $0.3 million of non-cash charges (primarily stock option compensation and common stock issued for investor relations services), $0.1 million of Taiwan vendor deposits, prepaids and advances to suppliers and $0.6 million net payments for accounts payable and accrued operating and interest expenses with an offsetting $0.8 million collection of accounts receivable

Net cash used in investing activities for the year ended December 31, 2024 was minimal. Net cash used by investing activities during the year ended December 31, 2023 was $0.30 million.

Net cash provided by financing activities for the year ended December 31, 2024 was $2.3 million compared with $1.0 million provided during the year ended December 31, 2023. Net cash provided by financing activities in 2024 is primarily a result of the $1.7 million net direct offering of Common Stock and Pre-Funded warrants at $3.44 per share. Net cash provided by financing activities in 2023 is primarily a result of the $1.3 million issuance of Common Stock from the exercise of warrants issued during the August 2022 offering at $11.20.

We have experienced significant operating losses since our inception. At December 31, 2024, we had approximately $35 million in net operating loss carryforwards available for federal income tax purposes, which will begin to expire in 2025. We did not recognize any benefit from the federal net operating loss carryforwards in 2024 or 2023. We also had approximately $5.0 million in state net operating loss carryforwards, which expire after five years.

We have limited liquidity and have not yet established a stabilized source of revenue sufficient to cover operating costs, based on our current estimated burn rate. Accordingly, our continuation as a going concern is dependent upon our ability to generate greater revenue through increased sales and/or our ability to raise additional funds through the capital markets. No assurance can be given that we will be successful in future financing and revenue-generating efforts. Even if funding is available, we cannot assure investors that it will be available on terms that are favorable to our existing stockholders. Additional funding may be achieved through the issuance of equity or debt securities that could be significantly dilutive to the percentage ownership of our existing stockholders. In addition, these newly issued securities may have rights, preferences, or privileges senior to those of our existing stockholders. Accordingly, such a financing transaction could materially and adversely impact the price of our common stock.

Substantially all of our cash is deposited in three financial institutions, two in the United States and one in Taiwan. At times, amounts on deposit in the United States may be in excess of the FDIC insurance limit. Deposits in Taiwan financial institutions are insured by CDIC (“Central Deposit Insurance Corporation”) with maximum coverage of NTD 3 million. At times, amounts on deposit in Taiwan may be in excess of the CDIC insurance limit.

Our accounts receivable are unsecured, and we are at risk to the extent such amounts become uncollectible. Although we perform periodic evaluations of our customers’ credit and financial condition, we generally do not require collateral in exchange for our products and services provided on credit.

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We provide an allowance for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Payment terms for our U.S.-based segment require a deposit with the order and 15 days after they are shipped. For our U.S.-based segment, accounts receivable that are more than 120 days past due are considered delinquent. Payment terms for our Taiwan-based segment vary based on our agreements with our customers. Generally, we receive payment for our products and services within one year of commencing the project, except that we retain 5% of the total payment amount and release such amount one year after the completion of the project. For our U.S.-based segment, we had no doubtful accounts receivable allowances for the years ended December 31, 2024 and 2023, respectively. For our Taiwan-based segment, we set up no doubtful accounts receivable allowances for the years ended December 31, 2024 and 2023, respectively. We deem our accounts receivable to be collectible based on certain factors, including the nature of the customer contracts and past experience with similar customers. Delinquent receivables are written off based on individual credit valuation and specific circumstances of the customer, and we generally do not charge interest on past due receivables.

Effects of Inflation

For the periods for which financial information is presented, we do not believe that the current levels of inflation in the United States have had a significant impact on our operations. Likewise, we do not believe that the current levels of inflation in Taiwan have had a significant impact on the operations of Iveda Taiwan.

Off Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not have any undisclosed borrowings or debt, and we have not entered into any synthetic leases. We are, therefore, not materially exposed to any financing, liquidity, market, or credit risk that could arise if we had engaged in such relationships.

Critical Accounting Policies and Estimates

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact on our business operations and any associated risks related to these policies are discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations when such policies affect our reported or expected financial results.

In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”). We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require our most difficult, subjective, and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

The material estimates for our company are that of the stock-based compensation recorded for options and warrants issued and the income tax valuation allowance recorded for deferred tax assets. The fair values of options and warrants are determined using the Black-Scholes option pricing model. We have no historical data on the accuracy of these estimates. The estimated sensitivity to change is related to the various variables of the Black-Scholes option pricing model stated below. The specific quantitative variables are included in the notes to the financial statements. The estimated fair value of options and warrants is recognized as expense on the straight-line basis over the options’ and warrants’ vesting periods. The fair value of each option and warrant granted is estimated on the date of grant using the Black-Scholes option pricing model with the expected life, dividend yield, expected volatility, and risk-free interest rate weighted-average assumptions used for options and warrants granted. Expected volatility for 2014 and 2013 was estimated using the Dow Jones U.S. Industry indexes sector classification methodology for industries similar to that in which we operate. The risk-free rate for periods within the contractual life of the option and warrant is based on the U.S. Treasury yield curve in effect at the grant date. The expected life of options and warrants is based on the average of three public companies offering services similar to ours.

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Impairment of Long-Lived Assets

We have a relatively minimal amount of property and equipment, consisting primarily of office equipment. We review the recoverability of the carrying value of long-lived assets using the methodology prescribed in ASC 360 “Property, Plant and Equipment.” We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net operating cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying value of the assets exceeds their fair value. We did not make any impairment for the years ended December 31, 2024 and 2023.

Revenue and Expense Recognition

We recognize revenue when (1) persuasive evidence of an arrangement exists, (2) title transfer has occurred, (3) the price is fixed or readily determinable, and (4) collectability is reasonably assured. We recognize revenue in accordance with ASC 60, “Revenue Recognition.” Sales are recorded net of sales returns and discounts, which are estimated at the time of shipment based upon historical data. Revenue from monitoring services are recognized when the services are provided. Expenses are recognized as incurred.

Revenue for product and software sales without installation is recorded when the product and/or software has been shipped to the customer. Revenue from fixed-price equipment installation contracts is recognized as the contracts allow for invoicing at various milestones.

General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements are accounted for as changes in estimates in the current period. Profit incentives are included in revenue when their realization is deemed earned by the contract.

Stock-Based Compensation

On January 1, 2006, we adopted the fair value recognition provisions of ASC 718, “Share-Based Payment,” which requires the recognition of an expense related to the fair value of stock-based compensation awards. We elected the modified prospective transition method as permitted by ASC 718. Under this transition method, stock-based compensation expense for the years ended December 31, 2024 and 2023 includes compensation expense for stock-based compensation granted on or after the date ASC 718 was adopted based on the grant-date fair value estimated in accordance with the provisions of ASC 718. We recognize compensation expense on a straight-line basis over the requisite service period of the award. The fair value of stock-based compensation awards granted prior to, but not yet vested as of December 31, 2024 and 2023, was estimated using the “minimum value method” as prescribed by the original provisions of ASC 718, “Accounting for Stock-Based Compensation” and therefore, no compensation expense was recognized for these awards in accordance with ASC 718. We recognized $122,600 and $104,600 of stock-based compensation expense for the years ended December 31, 2024 and 2023, respectively.

Description of Property

Our principal executive offices are located at 1744 S. Val Vista, Suite 213, Mesa, Arizona 85204. Our telephone number is 480-307-8700. You may also contact us or obtain additional information through our internet website address at www.iveda.com and www.IvedaTaiwan.com or by emailing us at IR@iveda.com. Information contained on our website is not incorporated into this prospectus and is not a part of this prospectus.

We currently rent for our principal executive offices approximately 3,000 square feet until February 2025 for approximately $6,000 per month. In February 2025 we have renewed our lease for an additional five years under similar terms and conditions. We believe that our current office space is adequate for the foreseeable future.

Iveda Taiwan leases its principal executive offices in Taiwan, comprised of three suites totaling approximately 4,567 square feet. Iveda Taiwan pays an aggregate of approximately $3,147 per month under the terms of the three leases, which expire on June 30, 2025, September 15, 2025 and September 11, 2025.

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Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Conditions and Results of Operations is based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. A description of our critical accounting policies and related judgments and estimates that affect the preparation of our financial statements is set forth in our consolidated financial statements for the year ended December 31, 2024. Such policies are unchanged.

New Accounting Standards

There were no new standards recently issued which would have an impact on our operations or disclosures.

Results of Operations for the Three Months Ended September 30, 2025 Compared with the Three Months Ended September 30, 2024

The table below sets forth the Net Revenue, Cost of Goods Sold, Operating Expenses, Other Income and Expenses, Tax Expense and Net Income by segment for each of the respective periods and a comparison period over period.

	Consolidated	US	Taiwan	Consolidated	US	Taiwan	Consolidated		US		Taiwan
	Three Months Ended September 30, 2025			Three Months Ended September 30, 2024			Comparison of Three Months ended September 30, 2025 and 2024

Revenues	$1,651,787	$76,929	$1,574,858	$2,398,156	$313,969	$2,084,188	$(746,370)	-31%	$(237,040)	-75%	$(509,330)	-24%
Cost of Goods Sold	1,134,509	61,086	1,073,423	1,987,674	256,501	1,731,173	(853,165)	-43%	(195,415)	-76%	$(657,750)	-38%
Gross Profit	517,277	15,843	501,434	410,482	57,468	353,015	106,795	26%	(41,625)	-72%	$148,420	42%
	31%	21%	32%	17%	18%	17%
							-
Operating Expenses							-
Salaries and Payroll Expenses	350,987	226,529	124,459	351,086	257,833	93,254	(99)	0%	(31,304)	-12%	31,205	33%
Travel and Entertainment	129,963	112,073	17,890	131,745	115,264	16,481	(1,781)	-1%	(3,191)	-3%	1,410	9%
Marketing	84,383	84,383	-	99,187	99,187	-	(14,804)	-15%	(14,804)	-15%	-
Public Company expenses	81,432	81,432	-	35,636	35,636	-	45,796	129%	45,796	129%	-
Audit and Accounting	27,752	27,752	-	91,724	91,724	-	(63,972)	-70%	(63,972)	-70%	-
Research and Development	25,750	25,750		39,250	39,250		(13,500)	-34%	(13,500)	-34%	-
Rent	(24,884)	(36,923)	12,039	21,382	11,031	10,351	(46,266)	-216%	(47,954)	-435%	1,688	16%
Other operating expenses	56,197	6,850	49,347	249,404	210,458	38,946	(193,207)	-77%	(203,608)	-97%	10,401	27%
Total Operating Expenses	731,580	527,846	203,734	1,019,415	860,383	159,031	(287,834)	-28%	(332,537)	-39%	44,703	28%
Loss (Income) from Operations	(214,303)	(512,003)	297,700	(608,932)	(802,916)	193,984	394,629	65%	290,913	36%	103,717	53%
Interest Income and Other (Expenses), net	(6,386)	(2,469)	(3,917)	27,428	6,248	21,180	(33,813)	-123%	(8,716)	-140%	(25,097)	-118%
Net loss before Income Tax	(220,689)	(514,472)	293,783	(581,504)	(796,668)	215,164	$360,816	-62%	(282,196)	35%	$(78,620)	37%
Income Tax Expense	(615)	-	(615)	131	-	131	746	569%	-		746	569%
Net loss	$(221,304)	$(514,472)	$293,168	$(581,373)	$(796,668)	$215,295	$(360,069)	62%	(282,196)	35%	$(77,873)	36%

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The decrease in revenue for the three months ended September 30, 2025 compared with the same period in 2024 is attributable primarily to decreased equipment sales from Iveda Taiwan as a result of delivery timing related to long-term government contracts.

The increase in overall gross margin was primarily attributed to the higher margin contract sales in Taiwan.

The net decrease in operating expenses in the three months ended September 30, 2025 compared with the same period in 2024 is due primarily to no re-audit and general operation expenses in the US and Taiwan based operations during this period.

A majority of the decrease in loss from operations was primarily due to increased gross margins and reduction in operating expenses.

The decrease in net loss was primarily due to a reduction in operating expenses for the three months ended September 30, 2025 compared to the same period in 2024.

Results of Operations for the Nine months ended September 30, 2025 Compared with the Nine months ended September 30, 2024

The table below sets forth the Net Revenue, Cost of Goods Sold, Operating Expenses, Other Income and Expenses, Tax Expense and Net Income by segment for each of the respective periods and a comparison period over period.

	Consolidated	US	Taiwan	Consolidated	US	Taiwan	Consolidated		US		Taiwan
	Nine Months Ended September 30, 2025			Nine Months Ended September 30, 2024			Comparison of Nine Months ended September 30, 2025 and 2024

Revenues	$4,654,271	$697,032	$3,957,238	$4,278,983	$629,028	$3,649,955	$375,288	9%	$68,004	11%	$307,283	8%
Cost of Goods Sold	3,404,012	522,398	2,881,614	3,185,444	498,593	2,686,850	218,569	7%	23,804	5%	194,764	7%
Gross Profit	1,250,259	174,634	1,075,624	1,093,540	130,434	963,105	156,718	14%	44,200	34%	112,518	12%
	27%	25%	27%	26%	21%	26%
							-
Operating Expenses							-
Salaries and Payroll Expenses	1,074,466	754,572	319,894	1,017,208	741,838	275,369	57,259	6%	12,734	2%	44,525	16%
Travel and Entertainment	395,170	350,016	45,154	400,266	360,450	39,815	(5,095)	-1%	(10,434)	-3%	5,339	13%
Marketing	253,482	253,482	-	324,629	324,629	-	(71,147)	-22%	(71,147)	-22%	-
Public Company expenses	141,722	141,722	-	460,224	460,224	-	(318,502)	-69%	(318,502)	-69%	-
Audit and Accounting	303,411	303,411	-	278,718	278,718	-	24,693	9%	24,693	9%	-
Research and Development	110,250	110,250	-	339,350	339,350	-	(229,100)	-68%	(229,100)	-68%	-
Rent	52,827	17,591	35,237	106,530	74,638	31,892	(53,702)	-50%	(57,047)	-76%	3,345	10%
Other operating expenses	501,150	367,181	133,969	715,824	562,066	153,759	(214,674)	-30%	(194,885)	-35%	(19,789)	-13%
Total Operating Expenses	2,832,480	2,298,225	534,255	3,642,748	3,141,913	500,835	(810,268)	-22%	(843,688)	-27%	33,420	7%
Loss (Income) from Operations	(1,582,221)	(2,123,591)	541,369	(2,549,208)	(3,011,478)	462,271	966,986	38%	887,888	29%	79,098	17%
Interest Income and Other (Expenses), net	33,440	35,183	(1,744)	111,721	81,635	30,086	(78,281)	-70%	(46,452)	-57%	(31,830)	-106%
Net loss before Income Tax	(1,548,781)	(2,088,407)	539,625	(2,437,486)	(2,929,843)	492,357	$888,705	-36%	(841,436)	29%	$(47,268)	10%
Income Tax Expense	(30,443)	$(50)	(30,393)	(32,464)	(1,697)	(30,767)	(2,021)	6%	(1,647)		(374)	1%
Net loss	$(1,579,224)	$(2,088,457)	$509,232	$(2,469,950)	$(2,931,540)	$461,590	$(890,726)	36%	(843,083)	29%	$(47,643)	10%

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The increase in revenue for the nine months ended September 30, 2025 compared with the same period in 2024 is attributable primarily to increased equipment sales from Iveda Taiwan as a result of delivery timing related to long-term government contracts and increased US revenues through its distributors.

The overall gross margin had a slight increase attributed to the higher margin contract sales in the US and Taiwan.

The net decrease in operating expenses in the nine months ended September 30, 2025 compared with the same period in 2024 is due primarily to a reduction in R&D expense in the US and no significant investor relations campaigns in the US based operations during this period.

A majority of the decrease in loss from operations was primarily due to increased revenues and related gross margins and reduction in operating expenses.

The decrease in net loss was primarily due to a reduction in operating expenses for the nine months ended September 30, 2025 compared to the same period in 2024.

Liquidity and Capital Resources

As of September 30, 2025, we had cash and cash equivalents of $3.3 million compared to $2.7 million as of December 31, 2024. This increase in our cash and cash equivalents for the nine months ended September 30, 2025 is related to the sale of common stock offset by the operating losses during the nine months ended September 30, 2025. There are no legal or economic factors that materially impact our ability to transfer funds between our U.S.-based and Taiwan-based segments.

Net cash used in operating activities during the nine months ended September 30, 2025 was ($1.8) million compared to ($3.5) million net cash used during the nine months ended September 30, 2024. Net cash used in operating activities for the nine months ended September 30, 2025 consisted primarily of the net loss of ($1.6) million. Net cash used by operating activities for the nine months ended September 30, 2024 consisted primarily of the net loss of ($2.5) million.

Net cash used in investing activities for the three months ended September 30, 2025 and 2024 were negligible.

Net cash provided by financing activities for the nine months ended September 30, 2025 were $2.4 million compared with $2.3 million provided during the nine months ended September 30, 2024. Net cash provided by financing activities in 2025 included $2.7 million from the sale of stock via an ATM managed by H.C. Wainwright as compared to $1.8 million proceeds from the sale of stock in a direct offering during the nine months ended September 30, 2024.

We have experienced significant operating losses since our inception. At December 31, 2024, we had approximately $38 million in net operating loss carryforwards available for federal income tax purposes, which began to expire in 2025. We did not recognize any benefit from the federal net operating loss carryforwards in 2025 or 2024. We also had approximately $12 million in state net operating loss carryforwards, which expire after five years.

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Pursuant to the Internal Revenue Code of 1986, as amended (“IRC”), specifically Sections 382 and 383, the Company’s ability to use tax attribute carryforwards to offset future taxable income is limited if the Company experiences a cumulative change in ownership of more than 50% within a three-year testing period. The Company has not completed an ownership change analysis pursuant to IRC Section 382 therefore the ability to offset taxable income in the future may be impacted by ownership changes occurring prior to December 31, 2024. If ownership changes within the meaning of IRC Section 382 occur in the future, the amount of remaining tax attribute carryforwards available to offset future taxable income and income tax expense in future years may be significantly restricted or eliminated. Further, the Company’s deferred tax assets associated with such tax attributes could be significantly reduced or eliminated upon realization of an ownership change within the meaning of IRC Section 382. If eliminated, the related asset would be removed from the deferred tax asset schedule, with a corresponding reduction in the valuation allowance. Additionally, limitations on the utilization of the Company’s tax attribute carryforwards can increase the amount of taxable income and current income tax expense recognized. Due to the existence of the valuation allowance, ownership change limitations that are not significant may not impact the Company’s effective tax rate.

We have limited liquidity and have not yet established a stabilized source of revenue sufficient to cover operating costs, based on our current estimated burn rate. Accordingly, our continuation as a going concern is dependent upon our ability to generate greater revenue through increased sales and/or our ability to raise additional funds through the capital markets. No assurance can be given that we will be successful in future financing and revenue-generating efforts. Even if funding is available, we cannot assure investors that it will be available on terms that are favorable to our existing stockholders. Additional funding may be achieved through the issuance of equity or debt securities that could be significantly dilutive to the percentage ownership of our existing stockholders. In addition, these newly issued securities may have rights, preferences, or privileges senior to those of our existing stockholders. Accordingly, such a financing transaction could materially and adversely impact the price of our common stock.

Substantially all of our cash is deposited in three financial institutions, two in the United States and one in Taiwan. At times, amounts on deposit in the United States may be in excess of the FDIC insurance limit. Deposits in Taiwan financial institutions are insured by CDIC (“Central Deposit Insurance Corporation”) with maximum coverage of New Taiwan Dollar (NTD) $3 million. At times, amounts on deposit in Taiwan may be in excess of the CDIC insurance limit.

Our accounts receivable are unsecured, and we are at risk to the extent such amounts become uncollectible. Although we perform periodic evaluations of our customers’ credit and financial condition, we generally do not require collateral in exchange for our products and services provided on credit.

We provide an allowance for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Payment terms for our U.S.-based segment require prepayment for most products before they are shipped and monthly Sentir licensing fees, which are due in advance on the first day of each month. For our U.S.-based segment, accounts receivable that are more than 120 days past due are considered delinquent. Payment terms for our Taiwan-based segment vary based on our agreements with our customers. Generally, we receive payment for our products and services within one year of commencing the project, except that we retain 5% of the total payment amount and release such amount one year after the completion of the project. For our U.S.-based segment, we had no doubtful accounts receivable allowances for the nine months ended September 30, 2025 and year ended December 31, 2024. For our Taiwan-based segment, we set up no doubtful accounts receivable allowances for the nine months ended September 30, 2025 and year ended December 31, 2024. We deem the rest of our accounts receivable to be collectible based on certain factors, including the nature of the customer contracts and past experience with similar customers. Delinquent receivables are written off based on individual credit valuation and specific circumstances of the customer, and we generally do not charge interest on past due receivables.

Effects of Inflation

For the periods for which financial information is presented, we do not believe that the current levels of inflation in the United States have had a significant impact on our operations. Likewise, we do not believe that the current levels of inflation in Taiwan have had a significant impact on the operations of Iveda Taiwan.

Off Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not have any undisclosed borrowings or debt, and we have not entered into any synthetic leases. We are, therefore, not materially exposed to any financing, liquidity, market, or credit risk that could arise if we had engaged in such relationships.

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BUSINESS

Overview

Iveda offers smart city technologies globally, offering advanced AI-driven video surveillance solutions and a robust suite of Internet of Things (IoT) platforms that power digital transformation for cities and commercial clients worldwide. The smart cities market, as well as the AI and IoT segments, are poised for significant growth in the coming years.

A new report from Verified Market Research projects that the global smart city platforms market size will grow at a CAGR of 9% from 2026 to 2032, increasing from USD 208.8 billion to USD 416.1 billion. Meanwhile, Fortune Business Insights reports that the global IoT market—valued at USD 308.97 billion in 2020—expanded by 23.1% that year, substantially outpacing the average annual growth rate from 2017 to 2019. Looking ahead, IoT is expected to surge from USD 381.30 billion in 2021 to USD 1,854.76 billion in 2028.

Additionally, the International Data Corporation (IDC) projects that global spending on artificial intelligence will double from USD 50.1 billion in 2020 to over USD 110 billion in 2024. These trends underscore the rising demand for connected solutions and highlight the promising future of innovative technologies that enhance the safety and efficiency of urban environments. With its cutting-edge products and global reach, Iveda is uniquely positioned to lead this transformation, providing the advanced solutions that cities need to move forward smartly and securely.

Technology / Products

Iveda offers AI intelligent video search, smart utility, smart sensors, gateways, and trackers, and IoT platforms (Products).

IvedaAI

IvedaAI consists of deep-learning video analytics software running in a computer/server environment that can either be deployed at an edge level or data center for centralized cloud model. We combined hardware and artificial intelligence software for fast and efficient video search for objects stored in an external (NVR) or storage device and live streaming video data from any IP camera.

IvedaAI works with any ONVIF-compliant IP cameras and most popular NVR/VMS (Video Management System) platforms, enabling accurate search across dozens to thousands of cameras in less than 1 second. IvedaAI products are designed to maximize efficiency, save time, and cut cost. Instead of watching hours of video recording after-the-fact, users can set up alerts.

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AI Functions

●	Object Search
●	Face Search (No Database Required)
●	Face Recognition (from a Database)
●	License Plate Recognition (100+ Countries), includes make and model
●	Intrusion Detection
●	Weapon Detection
●	Fire Detection
●	People Counting
●	Vehicle Counting
●	Temperature Detection
●	Public Health Analytics (Facemask Detection)
●	QR and Barcode Detection

Key Features

●	Live Camera View
●	Live Tracking
●	Abnormality Detection – Vehicle/Person wrong direction detection
●	Vehicle/Person Loitering Detection
●	Fall Detection
●	Illegal Parking Detection
●	Heatmap Generation

IvedaAI consists of deep-learning video analytics software running in a computer/server environment that can either be deployed at an edge level or data center for centralized cloud model. We combined hardware and artificial intelligence software for fast and efficient video search for objects stored in an external (NVR) or storage device and live streaming video data from any IP camera.

IvedaAI works with any ONVIF-compliant IP cameras and most popular NVR/VMS (Video Management System) platforms, enabling accurate search across dozens to thousands of cameras in less than 1 second. IvedaAI products are designed to maximize efficiency, save time, and cut cost. Instead of watching hours of video recording after-the-fact, users can set up alerts.

Iveda offers many IoT sensors and devices for various applications, such as energy management, smart home, smart building, smart community and patient/elder care. Our gateway and station serve as the main hub for sensors and devices in any given area. They are equipped with high-level communication protocols such as Zigbee, WiFi, Bluetooth, and USB. They connect to the Internet via Ethernet or cellular data network. We provide IoT platforms that enable centralized device management and push digital services on a massive scale. Our smart devices include water sensor, environment sensor, entry sensor, smart plug, siren, body temperature pad, a care wrist watch and tracking devices.

We also offer smart power technology for office buildings, schools, shopping centers, hotels, hospitals, and smart city projects. Our smart power hardware is equipped with an RS485 communication interface allowing the meters to be connected to various third-party SCADA (supervisory control and data acquisition) software for monitoring and control purposes. This line of product includes smart power, water meter, smart lighting controls systems, and smart payment system.

Iveda’s Cerebro is a software technology platform that integrates a multitude of disparate systems for central access and management of applications, subsystems, and devices throughout an entire environment. It is system agnostic and will support cross-platform interoperability. Cerebro’s roadmap includes a dashboard for all of Iveda’s platforms for central management of all devices. It provides remote access to a Dashboard for a single user interface, providing convenient anywhere, anytime access and analysis of relevant information in a timely manner for managing an entire organization or city. Cerebro links city systems and subsystems inseparably to each other. This integration and unification of all subsystems enable acquisition and analysis of all information on one central entity allowing comprehensive, effective and overall management and protection of a city.

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IvedaSPS is our smart power solution, utilizing our Cerebro IoT platform. This completes our digital transformation solution crucial in smart city deployments as well as in large organizations. We offer smart power technology for office buildings, schools, shopping centers, hotels, hospitals, and smart city projects. This product includes smart power, water meter, smart lighting controls systems, and smart payment system.

In the last few years, smart city has been a hot topic among cities across the globe. With little to no human interaction, technology increases efficiency, expedites decision making, and reduces response time. Dwindling public safety budgets and resources have necessitated this transformation. More and more municipalities are using next-generation technologies to improve the safety and security of its citizens. Our response is our complete suite of IoT technologies, including AI intelligent video search technology, smart sensors, tracking devices, video surveillance systems, and smart power.

Utilus is our smart pole solution, utilizing our Cerebro IoT platform. This completes our digital transformation solution crucial in smart city deployments as well as in large organizations. Iveda leverages infrastructure already available in most modern cities – Light poles with power We equip existing poles with Utilus. Utilus consists of power and Internet, establishing a communication network for access and management of sensors and devices that the city requires to keep its citizens safe and secure and to effectively manage utility consumption. Our smart pole offering is also ideal for:

●	Government or large-scale city deployments
●	Supporting and Improving City Services
●	Reducing Emergency Response Times
●	Crime& Hazard Protection
●	Monitoring and Improving Air Quality
●	Sound Detection
●	Traffic Monitoring and Mobility as a Service
●	Data Analytics and Monetization Opportunities

vumastAR is an AI vision software that uses video taken on IP cameras, AR glasses, Androids, and tablets to analyze and process data in real-time. vumastAR is fully customizable to the user’s needs, with one short video the AI can be trained in as little as two hours. Deployable in multiple industries for uses such as:

●	Quality and Maintenance Exams: vumastAR has the power to assist with critical measuring of carcinogenic chemical compound levels, electrical wiring, and welding inspections.
●	Factory and Line Work: Fast and accurate machine recognition enables itemized counting, inventory audits, and assembly kitting.
●	Pharma: Accurately identify and quantify medication, greatly reducing the manual labor of counting pills while eliminating human error.
●	Supply Chain: Detect defects and anomalies for improved accuracy, increasing the bottom line by actively reducing lost revenue incurred from manual mistakes.
●	Manufacturing: Digitalize meter and gauge reading and monitoring, as well as part number identification, with the ability to turn analog information into digital data
●	Transportation: Enhance safety and security for operations including loading and unloading tanker trucks, protecting both personnel and products/equipment.
●	Retail: Ensure correct item identification and organization, providing increased accuracy for retail checkout and product categorization, ultimately impacting revenue streams.

vumastAR is sold as a license per device with a monthly subscription requirement for cloud access to trained AI models.

IvedaXpress is a system that enables users to use pre-existing IP cameras and apply AI analytics without the need for large servers or a dedicated IT department. Designed to be plug-and-play IvedaXpress provides a hassle free set up process with no maintenance required for hardware. Each IP camera is hosted from a local computer or smartphone for live viewing and playback. Video may be stored on that local computer or stored remotely using free storage from Amazon or Dropbox.

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Iveda Smart UVC is a Commercial-grade, AI-driven Ultraviolet Germicidal Irradiation (UVGI). Iveda Smart UVC adds UV lights to standard HVAC vents for quick, easy, and inexpensive deployment to homes and commercial buildings. Leveraging the existing air circulation system, Iveda Smart UVC vents disinfect the air by irradiating UV light on the passing air. Eliminating the need to manually disinfect offices, meeting rooms, and other workspaces. Iveda Smart UVC can be Integrated with Iveda SPS (smart power management) and sensors to efficiently and effectively operate the light source upon detected movement.

Iveda’s Smart Drones are flown to perform certain functions from an aerial view without the need for a pilot onboard. Smart Drones utilize AI-based software for autonomous operation and navigation from taking off, returning to base, carrying out mission-critical tasks or simply doing an aerial patrol, without the need of human intervention. Unlike typical drones, Iveda Smart Drones are cloud-based and can be part of a network of drones for central management. They are equipped with Iveda’s Sentir Video Surveillance System and IvedaAI Intelligent Video Search Technology.

Iveda Smart Drone product offering is robust and expansive for a multitude of industrial, commercial, and military applications.

Key Features of Iveda’s Smart Drone:

Fully Autonomous

Scheduled autonomous take-off, flight mission execution, monitoring, landing and recharging

Easy operation and 24-7 flight mission

Intelligent Computing

Live video streaming - real-time object recognition and tracking

Onboard (edged) AI and data analysis

Safety Design

Multiply redundant and fail-safe systems

Weather resistant industrial grade systems (IP54)

Designed and made in Taiwan (MIT)

Skywatch

Planning and editing real-time/timed missions

User/Group permission control & flight data management

Failsafe alarm and FPV gimbal control

Insight

Automated orthorectified service of imagery (2D/3D)

AI technology for inspecting natural disaster, vehicle & pedestrian tracking, and energy facilities inspection.

Visual geographic data and analysis report

●	Propellers: 8 (multiply redundant)
●	Diagonal Footprint: 29.76″ / 756 mm
●	Weight: 14.1lbs / 6.4 Kg
●	Hover time: 30 mins
●	Wind tolerance: Beaufort scale – 6
●	IP rating: IP54
●	Camera sensor: Dual RGB, IR/thermal
●	Network: 5G/4G LTE and 2.4G Wi-Fi

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The Smart Utility Cabinet gives end users a convenient tool to monitor their daily energy consumption, to pinpoint electrical leaks, and to prevent power line overload and potential fire. It utilizes IoT sensors to detect abnormalities in consumption, temperature and tampering. Iveda Smart Utility Cabinet has an internal environment control design, housed in a durable industrial-grade cabinet. It includes a smart edge computing gateway with multi-RF communication protocols such as 4G, Z-Wave and WiFi and tampering sensor for unauthorized access. Smart water meter and gas meter may be added to the Cabinet.

Vemo Body Camera streams live video, using 4G, to headquarters and doubles as a walkie talkie with a push-to-talk feature. With its multi-mode audio, it can also be used for broadcasting and hands-free audio conferencing for group talk. Vemo has WiFi capability which is ideal for city-wide deployments. Vemo transmits live streaming video instantaneously to the cloud without additional software or hardware. Vemo’s cloud management platform can centrally manage an unlimited number of devices and video can be accessed on a PC, Android, and iOS client. Moreover, Vemo can stream directly into the IvedaAI platform for real-time video analytics to search for faces, objects or license plates in real time.

IvedaCare, launched in November 2022, is a simple, easy to use suite of wireless health and wellness devices intended to help you monitor the health and activities of your loved ones, even when you can’t be there yourself. Our mission is to help ensure your loved one’s safety and independence. Stay connected to your elderly loved ones with our advanced IoT devices for real-time monitoring, fall detection, medication reminders and more. With IvedaCare, you not only can monitor your home and loved ones from afar but can potentially make life-saving decisions using the app. Cloud-based, wireless sensors collect real-time data shared with the entire family circle within the app. Customers may add a subscription service for Pro Monitoring. If the Trusted Circle is unavailable, our emergency call center will dispatch emergency services quickly.

LevelNOW is an advanced IoT-based solution that transforms the way liquid levels are monitored and managed. With two unique IoT sensors—a standard cap valve sensor designed for 200-liter drums and a patent- pending external sensor that fits various container sizes—LevelNOW provides real-time data to ensure efficiency, safety, and cost savings. Its user-friendly AI-backed platform optimizes operations for industries that rely on large fluid containers, such as oil, gas, and industrial storage. Know exactly when customers are running low and deploy fleets in real time to refill your liquids.

Seasonality of Business

There is no significant seasonality in our business.

45

MANAGEMENT

Executive Officers

Set forth below is information concerning our executive officers and other key employees.

Name	Age	Position
David Ly	49	Chief Executive Officer, President and Chairman of the Board of Directors

Robert J. Brilon	65	Chief Financial Officer and Corporate Secretary, Treasurer

Gregory Omi	62	Chief Technology Officer
Joseph Farnsworth	65	Director
Alejandro Franco	71	Director
Robert D. Gillen	70	Director

David Ly founded our company and has served as our Chief Executive Officer and Chairman of the Board of Directors since October 2009. Mr. Ly also served as our President from October 2009 to February 2014. Mr. Ly served in Business-to-Business Sales for T-Mobile USA, a wireless network and communications company, from August 2002 to September 2003. From September 2001 to July 2002, Mr. Ly served as Market Manager of Door To Door Storage, a moving and portable storage company. Mr. Ly served as an Applications Engineer at Metricom, Inc., the first micro cellular data network, from November 1998 to August 2001. Mr. Ly holds a Bachelor of Science Degree in Civil Engineering with a minor in International Business from San Francisco State University. We believe Mr. Ly’s position as our Chief Executive Officer, his extensive knowledge and understanding of the video surveillance and AI industries, and his business and engineering expertise and management skills provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Robert J. Brilon has served as our Chief Financial Officer since December 2013. He was also our President from February 2014 to July 2018 and Treasurer from December 2013 to July 2018 and was appointed Treasurer again on December 15, 2021. Mr. Brilon served as our Executive Vice President of Business Development from December 2013 to February 2014 and as our interim Chief Financial Officer and Treasurer from December 2008 to August 2010. Mr. Brilon joined New Gen Management Services, Inc. in July 2017 as the CFO (subsequently becoming President and CFO of New Gen in July 2018). Mr. Brilon was the President, Chief Financial Officer, Corporate Secretary, and Director of both Vext Science, Inc and New Gen until he resigned in February 2020. Mr. Brilon served as Chief Financial Officer and Executive Vice President of Business Development of Brain State Technologies, a brainwave optimization software licensing and hardware company, from August 2010 to November 2013. From January 2010 to August 2010, Mr. Brilon served as Chief Financial Officer of MD Helicopters, a manufacturer of commercial and light military helicopters. Mr. Brilon also served as Chief Executive Officer, President, and Chief Financial Officer of InPlay Technologies (NASDAQ: NPLA), formerly, Duraswitch (NASDAQ: DSWT), a company that licensed patented electronic switch technology and manufactured digital pen technology, from November 1998 to June 2007. Mr. Brilon served as Chief Financial Officer of Gietz Master Builders from 1997 to 1998, Corporate Controller of Rental Service Corp. (NYSE: RRR) from 1995 to 1996, Chief Financial Officer and Vice President of Operations of DataHand Systems, Inc. from 1993 to 1995, and Chief Financial Officer of Go-Video (AMEX:VCR) from 1986 to 1993. Mr. Brilon is a certified public accountant and practiced with several leading accounting firms, including McGladrey Pullen, Ernst and Young and Deloitte and Touche. Mr. Brilon holds a Bachelor of Science degree in Business Administration from the University of Iowa.

Gregory Omi has served is our new Chief Technology Officer since May 2021. Prior, Mr. Omi served as director of our company from October 2009 to November 2016. Mr. Omi served as a senior programmer for Zynga, an online and mobile social gaming company, from November 2009 to March 2014 and then again briefly in 2016 and 2019 as architect. Mr. Omi served as senior engineer at Tesla, an electric vehicle manufacturer, from October 2016 to October 2017. Prior to that, Mr. Omi served as a programmer for Monkey Gods, LLC, a video game developer, from January 2009 to November 2009. Mr. Omi also served as Senior Programmer for Flektor, Inc., a developer of online audio and video editing tools, from October 2006 to January 2009. From October 1996 to June 2006, Mr. Omi served as a Senior Programmer for Naughty Dog, a computer game developer. Prior to that, Mr. Omi served in programming roles for 3DO from 1992 to 1996, TekMagic in 1992, Epyx from 1986 to 1992, Atari in 1991, Nexa from 1982 to 1983 and 1985 to 1986, and HES in 1983. Mr. Omi attended DeVry Institute in Phoenix, Arizona from 1979 to 1980 where he studied industrial electronics engineering.

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Joseph Farnsworth has served as a director of our company since January 2010. Mr. Farnsworth has served as President and as a director of Farnsworth Realty & Management Co., an Arizona-based privately held real estate company, and as a director of Farnsworth Development, a closely held real estate developer, since 1995. Mr. Farnsworth has also served as a director of The Farnsworth Companies since 2008. Mr. Farnsworth has also served as a director of Venture West Aviation since 2022. From 1990 to 1995, Mr. Farnsworth served as President of Alfred’s International, with operations in China and Korea. Prior to that, Mr. Farnsworth served as President of Farnsworth International, a real estate investment company based in Taipei, Taiwan from 1987 to 1991. Mr. Farnsworth holds a Bachelor of Science degree in Real Estate Finance from Brigham Young University and is a licensed real estate broker in Arizona. We believe Mr. Farnsworth’s experience leading companies with operations in Asia and his business and management skills provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Alejandro Franco has served as a director of our company since November 2011. Mr. Franco has also served as a consultant to our company since 2011, advising on business development and strategic partnership opportunities in Mexico. Mr. Franco is the founder and has served as President of Amextel, a telecommunications company in Mexico, since June 2003. Mr. Franco founded the Mexican American Business Council, a non-profit organization facilitating border relationships to increase business, support trade growth and investments, and has been the CEO since June 2015. Mr. Franco also founded and served as President of Bela Corp., a cloud technology and services company, from 1988 to 2000. Prior to that, Mr. Franco founded and served as President of TVM, Inc., a television and technology company in Mexico, from 1985 to 1988. Mr. Franco attended UNAM University, Mexico where he studied Economics. Mr. Franco also attended IBERO University, Mexico, where he studied Industrial Design. Mr. Franco holds a Master degree in Theology from the Oblate School of Theology in San Antonio, Texas. We believe Mr. Franco’s experience leading businesses with operations in Asia and Mexico, his experience as a consultant for our company, his extensive knowledge and understanding of the telecommunications and cloud technology industries, and his business and management skills provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Robert D. Gillen has served as a director of our company since November 2011. Mr. Gillen founded and has served as President of the Law Offices of Robert D. Gillen, Ltd., a law firm located in Scottsdale, Arizona and Naperville, Illinois, which specializes in advising small- and medium-size businesses on domestic and international tax planning, since 1979. Mr. Gillen retired in October 2014. Mr. Gillen holds a Bachelor of Science degree in Business Administration from the University of Illinois and a J.D. from the Illinois Institute of Technology – Chicago Kent College of Law. Mr. Gillen also has extensive experience educating, CPAs, attorneys, and other financial and business professionals about asset protection and tax planning. We believe Mr. Gillen’s experience advising, clients operating the cellular industry, his experience leading a business involved in the lease and sale of cellular sites, his experience navigating international business and legal issues, and his prior board experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

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CORPORATE GOVERNANCE

Terms of Directors and Executive Officers

The number of directors of the Company shall be not less than one nor more than thirteen. Each of our directors holds office until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified, until his or her resignation, or until his or her office is otherwise vacated in accordance with our articles of incorporation.

Our officers are elected by and serve at the discretion of the board of directors.

Board of Directors and Board Committees

Our board of directors consists of four directors, three of whom are independent as such term is defined by the Nasdaq Capital Market. We have determined that Joseph Farnsworth, Alejandro Franco and Robert D. Gillen satisfy the “independence” requirements under NASDAQ Rule 5605.

Board Committees

We have established three committees under the board of directors: an audit committee, a compensation committee and a nomination and corporate governance committee, and adopted a charter for each of the three committees. Copies of our committee charters are posted on our corporate investor relations website.

Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of Joseph Farnsworth, Alejandro Franco and Robert D. Gillen. Mr. Farnsworth is the chair of our audit committee and we have determined that Mr. Farnsworth qualifies as an “audit committee financial expert” as such term is defined by SEC rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.

Our compensation committee consists of Joseph Farnsworth, Alejandro Franco and Robert D. Gillen. Mr. Farnsworth is the chair of our compensation committee. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the shareholders for determination with respect to the compensation of our directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

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Nominations and Corporate Governance Committee.

Our Nominations and Corporate Governance committee consists of Joseph Farnsworth, Alejandro Franco and Robert D. Gillen. Mr. Gillen is the chair of our Nominations and Corporate Governance committee. The nominating and corporate governance committee is responsible for, among other things, (i) determining the qualifications, qualities and skills required to be a director of the Company and evaluating, selecting and approving nominees to serve as directors, (ii) periodically reviewing, assessing and making recommendations for changes to the Board of Directors and its committees and (iii) overseeing the process for evaluation of the Board of Directors. Pursuant to the nominating and corporate governance committee charter, the nominating and corporate governance committee has the authority to delegate all or a portion of its duties and responsibilities to a subcommittee of the nominating and corporate governance committee. In addition, the nominating and corporate governance committee has unrestricted access to and assistance from our officers, employees and independent auditors and the authority to employ experts, consultants and professionals to assist with performance of their duties. The nominating and corporate governance committee is also responsible for establishing procedures regarding director nominees put forward by stockholders. The committee is also responsible for establishing procedures for shareholder communications with the Board of Directors.

Involvement in Certain Legal Proceedings

None of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics which is applicable to all of our directors, executive officers and employees. A copy of the code of business conduct and ethics will be posted on our corporate investor relations website prior to our listing on the Nasdaq Capital Market.

Director Compensation

Non-employee directors receive stock-based compensation for their service on our Board of Directors and are reimbursed for their cost of attending meetings. For the year ended December 31, 2025, Joseph Farnsworth, and Robert Gillen received 100,000 options to purchase shares of our common stock and Alejandro Franco received 25,000 options to purchase shares of our common stock, as compensation for services during the year ended December 31, 2025. For the year ended December 31, 2024, Joseph Farnsworth, Alejandro Franco and Robert Gillen received 15,000 options to purchase shares of our common stock as compensation for services during the year ended December 31, 2024. We do not pay additional compensation to our directors for their service, either as Chair or as a member, on the Audit Committee, Compensation Committee, or Nominations and Corporate Governance Committee.

Name	Fees Earned or paid in Cash $	Stock Awards $	2025 Options Awards $		Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Joseph Farnsworth	-	-	$58,814	(1)	-	-	-	$58,814
Alejandro Franco	-	-	$14,703	(2)	-	-	-	$14,703
Robert Gillen	-	-	$58,814	(3)	-	-	-	$58,814

(1)	As of December 31, 2025, Mr. Farnsworth had outstanding options to purchase 133,675 shares of our common stock.

(2)	As of December 31, 2025, Mr. Franco had outstanding options to purchase 57,037 shares of our common stock.

(3)	As of December 31, 2025, Mr. Gillen had outstanding options to purchase 128,599 shares of our common stock.

Board Leadership Structure and Role in Risk Oversight

The Company’s Chief Executive Officer also serves as Chairman of the Board of Directors. The Board of Directors believes maintaining flexibility regarding whether to combine or separate the positions of Chairman and Chief Executive Officer permits it to select the most qualified candidate for the position of Chairman, including a member of management if the Board of Directors believes he or she will provide the most effective leadership for the Board of Directors. The Board of Directors believes that this leadership structure is advantageous because it allows the Company to speak on a unified and consistent basis to its various constituents, both internal and external, and fosters accountability and effective decision-making. The Company does not have a lead independent director.

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. The Board of Directors and each of its standing committees (Audit, Compensation, and Nominations and Corporate Governance) oversee the management of risks inherent in the operation of the Company’s business. The Board of Directors has delegated certain risk management responsibilities to the committees. The Board of Directors and the Audit Committee evaluate Company policies with respect to the Company’s liquidity risk, regulatory risk, operational risk, and enterprise risk through reviews, as needed, with management and other advisors. The Board of Directors and the Governance and Nominations Committee monitor the Company’s governance and succession risk through reviews, as needed, with management and outside advisors. The Compensation Committee reviews the impact of the Company’s compensation program and the associated incentives to determine whether they present a significant risk to the Company. The Board of Directors has concluded, based on its reviews and analysis of the Company’s compensation policies and procedures, that such policies and procedures are not reasonably likely to have a material adverse effect on the Company.

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EXECUTIVE COMPENSATION

Summary Compensation Table

We believe that it is important to design a compensation program that supports our business strategy. As a result, our compensation program emphasizes performance-based compensation and is designed to support our business goals, promote short- and long-term growth, and attract, retain, and motivate key talent. Our compensation program is comprised of three components: base salary, bonus awards, and long-term performance incentives.

We believe that our executive officers and other key employees should have a portion of their potential annual compensation tied to our profitability and our other goals. Additionally, we seek to align the ability to earn long-term incentives directly with the interests of our stockholders through the use of equity-based incentives. We strive to ensure compensation is competitive with companies similar to us; however, we acknowledge that base salaries are currently below market.

The following table sets forth certain information with respect to compensation for the years ended December 31, 2025 and 2024, earned by or paid to our chief executive officer and principal executive officer, our principal financial officer, and our other most highly compensated executive officers whose total compensation exceeded US $100,000 (the “named executive officers”).

Name and Principal Position	Year	Salary (1)	Warrants Awards (2)	Option Awards (3)	All Other Compensation (4)	Total
David Ly	2025	$190,000		$102,924	$16,586	$309,510
Chairman and Chief Executive Officer	2024	$190,000		$18,367	$16,586	$224,953
Robert J. Brilon	2025	$180,000		$73,517		$253,517
Chief Financial Officer, Treasurer and Corporate Secretary	2024	$180,000		$18,367		$198,367
Gregory Omi	2025	-		$-		$-
Chief Technology Officer	2024	-		$-		$-

(1)	The amounts in this column reflect the amounts earned during the fiscal year, whether or not actually paid during such year.

(2)	The amounts in this column reflect the aggregate probable grant date fair value of warrants awards to our named executive officers during the fiscal year calculated in accordance with FASB ASC Topic 718, Stock Compensation. The amounts reported in this column do not correspond to the actual economic value that may be received by our named executive officers from their option awards.

(3)	The amounts in this column reflect the aggregate probable grant date fair value of option awards to our named executive officers during the fiscal year calculated in accordance with FASB ASC Topic 718, Stock Compensation. The amounts reported in this column do not correspond to the actual economic value that may be received by our named executive officers from their option awards.

(4)	The amounts in this column reflect the amount of perquisites related to a vehicle allowance.

Outstanding Equity Awards as of December 31, 2025

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2025.

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Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options/Warrants (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

David Ly Chairman and Chief Executive Officer
	12/15/2020	10,938	(1)	-	-	$23.68	12/15/2030
	12/30/2021	2,344	(1)	-	-	$129.92	12/31/2031
	6/15/2022	1,563	(1)	-	-	$11.36	6/15/2032
	10/03/2022	625	(1)	-	-	$6.00	10/03/2032
	12/01/2022	1,875	(1)	-	-	$4.32	12/01/2032
	11/3/2023	8,750	(2)	-	-	$5.44	11/3/2033
	12/7/2024	15,000	(3)	-	-	$1.71	12/7/2034
	12/29/2025	175,000		-	-	$0.82	12/29/2035

Robert J. Brilon
Chief Financial Officer
	12/30/2021	1,563	(1)	-	-	$129.92	12/31/2031
	6/15/2022	1,563	(1)	-	-	$11.36	6/15/2032
	10/03/2022	625	(1)	-	-	$6.00	10/03/2032
	12/01/2022	1,563	(1)	-	-	$4.32	12/01/2032
	11/3/2023	7,500	(2)	-	-	$5.44	11/3/2033
	12/7/2024	15,000	(3)	-	-	$1.71	12/7/2034
	12/29/2025	125,000	(1)	-	-	$0.82	12/29/2035

Gregory Omi
Chief Technology Officer
	01/05/2016	313	(1)	-	-	$41.60	01/05/2026
	12/29/2016	313	(1)	-	-	$16.64	12/29/2026
	05/10/2021	2,344	(1)	-	-	$48.00	5/10/2031
	12/30/2021	1,563	(1)	-	-	$129.92	12/30/2031
	10/03/2022	625	(1)	-	-	$6.00	10/03/2032
	12/01/2022	782	(1)	-	-	$4.32	12/01/2032
	11/3/2023	782	(2)	-	-	$5.44	11/3/2033

(1)	The options became fully vested on the date of grant.

(2)	The options became fully vested on December 31, 2023.

(3)	The options became fully vested on December 31, 2024.

Equity Compensation Plans

On January 18, 2010, we adopted the 2010 Stock Option Plan (the “2010 Option Plan”), which allows the Board to grant options to purchase up to 15,625 shares of common stock to directors, officers, key employees, and service providers of our company. In 2011, the 2010 Option Plan was amended to increase the number of shares issuable under the 2010 Option Plan to 375,000 shares. In 2012, 2010 Option Plan was again amended to increase the number of shares issuable under the 2010 Option Plan to 203,125 shares. The shares issuable pursuant to the 2010 Option Plan are registered with the SEC under Forms S-8 filed on February 4, 2010 (No. 333- 164691), June 24, 2011 (No. 333-175143), and December 4, 2013 (No. 333-192655). The 2010 Option Plan expired on January 18, 2020. As of December 31, 2025 there were 14,778 options outstanding under the 2010 Option Plan.

On December 15, 2020, we adopted the Iveda Solutions, Inc. 2020 Plan (the “2020 Plan”). The 2020 Plan has a maximum of 156,250 shares authorized with similar terms and conditions to the 2010 Option Plan. As of December 31, 2025 there were 720,959 options outstanding under the 2020 Option Plan. The shares issuable pursuant to the 2020 Option Plan are registered with the SEC under Forms S-8 filed on October 7, 2022 (No. 333- 267792). In 2024, the 2020 Option Plan was amended to increase the number of shares issuable under the 2020 Option Plan to 656,250 shares. In 2025, the 2020 Option Plan was amended to increase the number of shares issuable under the 2020 Option Plan to 1,156,250 shares.

As of December 31, 2025 and December 31, 2024, there were 735,737 and 162,265 options outstanding, respectively, under all the option plans.

Stock options may be granted as either incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or as options not qualified under Section 422 of the Code. All options are issued with an exercise price at or above the fair market value of the common stock on the date of the grant as determined by our Board of Directors. Incentive stock option plan awards of restricted stock are intended to qualify as deductible performance-based compensation under Section 162(m) of the Code. Incentive Stock Option awards of unrestricted stock are not designed to be deductible to us under Section 162(m). Under the plans, stock options will terminate on the tenth anniversary date of the grant or earlier if provided in the grant.

We have also granted non-qualified stock options to employees and contractors. All non-qualified options are generally issued with an exercise price no less than the fair value of the common stock on the date of the grant as determined by our Board of Directors. Options may be exercised up to ten years following the date of the grant, with vesting schedules determined by us upon grant. Vesting schedules vary by grant, with some fully vesting immediately upon grant to others that ratably vest over a period of time up to four years. Standard vested options may be exercised up to three months following date of termination of the relationship unless alternate terms are specified at grant. The fair values of options are determined using the Black-Scholes option-pricing model. The estimated fair value of options is recognized as expense on the straight-line basis over the options’ vesting periods. At December 31, 2025, we had approximately $6,000 unrecognized stock-based compensation.

Option and Warrant Exercises

There were no exercises of stock options by any of our named executive officers during the last fiscal year.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table and accompanying footnotes set forth as of the date of this prospectus, certain information regarding the beneficial ownership of shares of our Common Stock by: (i) each person who is known by us to own beneficially more than 5% of such stock; (ii) each member of our Board of Directors, and each of our named executive officers and (iii) all of our directors and executive officers as a group. Except as otherwise indicated, all Common Stock is owned directly, and the beneficial owners listed in the table below possess sole voting and investment power with respect to the stock indicated, and the address for each beneficial owner is c/o Iveda Solutions, Inc., 1744 S. Val Vista Drive, Suite 213, Mesa, Arizona 85204. The applicable percentage ownership is based on 5,829,741 shares of our Common Stock outstanding as of the date of this prospectus. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we consider all shares of unvested restricted stock to be outstanding because the holders of unvested restricted stock have the right to vote such stock.

	Shares of Common Stock beneficially owned prior to the Offering		Shares of Common Stock beneficially owned after the Offering
Name of Beneficial Owner	Common Shares	% of Common Shares	Common Shares	% of Common Shares
Directors and Officers
David Ly (1)	105,239	1.8%	105,239	0.94%
Robert J. Brilon (2)	47,723	0.8%	47,723	0.43%
Gregory Omi (3)	21,627	0.4%	21,627	0.19%
Joseph Farnsworth (4)	47,826	0.8%	47,826	0.43%
Alejandro Franco (5)	32,819	0.5%	32,819	0.29%
Robert D. Gillen (6)	29,538	0.5%	29,538	0.27%
All Directors and Officers	284,615	5.1%	284,615	2.55%

(1)	Includes options to purchase 216,096 shares of Common Stock, which are exercisable within 60 days of date of this prospectus.
(2)	Includes options to purchase 152,503 shares of Common Stock, which are exercisable within 60 days of date of this prospectus.
(3)	Includes options to purchase 7,504 shares of Common Stock, which are exercisable within 60 days of date of this prospectus.
(4)	Consists of (a) options to purchase 133,675 shares of Common Stock, which are exercisable within 60 days of date of this prospectus, (b) 2,491 shares of Common Stock held by Farnsworth Realty, an entity owned by Mr. Farnsworth and (c) 10,878 shares of Common Stock.
(5)	Consists of (a) options to purchase 53,130 shares of Common Stock, which are exercisable within 60 days of date of this prospectus, and (b) 3,907 shares of common stock held by Amextel S.A. De C.V. an entity owned by Mr. Franco.
(6)	Consists of options to purchase 128,599 shares of Common Stock, which are exercisable within 60 days of date of this prospectus.

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DESCRIPTION OF OUR SECURITIES

The following descriptions are summaries of the material terms of our amended certificate of incorporation and amended and restated bylaws, and of the DGCL. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is part.

Common Stock

Outstanding and Authorized Shares

The Company’s outstanding shares of Common Stock have a par value of $0.00001 per share. The Company’s certificate of incorporation authorizes 1,000,000,000 shares of Common Stock. As of the date of this prospectus, we had 5,829,741 shares of our Common Stock issued and outstanding of which approximately 5.5 million are in the public float.

Voting

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have cumulative voting rights. Persons who hold a majority of the outstanding shares of our Common Stock entitled to vote on the election of directors can elect all of the directors who are eligible for election.

Dividends

Holders of our Common Stock are entitled to share equally in dividends, if any, as may be declared from time to time by our Board of Directors.

Liquidation

In the event of liquidation, dissolution, or winding up of our Company, subject to the preferential liquidation rights of any series of preferred stock that we may from time to time designate, the holders of our Common Stock are entitled to share ratably in all of our assets remaining after payment of all liabilities and preferential liquidation rights.

Other Rights and Preferences

Holders of our Common Stock have no conversion, exchange, sinking fund, redemption, or appraisal rights (other than such as may be determined by the Board of Directors in its sole discretion) and have no preemptive rights to subscribe for any of our securities.

Preferred Stock

We are currently authorized to issue up to 12,500,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of date of this prospectus, we had no shares of Preferred Stock issued and outstanding. Our Certificate of Incorporation authorizes the issuance of shares of Preferred Stock with designations, rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the stockholders of our Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of our company.

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Series X Warrants to be issued as part of this offering

Exercisability. The Series X Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Series X Warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser prior to the issuance of the Series X Warrants, 9.99%) of the outstanding Common Stock immediately after exercise. Following the issuance of the Series X Warrants, upon notice from the holder to us, the holder may increase or decrease the amount of beneficial ownership of outstanding Common Stock after exercising the holder’s Series X Warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series X Warrants and in accordance with the rules and regulations of the SEC, provided that any increase in the beneficial ownership limitation shall not be effective until sixty-one (61) days following notice to us.

Cashless Exercise. If, at the time a holder exercises its Series X Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Series X Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Series X Warrants.

Fractional Shares. No fractional shares of common stock will be issued upon the exercise of the Series X Warrants. Rather, the number of shares of Common Stock to be issued will be rounded up to the next whole share or we will pay a cash adjustment equal to such fraction multiplied by the exercise price to the holder.

Transferability. Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Trading Market and Listing. There is no trading market available for the Series X Warrants on any securities exchange or any nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Series X Warrants on any securities exchange or any other trading market. Without a trading market, the liquidity of the Series X Warrants will be extremely limited. The Common Stock issuable upon exercise of the Series X Warrants is currently listed on The Nasdaq Capital Market.

Rights as a Stockholder. Except as otherwise provided in the Series X Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Series X Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Series X Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Series X Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of greater than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of greater than 50% of the voting power represented by our outstanding Common Stock, the holders of the Series X Warrants will be entitled to receive upon exercise of the Series X Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series X Warrants immediately prior to such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder of the Series X Warrants will have the right to require us to repurchase its Series X Warrants at the Black-Scholes value; provided, however, that, if the fundamental transaction is not within our control, including not approved by our Board, then the holder will only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black-Scholes value of the unexercised portion of the Series X Warrant that is being offered and paid to the holders of our Common Stock in connection with the fundamental transaction.

Waivers and Amendments. The Series X Warrants may be modified or amended, or the provisions thereof waived, with the written consent of the holder of such Warrant and us.

Pre-Funded Warrants to be issued as part of this offering

The following is a brief summary of certain terms and conditions of the Pre-Funded Warrants (“Pre-Funded Warrants”) and is subject in all respects to the provisions contained in the Pre-Funded Warrants accompanying the Common Stock offered hereby. You should review a copy of the form of Pre-Funded Warrant for a complete description of the terms and conditions applicable to the Pre-Funded Warrants.

Form. The Pre-Funded Warrants will be issued in certificated form.

Term. The Pre-Funded Warrants will be exercisable on the date of issuance and will expire once they are exercised in full.

Exercisability. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of shares of Common Stock purchased upon such exercise, except in the case of a cashless exercise as discussed below. The number of shares of Common Stock issuable upon exercise of the Pre-Funded Warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the Common Stock. If we effect a merger, consolidation, sale of substantially all of our assets, or other similar transaction, then, upon any subsequent exercise of a Pre-Funded Warrant, the Pre-Funded Warrant holder will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of Common Stock then issuable upon exercise in full of the Pre-Funded Warrant.

Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of the Pre-Funded Warrant to the extent that, after giving effect to the exercise, the holder, together with its affiliates, and any other person acting as a group together with the holder or any of its affiliates, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to its exercise. The holder, upon notice to the Company, may increase or decrease the beneficial ownership limitation provisions of the Pre-Funded Warrant, provided that in no event shall the limitation exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise of the Pre-Funded Warrant.

Exercise Price. The exercise price of the Pre-Funded Warrants is $0.0001 per share of Common Stock. The exercise price is subject to appropriate adjustment in the event of certain stock splits, stock dividends, recapitalizations or otherwise.

Cashless Exercise. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, the holders of the Pre-Funded Warrants shall have the right to exercise the Pre-Funded Warrants solely via a cashless exercise feature provided for in the Pre-Funded Warrants, until such time as there is an effective registration statement and current prospectus. Upon a cashless exercise, the holder would be entitled to receive a number of shares of Common Stock in accordance with certain formula set forth in the Pre-Funded Warrant.

Delivery of shares. We shall deliver the Common Stock underlying the Pre-Funded Warrants to the holders exercising such Pre-Funded Warrants by no later than 5:00 P.M. New York City time on the second trading day following the exercise date of the Pre-Funded Warrants, provided the funds in payment of the exercise price for such Pre-Funded Warrants have cleared on the trading day following the exercise date.

No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Pre-Funded Warrants, and the number of Pre-Funded Warrants will be rounded to the nearest whole number.

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Transferability. Subject to applicable laws and restrictions, a holder may transfer a Pre-Funded Warrant upon surrender of the Pre-Funded Warrant to us with a completed and signed assignment in the form attached to the Pre-Funded Warrant. The transferring holder will be responsible for any tax that liability that may arise as a result of the transfer.

Authorized Shares. During the period the Pre-Funded Warrants are outstanding, we will reserve from our authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock underlying the exercise of the Pre-Funded Warrants.

No Market. There is no public trading market for the Pre-Funded Warrants and we do not intend that they will be listed for trading on The Nasdaq Capital Market or any other securities exchange or market.

Exchange Listing. Our Common Stock is currently traded on The Nasdaq Capital Market under the symbol “IVDA.”

Fundamental Transactions. In the event of any fundamental transaction, generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, reclassification of our Common Stock or the consummation of a transaction whereby another entity acquires more than 50% of our outstanding voting power, then the holder shall have the right to receive for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the Pre-Funded is exercisable immediately prior to such event.

Right as a Shareholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of our Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock until they receive the Common Stock underlying the Pre-Funded Warrants.

Waivers and Amendments. Any term of the Pre-Funded Warrants issued in the offering may be amended or waived with the written consent of holders of the Pre-Funded Warrants.

SHARES ELIGIBLE FOR FUTURE SALE

Substantial amounts of our Common Stock becoming available for sale in the public market, or the perception that such sales may occur, could materially and adversely affect the market price of our Common Stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. Future sales, or the perception of future sales, by us or our existing stockholders in the public market following the completion of this offering could also cause the market price for our Common Stock to decline.

Sale of Restricted Shares

Based on the number of shares of Common Stock outstanding as of February 2, 2026, upon the closing of this offering, we will have outstanding an aggregate of approximately 11.3 million shares of our Common Stock.

All of the shares of Common Stock sold in this offering will be freely tradable unless purchased by our “affiliates” as such term is defined in Rule 144 under the Securities Act or purchased by existing stockholders and their affiliated entities that are subject to lock-up agreements.

All other shares of Common Stock, upon the completion of this offering, will be “restricted” securities under the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including the exemptions pursuant to Rule 144 and Rule 701 under the Securities Act, or Rule 701.

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In addition, an aggregate of 735,737 shares of Common Stock issuable upon the exercise of outstanding options with an average exercise price $5.50 per share, 454,287 shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants offered hereby and up to 400,000 shares of Common Stock issuable upon exercise of warrants to be issued to the Placement Agent in connection with this offering, will be authorized and reserved for issuance.

The 112,637 restricted shares of our Common Stock held by our affiliates will be available for sale in the public 181 days after the date of this prospectus, upon expiration of the lock-up agreements referred to below, subject in some cases to applicable volume, manner of sale and other limitations under Rule 144 and Rule 701.

Rule 144

In general, under Rule 144 as currently in effect, persons who became the beneficial owner of shares of our Common Stock prior to the completion of this offering may sell their shares upon the earlier of (i) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act for at least 90 days prior to the date of the sale and have filed all reports required thereunder or (ii) the expiration of a one-year holding period.

At the expiration of the six-month holding period (assuming we have been subject to the reporting requirements of the Exchange Act for at least 90 days and have filed all reports required thereunder), a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our Common Stock, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell, within any three-month period, a number of shares of our Common Stock that does not exceed the greater of either of the following:

●	1% of the number of shares of our Common Stock then outstanding, which will equal approximately 113,000 shares immediately after the completion of this offering; or

●	the average weekly trading volume of our Common Stock on the Nasdaq Capital Markets during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our Common Stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our Common Stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Common Stock.

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This discussion is limited to Non-U.S. Holders that hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

● U.S. expatriates and former citizens or long-term residents of the United States;

● persons subject to the alternative minimum tax;

● persons holding our Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction, or other integrated investment;

● banks, insurance companies, and other financial institutions;

● brokers, dealers, or traders in securities;

● “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

● partnerships, other entities, or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

● tax-exempt organizations or governmental organizations;

● persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

● persons who hold or receive our Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

● tax-qualified retirement plans;

● “qualified foreign pension funds” and entities, all of the interests of which are held by qualified foreign pension funds; and

● persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships (and entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding our Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

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Definition of a Non-U.S. holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Common Stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation or entity treated as a corporation that is created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. However, if we make distributions of cash or property on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”

Subject to the discussions below on effectively connected income, backup withholding and the Foreign Account Tax Compliance Act, or FATCA, dividends paid to a Non-U.S. Holder of our Common Stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also generally will be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussions below regarding backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Common Stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our Common Stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also generally will be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Common Stock will not be subject to U.S. federal income tax if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. If we are a USRPHC and either our Common Stock is not regularly traded on an established securities market or a Non-U.S. Holder holds more than 5% of our Common Stock, actually or constructively, during the applicable testing period, such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Common Stock will not be subject to backup withholding, provided the holder either certifies its non-U.S. status by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Common Stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above or the holder otherwise establishes an exemption. Proceeds of a disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

58

Copies of information returns that are filed with the IRS also may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless such Non-U.S. Holder provides a properly completed IRS Form w-8BEN-E or w-8BEN-IMY claiming an exemption from FATCA withholding.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies currently to payments of dividends on our Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our Common Stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Common Stock.

PLAN OF DISTRIBUTION

We engaged H.C. Wainwright & Co., LLC (“H.C. Wainwright & Co.”) to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a reasonable best efforts basis. H.C. Wainwright & Co. is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered.

The terms of this offering are subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent will have no authority to bind us by virtue of the engagement letter. This is a best efforts offering and there is no minimum amount of proceeds that is a condition to closing of this offering. Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. H.C. Wainwright & Co. may engage one or more sub-agents or selected dealers in connection with the offering. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of twelve months following the closing of the offering, subject to an exception; and (ii) a covenant to not enter into any equity financings for 30 days from closing of the offering, subject to certain exceptions.

The nature of the representations, warranties and covenants in the securities purchase agreement shall include:

● standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

● covenants regarding matters such as no integration with other offerings, filing of a Current Report on Form 8-K to disclose entering into the securities purchase agreement, no stockholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of shares of Common Stock and no subsequent equity sales for sixty (60) days from closing of this offering.

This offering will terminate on March 31, 2026, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to such date. We will have one closing for all of the securities purchased in this offering. We will deliver the shares of Common Stock and Series X Common Stock Warrants being issued to the investors upon receipt of such investor funds for the purchase of the shares of Common Stock, Pre-Funded Warrants and Series X Warrants offered pursuant to this prospectus. Delivery of the shares of Common Stock, the Pre-Funded Warrants, if any, and Series X Common Stock Warrants offered hereby is expected to occur on or about February 11, 2026, subject to the satisfaction of certain customary closing conditions.

Fees and Expenses

In connection with this offering, we have agreed to pay the placement agent a cash fee equal to 7.0% of the gross proceeds of the offering. We have also agreed to reimburse the placement agent up to $100,000 for accountable expenses. In addition, we have agreed to issue to the placement agent, or its designees, warrants to purchase a number of shares of our common stock equal to 7.0% of the aggregate number of shares of common stock and pre-funded warrants sold to the investors in this offering at an exercise price equal to 125% of the public offering price per share of common stock We estimate the total offering expenses of this offering that will be payable by us, excluding the Placement Agent’s fees and expenses, will be approximately $120,000. After deducting the Placement Agent’s fees and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $1.6 million.

The following table shows the per share, per Pre-Funded Warrant and total cash fees we will pay to the Placement Agent in connection with the sale of the Common Stock and the Pre-Funded Warrants pursuant to this prospectus.

	Per Share and Accompanying Series X Warrants	Pre-Funded Warrant and Accompanying Series X Warrants	Total
Public offering price	$0.35	$0.3499	$1,999,971
Placement agent fees	$0.042	$0.0420	$140,000
Proceeds to us, before expenses	$0.308	$0.3079	$1,859,971

Placement Agent Warrants

We have agreed to grant Placement Agent Warrants to the Placement Agent, or its designees, to purchase a number of shares of our Common Stock equal to 7.0% of the aggregate number of shares of Common Stock and Pre-Funded Warrants sold to the investors in this offering (or warrants to purchase up to 400,000 shares of our Common Stock). The Placement Agent Warrants will have an exercise price of approximately $0.4375 per share (125% of the public offering price per share of Common Stock), will be exercisable on the issuance date and will terminate two years from the issuance date. The Placement Agent Warrants are registered on the registration statement of which this prospectus forms a part. The form of the Placement Agent Warrant was filed as an exhibit to the registration statement of which this prospectus forms a part.

If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of warrant shares by the holders of the placement agent warrants, then the placement agent warrants may be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the holders shall be entitled to receive a number of warrant shares as calculated in the form of placement agent warrants

The placement agent warrants provide for customary anti-dilution provisions (for share dividends, splits and recapitalizations and the like) consistent with FINRA Rule 5110.

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Right of First Refusal

Subject to consummation of the offering, we have granted a right of first refusal to the placement agent pursuant to which it has the right to act as the exclusive book-running manager, underwriter or placement agent, as applicable, if we decide to raise capital through a public offering (including an at-the-market facility) or private placement or any other capital-raising financing of equity, equity-linked or debt securities (other than a traditional debt facility or venture debt facility or an equity line of credit) at any time prior to the 12 months following the consummation of this offering.

Tail

We have also agreed to pay the placement agent a tail fee equal to both the cash and warrant compensation in this offering, if any investor who was contacted or introduced to us by the Placement Agent provides us with capital in any public or private offering or other financing or capital raising transaction during the 12-month period following expiration or termination of our engagement with the Placement Agent.

Determination of Offering Price

The offering price has been negotiated between the representatives of the Placement Agent and us. In determining the offering price of the securities, the following factors were considered:

●	prevailing market conditions;

●	our historical performance and capital structure;

●	estimates of our business potential and earnings prospects;

●	an overall assessment of our management; and

●	the consideration of these factors in relation to market valuation of companies in related businesses.

Lock-Up Agreements

We and each of our officers and directors have agreed with the placement agent to be subject to a lock-up period of 30 days following the date of this prospectus. This means that, during the applicable lock-up period, we may not offer for sale, contract to sell, or sell any shares of our Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of our Common Stock subject to certain customary exception such as issuing stock options to directors, officers, employees and consultants under our existing plans. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements. In addition, we have agreed to not issue any shares of Common Stock or securities exercisable or convertible into shares of Common Stock for a period of 30 days following the closing date of this offering, subject to certain exceptions, and to not issue any securities that are subject to a price reset based on trading prices of our Common Stock or upon a specified or contingent event in the future, or enter into an agreement to issue securities at a future determined price, until the date that is 12 months following the closing date of the offering.

Transfer Agent and Registrar

The transfer agent for our Common Stock is Equiniti Trust Company LLC.

Nasdaq Listing

Our shares of Common Stock are traded on The Nasdaq Capital Market (“Nasdaq”) under the symbol “IVDA”. Neither the Pre-Funded Warrants nor the Series X Warrants are listed and we do not intend to apply to list the Pre-Funded Warrants or the Series X Warrants on any security exchange or intend to apply to list the Pre-Funded Warrants or Series X Warrants on Nasdaq.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities arising under the Securities Act and liabilities arising from breaches of representations and warranties contained in our engagement letter with the placement agent. We have also agreed to contribute to payments that the placement agent may be required to make for these liabilities.

In addition, we will indemnify the purchasers of securities in this offering against liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by us in the securities purchase agreement or related documents or (ii) any action instituted against a purchaser by a third party (other than a third party who is affiliated with such purchaser) with respect to the securities purchase agreement or related documents and the transactions contemplated thereby, subject to certain exceptions.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b- 5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Other Relationships

The placement agent and its affiliates may from time to time in the future engage in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The placement agent may in the future receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the placement agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The placement agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

H.C. Wainwright & Co. acted as the placement agent in connection with our registered direct offering consummated on September 6, 2024 and is acting as our sales agent in connection with our at-the-market facility, for each it received, and may in the future receive, compensation.

Except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by the Placement Agent, if any, participating in this offering and the Placement Agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the Placement Agent and should not be relied upon by investors.

60

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities offered under this prospectus and any supplement hereto will be passed upon for us by Lucosky Brookman LLP, 101 Wood Avenue South, 5th Floor, Woodbridge, NJ 08830. Bevilacqua PLLC is acting as counsel to the Placement Agent in connection with certain legal matters related to this offering.

EXPERTS

The balance sheets of Iveda Solutions, Inc. as of December 31, 2024 and December 31, 2023, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period then ended, have been audited by Weinberg & Co, independent registered public accounting firm, as stated in their report, which is incorporated herein and in the registration statement by reference. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act that registers the securities covered by this prospectus. This prospectus and any subsequent prospectus supplements, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us, our securities, or this offering, we refer you to the registration statement and the exhibits and schedules filed thereto, which are incorporated by reference into this prospectus. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copies of such contract or document as has been filed with the said registration statement. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and proxy statements and other information with the SEC subject to public company requirements under the Exchange Act.

The SEC maintains a website at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC additionally maintains any documents filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We will also provide access to such reports and other investor materials at our company website www.iveda.com. The information that can be accessed through our company website is not incorporated herein, and should not be considered as part of this prospectus.

61

IVEDA SOLUTIONS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31 2023 AND 2024

INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED SEPTEMBER 30, 2025 AND 2024 AND THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Iveda Solutions, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Iveda Solutions, Inc. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company experienced net losses and negative operating cash flows during the years ended December 31, 2024 and 2023. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provided a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Deferred Costs of Goods

As described further in Note 1 to the consolidated financial statements, the Company’s accounting policy is to classify inventory that has been purchased and delivered to customer locations in Taiwan as a deferred cost until the Company has completed its performance obligations. These deferred costs totaled $507,308 as of December 31, 2024. We identified the existence and realization of these assets as a critical audit matter because of the materiality of the deferred costs, and that a high degree of auditor judgment was required to evaluate various factors used in the Company’s evaluation of the existence and realization of these assets.

Our audit procedures related to the existence and realization of this asset included the following:

●	We obtained an understanding of Managements policy and process for assessing the existence and realization of these assets.
●	We obtained detail schedules of these deferred costs at December 31, 2024, and examined the underlying documentation relating to the purchase of these assets.
●	Verified through our testing that the inventories were delivered to the customer site.
●	Verified realization of these assets through examination of subsequent collections, completion of performance obligation and corresponding recognition of revenue.

The December 31, 2023 consolidated financial statements, which were audited by another auditor, have been restated (See Note 11).

We have served as the Company’s auditor since 2025.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.

Los Angeles, California

April 15, 2025

F-2

IVEDA SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2024 AND 2023

	December 31, 2024	December 31, 2023 (Restated)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$2,629,287	$4,738,504
Restricted Cash	29,013	129,778
Accounts Receivable, Net	1,277,635	281,049
Deferred Cost of Goods	507,308
Inventory, Net	148,120	324,515
Other Current Assets	435,052	435,581
Total Current Assets	5,026,415	5,909,427
PROPERTY AND EQUIPMENT, NET	68,677	98,575
Other Assets	84,424	298,163
Total Assets	$5,179,516	$6,306,165
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts and Other Payables	$1,748,857	$1,308,914
Short Term Debt	427,025	348,771
Current Portion of Long-Term Debt	122,007	-
Total Current Liabilities	2,297,889	1,657,685
LONG-TERM DEBT	376,188	-
STOCKHOLDERS’ EQUITY
Preferred Stock, $0.00001 par value; 12,500,000 shares authorized
Series B Preferred Stock, $0.00001 par value; 500 shares authorized, no shares issued and outstanding as of December 31, 2024 and December 31, 2023.	-	-
Common Stock, $0.00001 par value; 300,000,000 shares authorized; 2,808,071 and 2,021,236 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	28	20
Additional Paid-In Capital	55,962,337	54,065,775
Accumulated Comprehensive Loss	(280,209)	(221,418)
Accumulated Deficit	(53,176,717)	(49,195,897)
Total Stockholders’ Equity	2,505,439	4,648,480
Total Liabilities and Stockholders’ Equity	$5,179,516	$6,306,165

See accompanying Notes to Consolidated Financial Statements.

F-3

IVEDA SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2024 AND 2023

	2024	2023 (Restated)
REVENUE
Equipment Sales	$5,592,395	$6,052,298
Service Revenue	428,244	443,567
Other Revenue	-	-
TOTAL REVENUE	6,020,639	6,495,865
COST OF REVENUE	4,719,005	5,428,261

GROSS PROFIT	1,301,634	1,067,604

OPERATING EXPENSES
General & Administrative	5,008,587	4,311,367
Research and Development	363,350	797,112
Total Operating Expenses	5,371,937	5,108,479

LOSS FROM OPERATIONS	(4,070,303)	(4,040,875)
OTHER INCOME (EXPENSE)
Miscellaneous Income (Expense)	34,323	(28,099)
Loss from investment in Iveda Phils JV	-	(180,000)
Interest Income	113,728	131,870
Interest Expense	(26,183)	(7,254)
Total Other Income (Expense)	121,868	(83,483)

LOSS BEFORE INCOME TAXES	(3,948,435)	(4,124,358)
BENEFIT (PROVISION) FOR INCOME TAXES	(32,385)	(18,308)

NET LOSS	$(3,980,820)	$(4,142,666)
BASIC AND DILUTED LOSS PER SHARE	$(1.81)	$(2.07)
WEIGHTED AVERAGE SHARES	2,203,893	1,996,678

See accompanying Notes to Consolidated Financial Statements.

F-4

COMPREHENSIVE LOSS

	For the Year ended December 31, 2024	For the Year ended December 31, 2023 (Restated)
Net Loss	$(3,980,820)	$(4,142,666)
Other Comprehensive Loss
Foreign Currency Translation, Net of Tax	(58,792)	(775)
Comprehensive Loss	$(4,039,612)	$(4,143,441)

See accompanying Notes to Consolidated Financial Statements.

F-5

IVEDA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

						Accumulated
		Common	Additional			Other	Total
	Common	Stock	Paid-in-	Accumulated		Comprehensive	Stockholders’
	Stock	Amount	Capital	Deficit		(Loss)	Equity

BALANCE AT December 31, 2022, as originally reported	1,883,342	19	52,497,045	$(44,706,671)		$(220,643)	$7,569,750
Prior Period Adjustments				(346,560)			(346,560)
BALANCE AT December 31, 2022, as restated	1,883,342	$19	$52,497,045	$(45,053,231)	-	$(220,643)	$7,223,190

Exercise of warrants issued August 2022	118,238	1	1,322,884	-	-	-	1,322,885
Warrants issued for services			2,700				2,700
Common Stock for Services	19,656	-	138,546	-	-	-	138,546
Stock Option Compensation	-	-	104,600	-	-	-	104,600
Net Loss	-	-	-	(4,142,666)	-	-	(4,142,666)
Comprehensive Loss	-	-	-	-	-	(775)	(775)

BALANCE AT December 31, 2023, as restated	2,021,236	$20	$54,065,775	$(49,195,897)		$(221,418)	$4,648,480

Common Stock for Services	12,500	-	90,000	-		-	90,000

Stock Option Compensation		-	122,600	-		-	122,600
Common Stock Issued in September Direct Offering (including Pre-Funded Warrants sold and exercised	625,000	6	1,683,964	-		-	1,683,970

Reverse Split fractional shares	149,335	2	(2)	-		-	-
Net Loss	-	-	-	(3,980,820)		-	(3,980,820)
Comprehensive Loss	-	-	-	-		(58,791)	(58,791)
BALANCE AT December 31, 2024	2,808,071	$28	$55,962,337	$(53,176,717)		$(280,209)	$2,505,439

*	All share amounts and per share amounts reflect a reverse stock split of the outstanding shares of our Common Stock at a ratio of 1-for-8 effected on September 17, 2024.

See accompanying Notes to Consolidated Financial Statements

F-6

IVEDA SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

DECEMBER 31, 2024 AND 2023

	2024	2023 (restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(3,980,820)	$(4,142,666)
Adjustments to Reconcile Net Loss to Net Cash Used by Operating Activities
Depreciation and Amortization	31,805	19,753
Stock Option Compensation	122,600	104,600
Common Stock Warrants Issued for Services	-	2,700
Common Stock issued for Services	90,000	138,546
Loss from Iveda Phils Joint Venture	-	180,000
(Increase) Decrease in Operating Assets
Accounts Receivable	(996,586)	930,803
Deferred Cost of Goods	(507,308)	-
Inventory	176,395	199,124
Other Current Assets	528	(66,995)
Other Assets	203,693	(175,592)
Increase (Decrease) in Accounts and Other Payables	439,945	(523,633)
Net Cash Used in Operating Activities	(4,419,748)	(3,333,360)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	(2,608)	(85,593)
Investment in Iveda Phils Joint Venture		(180,000)
Net Cash Used in Investing Activities	(2,608)	(265,593)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (Payments on) Short-Term Notes Payable/Debt	78,254	(47,554)
Proceeds from (Payments to) Long-Term Debt	498,195	(251,498)
Common Stock Issued, Net of (Cost of Capital)	1,683,970	1,322,885
Net Cash Provided by Financing Activities	2,260,419	1,023,833
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(48,045)	1,780
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,209,982)	(2,573,340)
Cash and Cash Equivalents- Beginning of Period	4,868,282	7,441,622
CASH AND CASH EQUIVALENTS - END OF PERIOD	$2,658,300	$4,868,282

See accompanying Notes to Consolidated Financial Statements.

F-7

IVEDA SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

FOR THE YEARS ENDING DECEMBER 31, 2024 AND 2023

	2024	2023 (restated)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest Paid	$15,316	$9,793
Income Tax Paid	$38,544	$28,779

See accompanying Notes to Consolidated Financial Statements.

F-8

IVEDA SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2024 AND 2023

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Iveda Solutions, Inc. (“Iveda”, or the “Company”) was incorporated in Nevada as Charmed Homes, Inc. in June 2006. On October 15, 2009, IntelaSight, d/b/a Iveda, a Washington corporation, became a wholly owned subsidiary of the Company. In December 2010, IntelaSight merged with and into the Company and the Company became the surviving company. Iveda offered the first cloud hosting of streaming and recorded video from security cameras for its customers and real-time remote surveillance service utilizing intervention specialists to watch our customers’ cameras in real time, 24/7. Iveda offers smart city technologies globally, offering advanced AI-driven video surveillance solutions and a robust suite of Internet of Things (IoT) platforms that power digital transformation for cities and commercial clients worldwide.

Consolidation

Effective April 30, 2011, we completed our acquisition of Sole Vision Technologies (fka MEGAsys and dba Iveda Taiwan), a company based in Taiwan. We consolidate our financial statements with the financial statements of Iveda Taiwan. All intercompany balances and transactions have been eliminated in consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates the continuation of the Company as a going concern. The Company experienced net losses and negative operating cash flows during the years ended December 31, 2024 and 2023. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

At December 31, 2024, the Company had cash on hand in the amount of $2,658,300. Management does not expect that its current liquidity will support operations from a date of twelve months from the issuance of this financial statement. As a result, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the company cannot continue as a going concern.

The continuation of the Company as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations in the case of debt financing, or cause substantial dilution for our stockholders, in case of equity financing.

Basis of Accounting

Our consolidated financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Accordingly, actual results could differ from those estimates. On an ongoing basis, we evaluate our estimates, including those related to accounts receivable, deferred cost of revenue, share-based compensation, deferred income taxes, provisions for losses, and inventory reserve, among other items.

Revenue and Expense Recognition

The Company applies the provisions of Accounting Standards Codification (ASC) 606-10, Revenue from Contracts with Customers, and all related appropriate guidance. The Company recognizes revenue under the core principle to depict the transfer of control to its customers in an amount reflecting the consideration to which it expects to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.

The Company considers customer purchase orders, which in some cases are governed by master sales agreements, to be the contracts with the customer. In situations where sales are to a distributor, the Company had concluded its contracts are with the distributor as the Company holds a contract bearing enforceable rights and obligations only with the distributor. As part of its consideration for the contract, the Company evaluates certain factors including the customers’ ability to pay (or credit risk). For each contract, the Company considers the promise to transfer products, each of which is distinct, to be the identified performance obligations. In determining the transaction price, the Company evaluates whether the price is subject to refund or adjustment to determine the net consideration to which it expects to be entitled. As the Company’s standard payment terms are less than one year, it has elected the practical expedient under ASC 606-10-32-18 to not assess whether a contract has a significant financing component. The Company allocates the transaction price to each distinct product based on its relative standalone selling price. The product price as specified on the purchase order is considered the standalone selling price as it is an observable input which depicts the price as if sold to a similar customer in similar circumstances. Revenue is recognized when control of the product is transferred to the customer (i.e., when the Company’s performance obligations is satisfied), which typically occurs at shipment unless installation is required as with certain of our Taiwan sales – see below. Further in determining whether control has been transferred, the Company considers if there is a present right to payment and legal title, along with risks and rewards of ownership having transferred to the customer. Customers do not have a right to return the product other than for warranty reasons for which they would only receive repair services or replacement product. The Company has also elected the practical expedient under ASC 340-40-25-4 to expense commissions for product sales when incurred as the amortization period of the commission asset the Company would have otherwise recognized is less than one year.

F-9

The Company sells its products and services primarily to municipalities and commercial customers in the following manner:

●	The majority of Iveda Taiwan sales are project sales to Taiwan customers and are made direct to the end customer (typically a municipality or a commercial customer) through its sales force, which is composed of its employees. Revenue is recorded when the equipment is shipped to the end customer unless the contract requires the inventory to be installed before it can be billed and charged for service when installation or maintenance work is performed. If inventory is shipped to the customer before it is installed the inventory is reclassified to Deferred Cost of Goods.

Revenue for product and software sales without installation is recorded when the product and/or software has been shipped to the customer. Revenue from fixed-price equipment installation contracts, if any, is recognized as the contracts allow for invoicing at various milestones.

General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements are accounted for as changes in estimates in the current period. Profit incentives are included in revenue when their realization is deemed earned by the contract.

●	Iveda US hardware sales are to domestic and international customers and are made through independent distributors or integrators who purchase products from the Company at a wholesale price and sell to the end user (typically municipalities or a commercial customer) at a retail price. The distributor retains the margin as its compensation for its role in the transaction. The distributor or integrator generally maintains product inventory or product is drop shipped from the manufacturer, customer receivables and all related risks and rewards of ownership. Accordingly, upon application of steps one through five above, revenue is recorded when the product is shipped to the distributor or as directed by the distributor consistent with the terms of the distribution agreement.

●

Iveda US also sells software that include licensing fees that are paid either monthly or yearly. The revenues are recorded monthly, if the license is paid yearly the revenue will be recorded as deferred revenue and amortized on a straight-line basis over the respective time period.

●	Iveda US also sells hardware and software warranty and maintenance for an annual fee that are paid yearly. The revenues are recorded annually, if the revenue is a material amount it will be recorded as deferred revenue and amortized on a straight-line basis over the respective time period.

The following table presents our net sales by revenue source and the period over period percentage change, for the period presented:

	Years Ended December 31,
	2024	2023	% Change
Net Sales Source
Commercial Enterprises	$4,675,122	$6,104,478	(23%)
Distributors	762,660	88,047	766%
Municipalities	170,467	156,701	9%
Taiwan Government	319,767	-	100%
Other	92,625	148,311	(38%)
	6,020,639	6,495,865	(7%)

The Company sells and installs video surveillance systems comprised of various components of hardware and software.

Comprehensive Loss

Comprehensive loss is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Our current component of other comprehensive income is the foreign currency translation adjustment.

Concentrations

Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash and cash equivalents and trade accounts receivable.

Substantially all cash is deposited in three financial institutions, two in the United States and one in Taiwan. At times, amounts on deposit in the United States may be in excess of the FDIC insurance limit. Deposits in Taiwan financial institutions are insured by CDIC (Central Deposit Insurance Corporation) with maximum coverage of NTD 3 million. At times, amounts on deposit in Taiwan may be in excess of the CDIC Insurance limit.

F-10

Revenue from five customers out of approximately 70 total customers represented approximately 67% of total revenue for the year ended December 31, 2024. These specific customers were 1) Chunghwa Telecom with 18% 2) SECURITY INTEGRATION & CONSULTANT TECHNOLOGY CO., LTD. with 16%, 3) Chicony Power Technology Co Ltd with 11% and 4) HWACOM SYSTEMS INC. with 10%, (all Taiwan companies) and Claro Enterprise Solutions (a US company) with 12%. Revenue from two customers out of 65 total customers represented approximately 48% of total revenue for the year ended December 31, 2023. These specific customers were 1) YOU MING HUEI CO. LTD with 25%, 2) Chicony Power Technology Co Ltd with 23%, (both Taiwan companies). Total number of customers were 70 and 65, for the years ended December 31, 2024 and 2023, respectively.

52% of the total accounts receivable at December 31, 2024 was from one customer out of a total of 42 customer accounts receivable accounts. This specific customer was Chunghwa Telecom. Our accounts receivables are unsecured, and we are at risk to the extent such amounts become uncollectible. Although we perform periodic evaluations of our customers’ credit and financial condition, we do not require collateral in exchange for our products and services provided on credit. These customers are longtime customers, and we don’t expect any problem with the collectability of these accounts receivable.

No other customers represented greater than 10% of total revenues in years ended December 31, 2024 and 2023.

Cash and Cash Equivalents

For purposes of the statement of cash flows, we consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

The Company’s consolidated financial statements include the results of operations and financial position of its subsidiary located in Taiwan. The subsidiary’s functional currency is the Taiwan New Dollar (TWD). For consolidation purposes, the subsidiary’s financial statements are translated into US Dollars (USD) using the following methods: Assets and liabilities are translated using the exchange rate at the balance sheet date. Income statement items are translated using the average exchange rate for the period. Exchange rate fluctuations between TWD and USD result in gains or losses that are included in Other Comprehensive Income (Loss) until they are realized. The Company had $1,025,675 and $1,959,399 of its cash and cash equivalents in Taiwan New Dollars at December 31, 2024 and 2023, respectively.

Accounts Receivable

We provide an allowance for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. For our U.S.-based segment, receivables past due more than 120 days, if any, are considered delinquent. For our Taiwan-based segment, receivables over one year are considered delinquent. Delinquent receivables are written off based on individual credit valuation and specific circumstances of the customer. As of December 31, 2024 and 2023, no allowance for uncollectible accounts was deemed necessary.

Other Current Assets

Other current assets represent cash paid in advance to vendors for service coverage extending into subsequent periods, advances to suppliers of product and tender deposits placed with local governments and major customers in Taiwan during the bidding process for new proposed projects.

Deferred Cost of Goods

In Taiwan we ship product to be held at the customer locations in advance of installment per the contract with the customer. We reclassify inventory that we have purchased and delivered to the customer location to Deferred Cost of Goods until this product is installed and can be invoiced to the customer.

Inventories

Inventory is stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out (“FIFO”) basis. We review our inventories for excess or obsolete products or components based on an analysis of historical usage and an evaluation of estimated future demand, market conditions, and alternative uses for possible excess or obsolete parts. There was no allowance for slow-moving and obsolete inventory necessary as of December 31, 2024 and 2023, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over estimated useful lives of three to seven years. Expenditures for routine maintenance and repairs are charged to expense as incurred. Depreciation expense for the years ended December 31, 2024 and 2023 was $31,805 and $19,753, respectively.

We have a relatively minimal amount of property and equipment, consisting primarily of office equipment. We review the recoverability of the carrying value of long-lived assets using the methodology prescribed in ASC 360 “Property, Plant and Equipment.” We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net operating cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying value of the assets exceeds their fair value. Management determined that there was no indicator of impairment as of December 31, 2024 and 2023.

F-11

Equity Method Investment

The Company accounts for investments in entities in which the Company has significant influence over the entity’s financial and operating policies, but does not control, using the equity method of accounting. The equity method investments are initially recorded at cost, and subsequently increased for capital contributions and allocations of net income, and decreased for capital distributions and allocations of net loss. Equity in net income (loss) from the equity method investment is allocated based on the Company’s economic interest. Equity method investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If it is determined that a loss in value of the equity method investment is other than temporary, an impairment loss is measured based on the excess of the carrying amount of an investment over its estimated fair value. Impairment analyses are based on current plans, intended holding periods, and available information at the time the analysis is prepared. During 2023 the Company made a $180,000 investment for a 40% interest in Iveda Phils Joint Venture (located in the Philippines). Based on Management’s assessment, the value of its equity method investment was impaired as of December 31, 2023, and as such, recorded an impairment charge of $180,000. As of December 31, 2023 and 2024, the remaining value of its investments was $0.

Income Taxes

Deferred income taxes are recognized in the consolidated financial statements for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from sales cut-off, depreciation, deferred rent expense, and net operating losses. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that represents our best estimate of such deferred tax assets that, more likely than not, will be realized. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

We are subject to U.S. federal income tax as well as state income tax.

Our U.S. income tax returns are subject to review and examination by federal, state, and local authorities. Our U.S. tax returns for the years 2020 to 2023 are open to examination by federal, local, and state authorities.

Our Taiwan tax returns are subject to review and examination by the Taiwan Ministry of Finance. Our Taiwan tax return for the years 2020 to 2023 are open to examination by the Taiwan Ministry of Finance.

Restricted Cash

Restricted cash represents time deposits on account to secure short-term bank loans in our Taiwan-based segment.

Deferred Revenue

Advance payments received from customers on future installation projects are recorded as deferred revenue until such time our performance obligations on the contracts are completed.

F-12

Stock-Based Compensation

The Company periodically issues stock, stock options and restricted stock awards to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for such grants issued and vesting based on ASC 718, Compensation-Stock Compensation whereby the value of the award is measured on the date of grant and recognized for employees as compensation expense on the straight-line basis over the vesting period. Recognition of compensation expense for non-employees is in the same period and manner as if the Company had paid cash for the services. The fair value of the Company’s stock options is estimated using the Black-Scholes-Merton Option Pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the stock options or restricted stock, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes-Merton Option Pricing model and based on actual experience. The assumptions used in the Black-Scholes-Merton Option Pricing model could materially affect compensation expense recorded in future periods. We recognized $122,600 and $104,600 of stock-based compensation expense for the years ended December 31, 2024 and 2023, respectively.

Fair Value of Financial Instruments

The Company uses various inputs in determining the fair value of its financial assets and liabilities and measures these assets on a recurring basis. Financial assets recorded at fair value are categorized by the level of subjectivity associated with the inputs used to measure their fair value. Accounting Standards Codification Section 820 defines the following levels of subjectivity associated with the inputs:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3—Unobservable inputs in which there is little or no market data for the asset or liability which requires the Company to develop its own assumptions.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to us as of December 31, 2024 and December 31, 2023. The respective carrying values of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, accounts receivable, accounts payable, accrued expenses, and amounts due to related parties. Fair values were assumed to approximate carrying values for these financial instruments because they are short-term in nature and their carrying amounts approximate their fair values or because they are receivable or payable on demand. The carrying values of financing obligations approximate their fair values because interest rates on these obligations are based on prevailing market interest rates.

New Accounting Standards

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure, which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expense categories that are regularly provided to the chief operating decision maker and included in each reported measure of a segment’s profit or loss. The update also requires all annual disclosures about a reportable segment’s profit or loss and assets to be provided in interim periods and for entities with a single reportable segment to provide all the disclosures required by ASC 280, Segment Reporting, including the significant segment expense disclosures. This standard became effective for the Company on January 1, 2024. The adoption of 2023-7 did not have a material impact on the Company’s results of operations, financial position or cash flows.

In November 2024, FASB issued ASU 2024-03 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) Disaggregation of Income Statement Expenses. The guidance in ASU 2024-03 requires public business entities to disclose in the notes to the financial statements, among other things, specific information about certain costs and expenses including purchases of inventory; employee compensation; and depreciation and amortization expense for each caption on the income statement where such expenses are included. The update is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted, and the amendments may be applied prospectively to reporting periods after the effective date or retrospectively to all periods presented in the financial statements. We are currently evaluating the provisions of this guidance and assessing the potential impact on our financial statement disclosures.

Other recent accounting pronouncements and guidance issued by the FASB, its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

F-13

NOTE 2 Accounts and Other Payables

	December 31, 2024	December 31, 2023

Accounts Payable	$730,297	$379,949
Accrued Expenses	981,769	899,755
Deferred Revenue and Customer Deposits	36,791	29,210
Accounts and Other Payables	$1,748,857	$1,308,914

NOTE 3 SHORT-TERM AND LONG-TERM DEBT

The short-term debt balances were as follows:

	December 31, 2024	December 31, 2023

Loan from Shanghai Commercial Bank at 3.1%-3.2% interest rate per annum. Due originally in January 2025 and subsequently replaced with a new loan which matures January 2026.	$183,011	$88,032
Loan from HuaNam Bank at 3.4% interest rate per annum. Due in June 2025.	91,505	97,777
Loan from ChangHwa Bank at 3% -3.3% interest rate per annum. Due in May 2025.	152,509	162,962
Balance at end of period	$427,025	$348,771

As of December 31, 2024, there was $29,013 of restricted cash pledged as security for the Shanghai Commercial Bank short term loan.

The Long-term debt balances were as follows:

Loans from Shanghai Commercial Bank with interest rates 2.1% per annum due January 2029 (1)	$498,195	$-
Current Portion of Long-term debt	(122,007)	-
Balance at end of period	$376,188	$-

2025	$122,007
2026	122,007
2027	122,007
2028	122,007
Thereafter	10,167
Total	$498,195

(1)	On January 24, 2024, the Company received a facility notice from Shanghai Commercial Bank, granting a revolving loan facility totaling up to TWD 10,000,000 (approximately $300,000 USD) and term loan facility amounting of TWD 20,000,000 (approximately ($600,000 USD). The term for the revolving loan is 1 year and for the term loan is 5 years. The 5 year term loan requires monthly payments including interest and principle, and the revolving loan requires a full principal repayment at the maturity date. The short-term Shanghai Commercial Bank loan is 75% securitized by the government guarantee fund called SME credit guarantee fund and 10% by saving deposit security. The guarantors of this loan are Mr. Siu and Mr. Cheung, who are both part of Iveda Taiwan’s management team.

F-14

NOTE 4 PREFERRED STOCK

We are currently authorized to issue up to 12,500,000 shares of preferred stock, par value $0.00001 per share, 1,250,000 shares of which are designated as Series A Preferred Stock and 500 shares of which are designated as Series B Preferred Stock. Our Articles of Incorporation authorize the issuance of shares of preferred stock with designations, rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the stockholders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of our company.

NOTE 5 EQUITY

Common Stock

We are authorized to issue up to 300,000,000 shares of common stock, par value $0.00001 per share. We effectuated a reverse stock split on September 17, 2024 of 1 for 8 shares of common stock. All share values within this report have been retroactively adjusted to the post reverse split values. All outstanding shares of our common stock are of the same class and have equal rights and attributes. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of our company. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding shares of our common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election. Holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by our Board of Directors. In the event of liquidation, dissolution, or winding up of our company, subject to the preferential liquidation rights of any series of preferred stock that we may from time to time designate, the holders of our common stock are entitled to share ratably in all of our assets remaining after payment of all liabilities and preferential liquidation rights. Holders of our common stock have no conversion, exchange, sinking fund, redemption, or appraisal rights (other than such as may be determined by the Board of Directors in its sole discretion) and have no preemptive rights to subscribe for any of our securities.

During September 2024 we sold to a certain institutional investor pursuant to a prospectus supplement and prospectus (i) 225,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), at an offering price of $3.44 per share, and (ii) pre-funded warrants to purchase up to 400,000 shares of Common Stock, at an offering price of $3.43 per pre-funded warrant, to the investor whose purchase of Common Stock in this offering would otherwise result in the investor, together with its affiliates and certain related parties, beneficially own more than 4.99% (or at the election of the investor, 9.99%) of our outstanding common stock immediately following the consummation of the offering. Each of the pre-funded warrants will be exercisable for one share of Common Stock. The pre-funded warrants had an exercise price of $0.01 per share, were immediately exercisable and could be exercised at any time until all of the pre-funded warrants issued in the offering were exercised in full. All 400,000 pre-funded warrants were exercised during October and November 2024. The Company issued an aggregate of 625,000 shares of common stock resulting in net proceeds of $1,683,970 as a result of the direct offering.

In a concurrent private placement, we issued to such institutional investor unregistered Series A warrants to purchase up to 625,000 shares of Common Stock and unregistered Series B warrants to purchase up to 625,000 shares of Common Stock, which warrants will be exercisable on the effective date of stockholder approval of the issuance of the shares upon exercise of the unregistered warrants (the “Stockholder Approval”), at an exercise price of $3.44 per share. The Series A warrants will expire five years following the Stockholder Approval and the Series B warrants will expire 18 months following the Stockholder Approval. The unregistered warrants and the unregistered common stock issuable upon the exercise of the warrants were offered pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act of 1933, as amended, or the Securities Act, and/or Regulation D promulgated thereunder. The Company adjourned its annual meeting until June 2, 2025 to continue to solicit votes for the approval of the unregistered Series A and Series B warrants.

The company issued 46,876 warrants to the underwriters of the September 2024 direct offering, with an exercise price of $4.30 per common share and an expiration date of September 4, 2029.

Restricted Common shares issued for services

The Company issued 12,500 shares of its common stock with a fair value of $90,000 for services during the year ended December 31, 2024. The Company issued 19,656 shares of its common stock with a fair value of $138,546 for services during the year ended December 31, 2023.

NOTE 6 STOCK OPTION PLAN AND WARRANTS

Stock Options

On January 18, 2010, we adopted the 2010 Stock Option Plan (the “2010 Option Plan”), which allows the Board to grant options to purchase up to 15,625 shares of common stock to directors, officers, key employees, and service providers of our company. In 2011, the 2010 Option Plan was amended to increase the number of shares issuable under the 2010 Option Plan to 375,000 shares. In 2012, 2010 Option Plan was again amended to increase the number of shares issuable under the 2010 Option Plan to 203,125 shares. The shares issuable pursuant to the 2010 Option Plan are registered with the SEC under Forms S-8 filed on February 4, 2010 (No. 333- 164691), June 24, 2011 (No. 333-175143), and December 4, 2013 (No. 333-192655). The 2010 Option Plan expired on January 18, 2020. As of December 31, 2024 there were 23,659 options outstanding under the 2010 Option Plan.

On December 15, 2020, we adopted the Iveda Solutions, Inc. 2020 Plan (the “2020 Plan”). The 2020 Plan has a maximum of 156,250 shares authorized with similar terms and conditions to the 2010 Option Plan. As of December 31, 2024 there were 193,397 options outstanding under the 2020 Option Plan. The shares issuable pursuant to the 2020 Option Plan are registered with the SEC under Forms S-8 filed on October 7, 2022 (No. 333- 267792). In 2024, the 2020 Option Plan was amended to increase the number of shares issuable under the 2020 Option Plan to 656,250 shares.

F-15

As of December 31, 2024 and December 31, 2023, there were 217,056 and 162,265 options outstanding, respectively, under all the option plans.

Stock options may be granted as either incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or as options not qualified under Section 422 of the Code. All options are issued with an exercise price at or above the fair market value of the common stock on the date of the grant as determined by our Board of Directors. Incentive stock option plan awards of restricted stock are intended to qualify as deductible performance-based compensation under Section 162(m) of the Code. Incentive Stock Option awards of unrestricted stock are not designed to be deductible to us under Section 162(m). Under the plans, stock options will terminate on the tenth anniversary date of the grant or earlier if provided in the grant.

We have also granted non-qualified stock options to employees and contractors. All non-qualified options are generally issued with an exercise price no less than the fair value of the common stock on the date of the grant as determined by our Board of Directors. Options may be exercised up to ten years following the date of the grant, with vesting schedules determined by us upon grant. Vesting schedules vary by grant, with some fully vesting immediately upon grant to others that ratably vest over a period of time up to four years. Standard vested options may be exercised up to three months following date of termination of the relationship unless alternate terms are specified at grant. The fair values of options are determined using the Black-Scholes option-pricing model. The estimated fair value of options is recognized as expense on the straight-line basis over the options’ vesting periods. At December 31, 2024, we had approximately $32,800 unrecognized stock-based compensation. During 2024 and 2023, the Company granted 79,000 and 37,188 stock options with a weighted average fair value of $1.10 and $0.34 per share, respectively. The Company recorded stock compensation costs of $122,600 and $104,600 on vesting of the options during 2024 and 2023, respectively.

Stock option transactions during 2024 and 2023 were as follows:

	2024		2023
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding at Beginning of Year	162,625	$36.01	126,805	$36.08
Granted	79,000	1.78	37,188	5.48
Exercised	-	-	-	-
Forfeited or Cancelled	(24,569)	75.86	(1,367)	10.78
Outstanding at End of Year	217,056	18.56	162,625	36.01
Options Exercisable at Year-End	214,525	$18.74	157,547	$36.96

Information with respect to stock options outstanding and exercisable at December 31, 2024 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2024	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at December 31, 2024	Weighted- Average Exercise Price
$1.58-142.08	217,056	7.7	$4.50	214,525	$18.74

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted.

F-16

Warrant transactions during 2024 and 2023 were as follows:

	2024		2023
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding at Beginning of Year	631,737	$75.34	779,208	$21.28
Granted	1,296,876	3.47	1,406	5.72
Exercised	-	-	(118,238)	11.20
Forfeited or Cancelled	(46,537)	24.23	(30,639)	26.74
Outstanding at End of Year	1,882,076	2.84	631,737	75.34
Warrant Exercisable at Year-End	585,200	2.84	631,737	75.34
Weighted-Average Fair Value of Warrants Granted During the Year	$0.25		$0.24

Information with respect to warrants outstanding and exercisable at December 31, 2024 is as follows:

	Warrants Outstanding			Warrants Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2024	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at December 31, 2024	Weighted- Average Exercise Price
$3.44 -$85.12	1,882,076	2.3	$3.47	585,200	$22.59

The fair value of each warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted.

During the year ended December 31, 2023, warrant holders exercised 118,238 warrants to acquire 118,238 shares for net proceeds to the Company of $1,322,885.

F-17

NOTE 7 INCOME TAXES

U.S. Federal Corporate Income Tax

The Company uses an asset and liability approach for accounting and reporting for income taxes that allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense.

At December 31, 2024, the Company had available Federal and state net operating loss carryforwards to reduce future taxable income. As of December 31, 2024, we had federal and state net operating loss carryforwards for income tax purposes of approximately $38 million which will begin to expire in 2025. We also have Arizona net operating loss carryforwards for income tax purposes of approximately $ 12.0 million which expire after five years. These carryforwards have been utilized in the determination of the deferred income taxes for financial statement purposes.

Given the Company’s history of net operating losses, management has determined that it is more likely than not that the Company will not be able to realize the tax benefit of the carryforwards. Accordingly, The Company has not recognized a deferred tax asset for this benefit. Section 382 generally limits the use of NOLs and credits following an ownership change, which occurs when one or more 5 percent shareholders increase their ownership, in aggregate, by more than 50 percentage points over the lowest percentage of stock owned by such shareholders at any time during the “testing period” (generally three years).

The Company has adopted FASB guidelines that address the determination of whether lax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, we may recognize the lax benefit from an uncertain lax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. This guidance also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2024 and 2023, the Company did not have a liability for unrecognized tax benefits, and no adjustment was required at adoption.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of December 31, 2024, and 2023, the Company has not accrued interest or penalties related to uncertain tax positions. Additionally, tax years 2021 through 2024 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Upon the attainment of taxable income by the Company, management will assess the likelihood of realizing the tax benefit associated with the use of the carryforwards and will recognize the appropriate deferred tax asset at that time.

The Company’s effective income tax rate differs from the amount computed by applying the federal statutory income tax rate to loss before income taxes as follows:

	December 31, 2024	December 31, 2023
Income tax benefit at federal statutory rate	(21.0)%	(21,0)%
State income tax benefit, net of federal benefit	(5.0)%	(5.0)%
Change in valuation allowance	26%	26.0%
Income taxes at effective rate	-%	-%

F-18

Temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and tax credit and operating loss carryforward that create deferred tax assets and liabilities are as follows:

	2024	2023
Tax Operating Loss Carryforward	$9,900,000	$7,800,000
Unamortized Research and Development Costs	207,000	175,000
Valuation Allowance	(10,107,000)	(7,975,000)
Deferred Tax Assets, Net	$-	$-

The valuation allowance increased approximately $0.8 million, primarily as a result of the increased net operating losses of our U.S.- based segment.

Taiwan (Republic of China) Corporate Tax

Sole-Vision Technologies, Inc. is a subsidiary of the Company which is operating in Taiwan as a profit-seeking enterprise. Its applicable corporate income tax rate is 20%. In addition, Taiwan’s corporate tax system allows the government to levy a 10% profit retention tax on undistributed earnings for the prior year. This tax will not be provided if the company distributed the earnings before the ended of the fiscal year.

According to the Taiwan corporate income tax (“TCIT”) reporting system, the TCIT sales cut-off base is concurrent with the business tax classified as value-added type (“VAT”) which will be reported to the Ministry of Finance (“MOF”) on a bi-monthly basis. Since the VAT and TCIT are accounted for on a VAT tax basis that recorded all sales on business tax on a VAT tax reporting system, the Company is bound to report the TCIT according to the MOF prescribed tax reporting rules. Under the VAT tax reporting system, sales cut-off did not take the accrual base but rather on a VAT taxable reporting basis. Therefore, when the company adopted US GAAP on accrual basis, the sales cut-off TCIT timing difference which derived from the VAT reporting system will create a temporary sales cut-off timing difference and this difference is reflected in the deferred tax assets or liabilities calculations.

F-19

NOTE 8 EARNINGS (LOSS) PER SHARE

The following table provides a reconciliation of the numerators and denominators reflected in the basic and diluted earnings per share computations, as required by ASC No. 260, “Earnings per Share.”

Basic earnings per share (“EPS”) is computed by dividing reported earnings available to stockholders by the weighted average shares outstanding. We had net losses for the years ended December 31, 2024 and 2023 and the effect of including dilutive securities in the earnings per common share would have been anti-dilutive for the purpose of calculating EPS. Accordingly, all options, warrants, and shares potentially convertible into common shares were excluded from the calculation of diluted earnings per share for the periods ended December 31, 2024 and 2023.

	December 31, 2024	December 31, 2023

Basic EPS
Net Loss	$(3,980,820)	$(4,142,666)
Weighted Average Shares	2,203,893	1,996,678
Basic Loss Per Share	$(1.81)	$(2.07)

For the years ended December 31, 2024 and 2023, the calculations of basic and diluted loss per share are the same because potential dilutive securities would have had an anti-dilutive effect. The potentially dilutive securities consisted of the following:

	December 31, 2024	December 31, 2023
Warrants	1,882,076	631,737
Options	217,016	162,625
Total	2,099,092	794,362

NOTE 9 CONTINGENT LIABILITIES

The Company may be involved in certain legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Management believes the accompanying financial statements include all provisions, of any, for any potential losses. Legal expenses associated with the contingency are expensed as incurred.

On September 13, 2024 Aegis Capital Corp. commenced an action against the Company alleging that it had breached the provisions of a Placement Agency Agreement (PPA) dated June 24, 2024 and that the Company was required to pay the plaintiff placement agent fees as a result of the Company’s September 4, 2024 direct offering of $2.15 million with H. C. Wainwright. The Company rejects the Plaintiff’s claims that it is due the 7% plus expenses in the PPA and asserts that the PAA had been terminated on August 15, 2024 due to the plaintiff’s non-performance and that the plaintiff is not entitled to any fees in the offering since it raised none of the funds in the offering. The action is currently in the discovery stage and the Company intends to vigorously defend the action.

Related to Iveda Taiwan pursuant to certain contracts with Chicony Power Technology Co., Ltd., Shihlin Electric & Engineering Corporation, Chung-Hsin Electric and Machinery Manufacturing Corp., and National Chung Shan Institute of Science and Technology, Iveda Taiwan is required to provide after-project services. If Iveda Taiwan fails to provide these after-project services in the future, other parties of the related contract would have recourse. The financial exposure to Iveda Taiwan in the event of failure to provide after- project services in the future as of December 31, 2024 is $339,042.

NOTE 10 SEGMENT INFORMATION

The Company operates and manages its business as two reportable and operating segments. The Company’s CODM reviews financial information presented and decides how to allocate resources based on net income (loss). Net income (loss) is used for evaluating financial performance.

Significant segment expenses include salaries and payroll, stock based compensation, marketing, public company expenses, audit and accounting, consulting, research and development, travel and entertainment, software subscription and other administrative expenses for the US and salaries and payroll, insurance, rent, travel and entertainment, office supplies and postage, pension and other administrative expenses. The following table presents the significant segment expenses and other segment items regularly reviewed by our CODM.

F-20

	Consolidated	US	Taiwan	Consolidated	US	Taiwan
	December 31, 2024			December 31, 2023

Revenues	$6,020,639	$869,261	$5,151,378	$6,495,865	$852,136	$5,643,729
Cost of Goods Sold	4,719,005	615,010	4,103,995	5,428,261	932,868	4,495,393
Gross Profit	1,301,634	254,251	1,047,383	1,067,604	(80,732)	1,148,336
				-
Operating Expenses				-
Salaries and Payroll Expenses	1,667,330	967,793	699,537	1,756,364	988,848	767,516
Pension	21,832		21,832	20,518		20,518
Travel and Entertainment	552,123	483,146	68,977	640,815	587,317	53,498
Stock-based compensation	122,600	122,600		104,600	104,600
Marketing	757,736	757,736		332,852	332,852
Public Company expenses	520,966	520,966		354,215	354,215
Audit and Accounting	312,920	312,920		162,700	162,700
Consulting Services	412,962	412,962		367,148	367,148
Research and Development	363,350	363,350		797,112	797,112
Software Subscription	85,111	85,111		42,209	42,209
Insurance	60,873	12,664	48,209	57,851	12,270	45,581
Rent	142,986	101,731	41,255	123,255	83,002	40,253
Office Supplies and Postage	34,276		34,276	25,813		25,813
Other operating expenses	316,872	215,849	101,023	323,027	270,937	52,090
Total Operating Expenses	5,371,937	4,356,828	1,015,109	5,108,479	4,103,210	1,005,269
Loss (Income) from Operations	(4,070,303)	(4,102,577)	32,274	(4,040,875)	(4,183,943)	143,068
Interest Income and Other (Expenses), net	121,868	95,330	26,538	(83,483)	(84,452)	969
Net loss before Income Tax	$(3,948,435)	$(4,007,247)	$58,812	$(4,124,358)	$(4,268,395)	$144,037

Furthermore, due to operations in various geographic locations, we are susceptible to changes in national, regional, and local economic conditions, demographic trends, consumer confidence in the economy, and discretionary spending priorities that may have a material adverse effect on our future operations and results.

We are required to collect certain taxes and fees from customers on behalf of government agencies and remit them back to the applicable governmental agencies on a periodic basis. The taxes and fees are legal assessments to the customer, for which we have a legal obligation to act as a collection agent. Because we do not retain the taxes and fees, we do not include such amounts in revenue. We record a liability when the amounts are collected and relieve the liability when payments are made to the applicable governmental agencies.

The net assets (liabilities) for our significant geographic regions are as follows:

	Net Assets (Liabilities)
	For the Year Ended	For the Year Ended
	December 31, 2024	December 31, 2023
United States	$1,775,554	$3,741,367
Republic of China (Taiwan)	$729,885	$907,113
Total Consolidated	$2,505,439	$4,648,480

NOTE 11 RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The financial statements for the year ended December 31, 2023 and the accumulated deficit as of December 31, 2022 have been restated. Subsequent to the original issuance of these financial statements, our audit committee and management determined the following:

As of December 31, 2022

● the Company erroneously did not recognize a valuation decrease in recorded deferred tax assets in its Taiwan subsidiary.

● the Company erroneously did not recognize an intercompany payable to its subsidiary, Iveda Taiwan.

Assets affected included other assets and liabilities affected included accounts and other payables.

As of December 31, 2023

● the Company had erroneously capitalized software development costs during 2023 and 2024 Quarterly filings.

● In addition, the Company is making certain reclassification entries.

The effects on the previously issued financial statements are as follows:

For periods before 2022, Management of the Company determined that the following:

[1] The Deferred Tax asset of $146,560 was no longer a valid tax difference. The amount was recorded as an adjustment to accumulated deficit at December 31, 2022.

[2] The intercompany amount due to Iveda Taiwan was understated by $200,000 related to a payment made on behalf of Iveda US by Iveda Taiwan.

For the year ending December 31, 2023, Management of the Company determined that the following:

[3] An adjustment for $792,612 related to expensing the research and development expense was needed related to activity in 2023. The amount was recorded as a reduction to assets and the associated expense was recorded to the statement of operations.

[4] An adjustment for $180,000 to expense its investment in Iveda Phils JV originally recorded as a consolidation but we have determined this investment should have been recorded as the equity method. This effected cash, account and other payables, Joint Venture Non-Controlled Equity Portion, Accumulated Other Comprehensive Income (Loss) and accumulated deficit

The following table presents the effect of the restatements of the Company’s previously issued balance sheet:

	As of December 31, 2023
	As Previously Reported	Adjustments	As Restated

Other Assets	$444,723	$(146,560)[1]	$298,163
Accounts and Other Payables	(1,110,087)	(200,000)[2]
		1,173 [4]	(1,308,914)
Property and Equipment, Net	891,187	(792,612)[3]	98,575
Joint Venture Non-Controlled Equity Portion	$99,048	(99,048)[4]	-
Cash and Cash Equivalents	4,754,597	(16,093)[4]	4,738,504
Accumulated Other Comprehensive Income (Loss)	(222,380)	(962)[4]	(221,418)
Accumulated Deficit	$(47,941,796)	$(1,254,101)[5]	$(49,195,897)

[1]	Deferred Tax Asset eliminated from Other Assets

[2]	The intercompany amount due to Iveda Taiwan was understated by $200,000 related to a payment made on behalf of Iveda US by Iveda Taiwan added back to Accounts and Other Payables

[3]	2023 capitalized software expensed to Research and Development

[4]

An adjustment for $180,000 to expense its investment in Iveda Phils JV originally recorded as a consolidation but we have determined this investment should have been recorded using the equity method. On the balance sheet this effected Cash and Cash equivalents, Accounts and Other Payables, Joint Venture Non-Controlled Equity Portion, Accumulated Other Comprehensive Income (Loss).

[5]	Each of the above restatements effected Accumulated Deficit

F-21

The following table presents the effect of the restatements and reclassification on the Company’s previously issued and reported statement of operations

	As of December 31, 2023
	As Previously Reported	Adjustments	As Restated

Research and Development	$4,500	$792,612	$797,112
Loss from Investment in Iveda Phils JV	-	180,000	180,000
Eliminate JV G&A recorded 2023	162,686	(162,686)	-
Eliminate JV Interest Income recorded 2023	(11)	11	-
Eliminate Loss attributable to non-controlled interest	(97,605)	97,605	-

Net Loss	$(3,235,124)	$(907,542)	$(4,142,666)
Basic and Diluted Cost per Share	$0.20		$2.07*

*	Restated per share amount reflects a reverse stock split of the outstanding shares of our Common Stock at a ratio of 1-for-8 effected on September 17, 2024.

The following table presents the effect of the restatements and reclassification on the Company’s previously issued and reported statement of operations

	Common Stock	Common Stock Amount	Additional Paid in Capital	Accumulated Deficit	Non-Controlling Interest		Accumulated Other Comprehensive (Loss)	Total Stockholders’ Equity

Balance, December 31, 2022 as previously reported	1,883,342	$19	$52,497,045	$(44,706,671)	$		$(220,643)	$7,569,750

Correction of Deferred Tax Asset				(146,560)				(146,560)

Correction of Prior Period Intercompany Accounts Payable				(200,000)				(200,000)

Balance, December 31, 2022 as restated	1,883,342	19	52,497,045	(45,053,171)			(220,643)	7,223,190

Balance, December 31, 2023 as previously reported	2,021,236	20	54,065,775	(47,941,796)		(99,048)	(222,380)	$5,802,571

Correction of Deferred Tax Asset				$(146,560)				$(146,560)
Correction of Prior Period Intercompany Accounts Payable				(200,000)				(200,000)
Capitalized Software expensed to Research and Development				$(792,612)				$(792,612)
Expense Investment in Iveda Phils JV, net				(114,929)		99,048	962	(14,919)
Balance, December 31, 2023 as restated	2,021,236	$20	$54,065,775	$(49,195,897)		-	$(221,418)	$4,648,480

The following table presents the effect of the restatements of the Company’s previously issued statement of cashflows:

	As of December 31, 2023
	As Previously Reported	Adjustments	As Restated
Net Loss	$(3,235,124)	(792,612)[3]	$
		(114,930)[4]		(4,142,666)
Loss from Iveda Phils Joint Venture		180,000		180,000
Increase (Decrease) in Accounts and Other Payables	(522,460)	(1,173)[4]		(523,633)
Net Cash Used in Operating Activities	(2,604,645)	(792,612)[3]
		180,000 [4]
		(114,930)[4]
		(1,173)[4]		(3,333,360)
Purchase of Property and Equipment, Net	$(878,205)	$(792,612)[3]		$(85,593)

Net Cash Provided by (Used in) Investing Activities	$(878,205)	$(792,612)[3]		$(85,593)

Joint Venture Non-Controlled Equity Portion	(99,048)	99,048 [4]		-
Change in restricted Cash	(685)	685 [5]		-

Net Cash Provided by Financing Activities	924,100	99,048 [4]
		685 [5]		1,023,833
EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,252	528 [4]		1,780
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,557,499)	(15,841)[4]		(2,573,540)
CASH AND CASH EQUIVALENTS – END OF PERIOD	4,754,596	(16,092)[4]
		129,778 [6]		4,868,282

[3]	2023 Capitalized Software expensed to Research and Development
[4]	An adjustment for $180,000 to expense its investment in Iveda Phils JV originally recorded as a consolidation but we have determined this investment should have been recorded as the equity method. The net loss effect is $180,000 less the $65,070 loss recorded in 2023 in consolidation. Net $114,930 additional loss recorded in 2023.
[5]	Eliminate line item for change in restricted cash of $685
[6]	Added Restricted Cash to Cash and Cash Equivalents

F-22

NOTE 12 SUBSEQUENT EVENTS

On February 27, 2025, Iveda Solutions, Inc. (the “Company”) entered into an At the Market Offering Agreement (the “Sales Agreement”) with H.C. Wainwright & Co., LLC (the “Sales Agent), pursuant to which the Company may offer and sell, from time to time, through or to the Sales Agent, shares (the “Placement Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), having an aggregate offering price of up to $5,082,431 (the “ATM Offering”). Sales pursuant to the Sales Agreement will be made only upon instructions by the Company to the Sales Agent, and the Company cannot provide any assurances that it will issue any Shares pursuant to the Sales Agreement.

The issuance and sale, if any, of the Placement Shares by the Company under the Sales Agreement will be made pursuant to the Company’s effective “shelf” registration statement on Form S-3 (Registration Statement No. 333-276676) (the “Registration Statement”), the base prospectus contained therein, and a prospectus supplement relating to the ATM offering, dated February 27, 2025.

Under the terms of the Sales Agreement, the Company may sell the Placement Shares by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The Sales Agent will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations to sell the Placement Shares from time to time, based upon the Company’s instructions (including any price, time or size limits or other customary parameters or conditions the Company may impose). Actual sales will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of the Company’s Common Stock, capital needs and determinations by the Company of the appropriate sources of funding for the Company. The Company is not obligated to make any sales of Placement Shares under the Sales Agreement and the Company cannot provide any assurances that it will issue any Placement Shares pursuant to the Sales Agreement. The Company will pay a commission rate of 3% of the gross sales price per share sold and agreed to reimburse the Sales Agent for certain specified expenses, including the fees and disbursements of its legal counsel in an amount not to exceed $50,000 and have agreed to reimburse the Sales Agents an amount not to exceed $5,000 per due diligence update session conducted in connection with each such date the Company files its Quarterly Reports on Form 10-Q, its Annual Report on Form 10-K and amendments or supplements to the Registration Statement, the accompanying prospectus, or any prospectus supplement. The Company has also agreed pursuant to the Sales Agreement to provide the Sales Agent with customary indemnification and contribution rights.

On March 14, 2025, the “Company redomiciled to Delaware form Nevada with authorized to issue 312,500,000 shares of capital stock. Of which (i) 300 million shares shall be common stock, $0.00001 par value and (ii) 12,500,000 shares shall be shares of preferred stock, $0.00001 par value.

The Company headquarters lease in Mesa Arizona expired February 28, 2025 and has been renewed for 5 years at similar terms to the previous lease.

F-23

IVEDA SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2025	December 31, 2024
	(UNAUDITED)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$3,298,474	$2,629,287
Restricted Cash	32,802	29,013
Accounts Receivable, Net	1,324,086	1,277,635
Deferred Cost of Goods	237,749	507,308
Inventory, Net	247,516	148,120
Other Current Assets	340,592	435,052
Total Current Assets	5,481,219	5,026,415

Property and Equipment, Net	53,201	68,677
Right of Use Asset, Net	159,263
Other Assets	84,696	84,424

Total Assets	$5,778,379	$5,179,516

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts and Other Payables	$1,240,902	$1,748,857
Short Term Debt	164,134	427,025
Current Portion of Long-Term Debt	131,307	122,007
Current Portion of Lease Liability	40,390
Total Current Liabilities	1,576,733	2,297,889

Long Term Debt	306,382	376,188
Long Term Lease Liability, Net of Current Portion	127,022	-
Total Liabilities	2,010,137	2,674,077

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.00001 par value; 12,500,000 shares authorized, no preferred shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	-	-
Common Stock, $0.00001 par value; 300,000,000 shares authorized; 4,457,444 and 2,808,071 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	45	28
Additional Paid-In Capital	58,736,166	55,962,337
Accumulated Other Comprehensive Loss	(212,027)	(280,209)
Accumulated Deficit	(54,755,942)	(53,176,717)
Total Stockholders’ Equity	3,768,242	2,505,439

Total Liabilities and Stockholders’ Equity	$5,778,379	$5,179,516

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

F-24

IVEDA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months ended September 30, 2025	For the Three Months ended September 30, 2024	For the Nine Months ended September 30, 2025	For the Nine Months ended September 30, 2024

REVENUE
Equipment Sales (including sales to Iveda Philippines of $0 and $188,445 for the three and nine months ended September 30, 2025, respectively.	$1,522,776	$2,336,590	$4,380,506	$4,008,978
Service Revenue	129,011	61,572	273,764	270,005

TOTAL REVENUE	1,651,787	2,398,162	4,654,270	4,278,983

COST OF REVENUE	1,134,510	1,987,680	3,404,012	3,185,443

GROSS PROFIT	517,277	410,482	1,250,258	1,093,540

OPERATING EXPENSES
General & Administrative	705,830	980,165	2,722,229	3,303,397
Research & Development	25,750	39,250	110,250	339,350
Total Operating Expenses	731,580	1,019,415	2,832,479	3,642,747

LOSS FROM OPERATIONS	(214,303)	(608,932)	(1,582,221)	(2,549,207)

OTHER INCOME (EXPENSE)
Miscellaneous Income (Expense)	(22)	8,369	32,125	34,157
Interest Income	5,260	24,905	30,801	92,919
Interest Expense	(11,574)	(5,846)	(29,487)	(15,355)
Total Other Income (Expense), Net	(6,336)	27,428	33,439	111,721

LOSS BEFORE INCOME TAXES	$(220,639)	$(581,504)	$(1,548,782)	$(2,437,486)

PROVISION FOR INCOME TAXES	(665)	131	(30,443)	(32,464)

NET LOSS	$(221,304)	$(581,373)	$(1,579,225)	$(2,469,950)

BASIC AND DILUTED LOSS PER SHARE	$(0.07)	$(0.27)	$(0.54)	$(1.20)

WEIGHTED AVERAGE SHARES	3,045,753	2,115,307	2,897,887	2,055,649

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

F-25

IVEDA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

	For the Three Months ended September 30, 2025	For the Three Months ended September 30, 2024	For the Nine months ended September 30, 2025	For the Nine months ended September 30, 2024

Net Loss	$(221,304)	$(581,373)	$(1,579,225)	$(2,469,950)
Other Comprehensive Loss
Change in Equity Adjustment from Foreign Currency Translation, Net of Tax	(41,262)	28,953	68,182	(26,655)

Comprehensive Loss	$(262,566)	$(552,420)	$(1,511,043)	$(2,496,605)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

F-26

IVEDA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(UNAUDITED)

					Accumulated
		Common	Additional		Other	Total
	Common	Stock	Paid-in-	Accumulated	Comprehensive	Stockholders’
	Stock	Amount	Capital	Deficit	(Loss)	Equity

BALANCE AT December 31, 2023	2,021,236	$20	$54,065,775	$(49,195,897)	$(221,418)	$4,648,480

Cost of Financing	-	-	(3,690)	-	-	(3,690)

Net Loss	-	-	-	(1,289,596)	-	(1,289,596)
Comprehensive Loss	-	-	-	-	(34,591)	(34,591)
BALANCE AT March 31, 2024	2,021,236	$20	$54,062,085	$(50,485,493)	$(256,009)	$3,320,603

Common Stock for Services	12,500	-	90,000	-	-	90,000
Stock Compensation Expense	-	-	25,600	-	-	25,600
Net Loss	-	-	-	(598,981)		(598,981)
Comprehensive Loss	-	-	-	-	(21,018)	(21,018)
BALANCE AT June 30, 2024	2,033,736	$20	$54,062,085	$(51,084,474)	$(277,027)	$2,816,204

Common Stock Issued in September 2024 offering	225,000	2	773,998			774,000
Pre-Funded Warrrants – 450,000			1,372,800			1,372,800
Cost of Financing	12,500	-	(312,340)	-	-	(312,500)
Reverse Split Fractional shares	149,335	2	(2)	-	-	-
Net Loss	-	-	-	(581,373)		(581,373)
Comprehensive Loss	-	-	-	-	28,701	28,701
BALANCE AT September 30, 2024	2,408,071	$24	$56,012,143	$(51,665,848)	$(248,072)	$4,098,246

BALANCE AT December 31, 2024	2,808,071	$28	$55,962,337	$(53,176,717)	$(280,209)	$2,505,439

Net Loss	-	-	-	(793,672)	-	(793,672)
Comprehensive Loss	-	-	-	-	(10,880)	(10,880)
BALANCE AT March 31, 2025	2,808,071	$28	$55,962,337	$(53,970,389)	$(291,089)	$1,700,887

Sale of Common Stock	98,655	1	223,594			223,595
Net Loss				(564,249)		(564,249)
Comprehensive Loss					120,324	120,324
BALANCE AT June 30, 2025	2,906,726	$29	$56,185,931	$(54,534,638)	$(170,765)	$1,480,557

Sale of Common Stock	1,500,718	15	2,482,735			2,482,750
Stock for Services	50,000	1	67,500			67,500
Net Loss				(221,304)		(221,304)
Comprehensive Loss					(41,262)	(41,262)
BALANCE AT September 30, 2025	4,457,444	$45	$58,736,166	$(54,755,942)	$(212,027)	$3,768,242

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

F-27

IVEDA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDING SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

	September 30, 2025	September 30, 2024
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,579,225)	$(2,469,950)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities
Depreciation and Amortization	16,062	23,806
Stock Compensation Expense		25,600
Common Stock for Services	67,500	90,000
Changes in operating assets and liabilities
Accounts Receivable	(46,451)	(1,872,233)
Inventory	(99,396)	(971,616)
Deferred Cost of Goods	269,559	-
Right of Use Asset	23,405	-
Other Current Assets	96,950	(113,064)
Other Assets	(272)	208,762
Increase (Decrease) in Accounts and Other Payables	(507,956)	1,548,762
Lease Liability	(15,256)	-
Net Cash Used in Operating Activities	(1,775,080)	(3,529,933)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	-	(2,615)
Net Cash Used in Investing Activities	-	(2,615)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on Short-Term Debt, net	(335,520)	(53,135)
Proceeds from Short-Term Debt	72,629
Proceeds from (Payments on) Long-Term Debt	(60,506)	541,449
Common Stock Issued, Net of Cost of Financing	2,706,346	1,830,770

Net Cash Provided by Financing Activities	2,382,949	2,319,084

EFFECT OF EXCHANGE RATE CHANGES ON CASH	65,107	(25,607)

NET DECREASE IN CASH, RESTRICTED CASH AND CASH EQUIVALENTS	672,976	(1,239,071)

Cash, Restricted Cash and Cash Equivalents- Beginning of Period	2,658,300	4,868,282

CASH, RESTRICTED CASH AND CASH EQUIVALENTS - END OF PERIOD	$3,331,276	$3,629,211

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

F-28

IVEDA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

FOR THE NINE MONTHS ENDING SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

	September 30, 2025	September 30, 2024

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest Paid	$14,732	$15,355
Income Tax Paid	$12,434	$36,942

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Present Value of Right of Use Asset and Lease Obligations on New Lease	$182,668	$-

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

F-29

IVEDA SOLUTIONS, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDING SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Iveda Solutions, Inc. (“Iveda”, or the “Company”) was incorporated in Nevada as Charmed Homes, Inc. in June 2006. On October 15, 2009, IntelaSight, d/b/a Iveda, a Washington corporation, became a wholly owned subsidiary of the Company. In December 2010, IntelaSight merged with and into the Company and the Company became the surviving company. Iveda offered the first cloud hosting of streaming and recorded video from security cameras for its customers and real-time remote surveillance service utilizing intervention specialists to watch our customers’ cameras in real time, 24/7. Iveda offers smart city technologies globally, offering advanced AI-driven video surveillance solutions and a robust suite of Internet of Things (IoT) platforms that power digital transformation for cities and commercial clients worldwide.

Effective April 30, 2011, we completed our acquisition of Sole Vision Technologies (fka MEGAsys and dba Iveda Taiwan), a company based in Taiwan. We consolidate our financial statements with the financial statements of Iveda Taiwan. All intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation

The unaudited condensed financial statements of the Company for the three and nine months ended September 30, 2025 and 2024 have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) for interim financial information and pursuant to the requirements for reporting on Form 10-Q and Regulation S-K for scaled disclosures for smaller reporting companies. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for the fair presentation of the Company’s financial position and results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year. The balance sheet information as of December 31, 2024 was derived from the audited financial statements included in the Company’s financial statements as of and for the years ended December 31, 2024 and 2023 contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. These financial statements should be read in conjunction with that report.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates the continuation of the Company as a going concern. The Company experienced net losses and negative operating cash flows during the nine months ended September 30, 2025, and had an accumulated deficit as of that date. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

At September 30, 2025, the Company had cash on hand in the amount of $3,298,474. Subsequent to September 30, 2025 we raised an additional $2,224,048 net proceeds from the sale of our common shares (See Note 11). Although we believe we now have a strong cash position after the subsequent raise and have experienced an overall improvement in our operations that will result in improved cash flow, Management cannot be certain that its current liquidity will support operations and other future business opportunities from a date of twelve months from the issuance of this financial statement. As a result, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the company cannot continue as a going concern. The Company’s independent registered public accounting firm, in its report on the Company’s consolidated financial statements for the year ended December 31, 2024, has also expressed substantial doubt about the Company’s ability to continue as a going concern.

The continuation of the Company as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations in the case of debt financing, or cause substantial dilution for our stockholders, in case of equity financing.

Basis of Accounting

Our consolidated financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Accordingly, actual results could differ from those estimates. On an ongoing basis, we evaluate our estimates, including those related to accounts receivable, deferred cost of revenue, share-based compensation, deferred income taxes, provisions for losses, and inventory reserve, among other items.

Revenue and Expense Recognition

The Company applies the provisions of Accounting Standards Codification (ASC) 606-10, Revenue from Contracts with Customers, and all related appropriate guidance. The Company recognizes revenue under the core principle to depict the transfer of control to its customers in an amount reflecting the consideration to which it expects to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.

The Company considers customer purchase orders, which in some cases are governed by master sales agreements, to be the contracts with the customer. In situations where sales are to a distributor, the Company has concluded its contracts are with the distributor as the Company holds a contract bearing enforceable rights and obligations only with the distributor. As part of its consideration for the contract, the Company evaluates certain factors including the customers’ ability to pay (or credit risk). For each contract, the Company considers the promise to transfer products, each of which is distinct, to be the identified performance obligations. In determining the transaction price, the Company evaluates whether the price is subject to refund or adjustment to determine the net consideration to which it expects to be entitled. As the Company’s standard payment terms are less than one year, it has elected the practical expedient under ASC 606-10-32-18 to not assess whether a contract has a significant financing component. The Company allocates the transaction price to each distinct product based on its relative standalone selling price. The product price as specified on the purchase order is considered the standalone selling price as it is an observable input which depicts the price as if sold to a similar customer in similar circumstances. Revenue is recognized when control of the product is transferred to the customer (i.e., when the Company’s performance obligations is satisfied), which typically occurs at shipment unless installation is required as with certain of our Taiwan sales – see below. Further in determining whether control has been transferred, the Company considers if there is a present right to payment and legal title, along with risks and rewards of ownership having transferred to the customer. Customers do not have a right to return the product other than for warranty reasons for which they would only receive repair services or replacement product. The Company has also elected the practical expedient under ASC 340-40-25-4 to expense commissions for product sales when incurred as the amortization period of the commission asset the Company would have otherwise recognized is less than one year.

F-30

The Company sells its products and services primarily to municipalities and commercial customers in the following manner:

●	The majority of Iveda Taiwan sales are project sales to Taiwan customers and are made direct to the end customer (typically a municipality or a commercial customer) through its sales force, which is composed of its employees. Revenue is recorded when the equipment is shipped to the end customer unless the contract requires the inventory to be installed before it can be billed and charged for service when installation or maintenance work is performed. If inventory is shipped to the customer before it is installed the inventory is reclassified to Deferred Cost of Goods.

Revenue for product and software sales without installation is recorded when the product and/or software has been shipped to the customer. Revenue from fixed-price equipment installation contracts, if any, is recognized as the contracts allow for invoicing at various milestones.

General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements are accounted for as changes in estimates in the current period. Profit incentives are included in revenue when their realization is deemed earned by the contract.

●	Iveda US hardware sales are to domestic and international customers and are made through independent distributors or integrators who purchase products from the Company at a wholesale price and sell to the end user (typically municipalities or a commercial customer) at a retail price. The distributor retains the margin as its compensation for its role in the transaction. The distributor or integrator generally maintains product inventory or product is drop shipped from the manufacturer, customer receivables and all related risks and rewards of ownership. Accordingly, upon application of steps one through five above, revenue is recorded when the product is shipped to the distributor or as directed by the distributor consistent with the terms of the distribution agreement.

●	Iveda US also sells software that include licensing fees that are paid either monthly or yearly. The revenues are recorded monthly, if the license is paid yearly the revenue will be recorded as deferred revenue and amortized on a straight-line basis over the respective time period.

●	Iveda US also sells hardware and software warranty and maintenance for an annual fee that are paid yearly. The revenues are recorded annually, if the revenue is a material amount it will be recorded as deferred revenue and amortized on a straight-line basis over the respective time period.

The following table presents our net sales by revenue source for the period presented:

	For the three months ended September 30, 2025	For three months ended September 30, 2024		For the nine months ended September 30, 2025	For the nine months ended September 30, 2024

Net Sales Source
Commercial Enterprises	$1,221,455		$2,047,176	$2,816,922	$3,569,464
Distributors	$14,826		$311,518	$413,288	$578,688
Municipalities	$51,749		$39,468	$115,143	$123,957
Taiwan Government	$363,757	$		$1,308,917	$6,874

	$1,651,787		$2,398,162	$4,654,270	$4,278,983

The Company sells and installs video surveillance systems comprised of various components of hardware and software.

Concentrations

Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash and cash equivalents and trade accounts receivable.

Substantially all cash is deposited in three financial institutions, two in the United States and one in Taiwan. At times, amounts on deposit in the United States may be in excess of the FDIC insurance limit. Deposits in Taiwan financial institutions are insured by CDIC (Central Deposit Insurance Corporation) with maximum coverage of 3 million New Taiwan Dollar (NTD). At times, amounts on deposit in Taiwan may be in excess of the CDIC Insurance limit.

F-31

Revenue from four customers out of approximately 74 total customers represented approximately 66% of total revenue for the nine months ended September 30, 2025. These specific customers were 1) National Chung Shan Institute of Science and Technology with 28%, 2) Taiwan Stock Exchange with 15%, SECURITY INTEGRATION & CONSULTANT TECHNOLOGY CO., LTD. with 13% and Chunghwa Telecom with 10% (all Taiwan companies). Revenue from five customers out of 72 total customers represented approximately 76% of total revenue for the nine months ended September 30, 2024. These specific customers were 1) Security Integration & Consultant Technology CO., LTD. (Taiwan company) with 19%, 2) Chicony Power Technology Co., Ltd. (Taiwan company) with 16%, 3) HWACOM Systems Inc. (Taiwan company) with 15%, 4) Claro Enterprise Solutions with 14% (US Company) and 5) Chunghwa Telecom (Taiwan company) with 13%.

No other customers represented greater than 10% of total revenues the nine months ended September 30, 2025 and 2024.

74% of the total accounts receivable at September 30, 2025 was from three customers out of a total of 42 customer accounts receivable accounts. These specific customers were SECURITY INTEGRATION & CONSULTANT TECHNOLOGY CO., LTD. (33%), Chunghwa Telecom (16%) and National Chung Shan Institute of Science and Technology (25%) (all Taiwan companies). Our accounts receivables are unsecured, and we are at risk to the extent such amounts become uncollectible. Although we perform periodic evaluations of our customers’ credit and financial condition, we do not require collateral in exchange for our products and services provided on credit. These customers are longtime customers, and we don’t expect any problem with the collectability of these accounts receivable.

Loss per share

Basic earnings per share (“EPS”) is computed by dividing reported earnings available to stockholders by the weighted average shares outstanding. We had net losses for the nine months ended September 30, 2025 and 2024 and the effect of including dilutive securities in the earnings per common share would have been anti-dilutive for the purpose of calculating EPS. Accordingly, all options, warrants, and shares potentially convertible into common shares were excluded from the calculation of diluted earnings per share for the periods ended September 30, 2025 and 2024.

For the nine months ended September 30, 2025 and 2024, the calculations of basic and diluted loss per share are the same because potential dilutive securities would have had an anti-dilutive effect. The potentially dilutive securities consisted of the following:

	September 30, 2025	September 30, 2024
Warrants	1,863,069	1,882,076
Options	221,756	146,202
Total	2,084,825	2,028,278

Cash and Cash Equivalents

For purposes of the statement of cash flows, we consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

The Company’s consolidated financial statements include the results of operations and financial position of its subsidiary located in Taiwan. The subsidiary’s functional currency is the Taiwan New Dollar (TWD). For consolidation purposes, the subsidiary’s financial statements are translated into US Dollars (USD) using the following methods: Assets and liabilities are translated using the exchange rate at the balance sheet date. Income statement items are translated using the average exchange rate for the period. Exchange rate fluctuations between TWD and USD result in gains or losses that are included in Other Comprehensive Income (Loss) until they are realized. The Company had $749,619 and $1,025,675 of its cash and cash equivalents in Taiwan New Dollars at September 30, 2025 and December 31, 2024, respectively.

Accounts Receivable

We provide an allowance for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. For our U.S.-based segment, receivables past due more than 120 days, if any, are considered delinquent. For our Taiwan-based segment, receivables over one year, if any, are considered delinquent. Delinquent receivables are written off based on individual credit valuation and specific circumstances of the customer. As of September 30, 2025 and December 31, 2024, no allowance for uncollectible accounts was deemed necessary.

Deferred Cost of Goods

In Taiwan we ship product to be held at the customer locations in advance of installment per the contract with the customer. We reclassify inventory that we have purchased and delivered to the customer location to Deferred Cost of Goods until this product is installed and can be invoiced to the customer.

F-32

Inventories

Inventory is stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out (“FIFO”) basis. We review our inventories for excess or obsolete products or components based on an analysis of historical usage and an evaluation of estimated future demand, market conditions, and alternative uses for possible excess or obsolete parts. There was no allowance for slow-moving and obsolete inventory necessary as of September 30, 2025 and December 31, 2024, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over estimated useful lives of three to seven years. Expenditures for routine maintenance and repairs are charged to expense as incurred. Depreciation expense for the nine months ended September 30, 2025 and 2024 was $16,062 and $15,806, respectively.

We have a relatively minimal amount of property and equipment, consisting primarily of office equipment. We review the recoverability of the carrying value of long-lived assets using the methodology prescribed in ASC 360 “Property, Plant and Equipment.” We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net operating cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying value of the assets exceeds their fair value. Management determined that there was no indicator of impairment as of September 30, 2025 and December 31, 2024.

Equity Method Investment

The Company accounts for investments in entities in which the Company has significant influence over the entity’s financial and operating policies, but does not control, using the equity method of accounting. The equity method investments are initially recorded at cost, and subsequently increased for capital contributions and allocations of net income, and decreased for capital distributions and allocations of net loss. Equity in net income (loss) from the equity method investment is allocated based on the Company’s economic interest. Equity method investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If it is determined that a loss in value of the equity method investment is other than temporary, an impairment loss is measured based on the excess of the carrying amount of an investment over its estimated fair value. Impairment analyses are based on current plans, intended holding periods, and available information at the time the analysis is prepared. During 2023 the Company made a $180,000 investment for a 40% interest in Iveda Phils Joint Venture (located in the Philippines). Based on Management’s assessment, the value of its equity method investment was impaired as of December 31, 2023, and as such, recorded an impairment charge of $180,000. As of December 31, 2023 and 2024, the remaining value of its investments was $0. During the three months and nine months ended September 30, 2025 we had revenues to Iveda Phils JV of $155,750 and 188,445 for the three and nine months ended September 30, 2025, respectively..

Income Taxes

We are subject U.S. federal income and state income taxes, as well as Taiwan income taxes. During the three and nine months ended September 30, 2025 we incurred income tax expense of $665 and $30,443, respectively related to our Taiwan operations.

Deferred income taxes are recognized in the consolidated financial statements for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from sales cut-off, depreciation, deferred rent expense, and net operating losses. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that represents our best estimate of such deferred tax assets that, more likely than not, will be realized. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

Our U.S. income tax returns are subject to review and examination by federal, state, and local authorities. Our U.S. tax returns for the years 2020 to 2023 are open to examination by federal, local, and state authorities.

Our Taiwan tax returns are subject to review and examination by the Taiwan Ministry of Finance. Our Taiwan tax return for the years 2020 to 2023 are open to examination by the Taiwan Ministry of Finance.

Restricted Cash

Restricted cash represents time deposits on account to secure short-term bank loans in our Taiwan-based segment.

F-33

Stock-Based Compensation

The Company periodically issues stock, stock options and restricted stock awards to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for such grants issued and vesting based on ASC 718, Compensation-Stock Compensation whereby the value of the award is measured on the date of grant and recognized for employees as compensation expense on the straight-line basis over the vesting period. Recognition of compensation expense for non-employees is in the same period and manner as if the Company had paid cash for the services. The fair value of the Company’s stock options is estimated using the Black-Scholes-Merton Option Pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the stock options or restricted stock, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes-Merton Option Pricing model and based on actual experience. The assumptions used in the Black-Scholes-Merton Option Pricing model could materially affect compensation expense recorded in future periods.

Fair Value of Financial Instruments

The Company uses various inputs in determining the fair value of its financial assets and liabilities and measures these assets on a recurring basis. Financial assets recorded at fair value are categorized by the level of subjectivity associated with the inputs used to measure their fair value. Accounting Standards Codification Section 820 defines the following levels of subjectivity associated with the inputs:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3—Unobservable inputs in which there is little or no market data for the asset or liability which requires the Company to develop its own assumptions.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to us as of September 30, 2025 and December 31, 2024. The respective carrying values of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, accounts receivable, accounts payable, accrued expenses, and amounts due to related parties. Fair values were assumed to approximate carrying values for these financial instruments because they are short-term in nature and their carrying amounts approximate their fair values or because they are receivable or payable on demand. The carrying values of financing obligations approximate their fair values because interest rates on these obligations are based on prevailing market interest rates.

New Accounting Standards

In November 2024, FASB issued ASU 2024-03 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) Disaggregation of Income Statement Expenses. The guidance in ASU 2024-03 requires public business entities to disclose in the notes to the financial statements, among other things, specific information about certain costs and expenses including purchases of inventory; employee compensation; and depreciation and amortization expense for each caption on the income statement where such expenses are included. The update is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted, and the amendments may be applied prospectively to reporting periods after the effective date or retrospectively to all periods presented in the financial statements. We are currently evaluating the provisions of this guidance and assessing the potential impact on our financial statement disclosures.

Other recent accounting pronouncements and guidance issued by the FASB, its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

F-34

NOTE 2 Accounts and Other Payables

	September 30, 2025	December 31, 2024

Accounts Payable	$920,774	$730,297
Accrued Expenses	312,166	981,769
Customer Deposits	7,962	36,791
Accounts and Other Payables	$1,240,902	$1,748,857

NOTE 3 SHORT-TERM AND LONG-TERM DEBT

The short-term debt balances were as follows:

	September 30, 2025	December 31, 2024

Loan from Shanghai Commercial Bank at 3.1%-3.2% interest rate per annum. Fully paid off in 2025. (1)	$-	$183,011
Loan from HuaNam Bank at 3.45% interest rate per annum. Due in July 2026.	164,134	91,505
Loan from ChangHwa Bank at 3% -3.3% interest rate per annum. Fully paid off in 2025.	-	152,509
Balance at end of period	$164,134	$427,025

As of September 30, 2025 and December 31, 2024, there was $32,802 and $29,013, respectively, of restricted cash pledged as security for the Shanghai Commercial Bank short term loan.

The Long-term debt balances were as follows:

Loans from Shanghai Commercial Bank with interest rates 2.1% per annum due January 2029 (1)	$437,689	$498,195
Current Portion of Long-term debt	(131,307)	(122,007)
Balance at end of period	$306,382	$376,188

(1)	On January 24, 2024, the Company received a facility notice from Shanghai Commercial Bank, granting a revolving loan facility totaling up to TWD 10,000,000 (approximately $300,000 USD) and term loan facility amounting of TWD 20,000,000 (approximately ($600,000 USD). The term for the revolving loan is 1 year (and was fully paid off as of September 30, 2025) and for the term loan is 5 years. The 5 year term loan requires monthly payments including interest and principal, and the revolving loan requires a full principal repayment at the maturity date. The short-term Shanghai Commercial Bank loan is 75% securitized by the government guarantee fund called SME credit guarantee fund and 10% by saving deposit security. The guarantors of this loan are Mr. Siu and Mr. Cheung, who are both part of Iveda Taiwan’s management team.

NOTE 4 PREFERRED STOCK

We are currently authorized to issue up to 12,500,000 shares of preferred stock, par value $0.00001 per share, 1,250,000 shares of which are designated as Series A Preferred Stock and 500 shares of which are designated as Series B Preferred Stock. Our Articles of Incorporation authorize the issuance of shares of preferred stock with designations, rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the stockholders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of our company.

NOTE 5 COMMON STOCK

We are authorized to issue up to 300,000,000 shares of common stock, par value $0.00001 per share. We effectuated a reverse stock split on September 17, 2024 of 1 for 8 shares of common stock. All share values within this report have been retroactively adjusted to the post reverse split values. All outstanding shares of our common stock are of the same class and have equal rights and attributes. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of our company. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding shares of our common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election. Holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by our Board of Directors. In the event of liquidation, dissolution, or winding up of our company, subject to the preferential liquidation rights of any series of preferred stock that we may from time to time designate, the holders of our common stock are entitled to share ratably in all of our assets remaining after payment of all liabilities and preferential liquidation rights. Holders of our common stock have no conversion, exchange, sinking fund, redemption, or appraisal rights (other than such as may be determined by the Board of Directors in its sole discretion) and have no preemptive rights to subscribe for any of our securities.

On September 4, 2024, We and a certain institutional investor (the “Investor”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) pursuant to which the Company agreed to sell and issue to the Investor in a registered direct offering (the “Offering”): (i) 225,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), at an offering price of $3.44 per share, and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 400,000 shares of Common Stock, at an offering price of $3.43 per Pre-Funded Warrant, to the investor whose purchase of Common Stock in this offering would otherwise result in the investor, together with its affiliates and certain related parties, beneficially own more than 4.99% (or at the election of the investor, 9.99%) of the Company’s outstanding common stock immediately following the consummation of this Offering. Each of the Pre-Funded Warrants were exercisable for one share of Common Stock. The Pre-Funded Warrants had an exercise price of $0.008 per share, were immediately exercisable, and all of the Pre-Funded Warrants were exercised in 2024. The Offering was made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-276676) that was filed with the Securities and Exchange Commission (the “SEC”) on January 24, 2024 and declared effective by the SEC on February 7, 2024.

During 2025 we filed a Prospectus Supplement to the Prospectus dated January 24, 2024 to issue up to $5,082,431, from time to time through or to our sales agent, H.C. Wainwright & Co. (the “Agent”). These sales,were made pursuant to the terms of an At Market Issuance Sales Agreement, or the Sales Agreement, between us and the Agent (the “Sales Agreement”). As of September 30, 2025 we had completed the sale of 1,599,383 shares of common stock with net proceeds of $2,706,346. See Note 11 Subsequent Events for October 2025 disclosure of additional sales.

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NOTE 6 STOCK OPTION PLANS

Stock Options

On January 18, 2010, we adopted the 2010 Stock Option Plan (the “2010 Option Plan”), which allows the Board to grant options to purchase up to 15,625 shares of common stock to directors, officers, key employees, and service providers of our company. In 2011, the 2010 Option Plan was amended to increase the number of shares issuable under the 2010 Option Plan to 375,000 shares. In 2012, 2010 Option Plan was again amended to increase the number of shares issuable under the 2010 Option Plan to 203,125 shares. The shares issuable pursuant to the 2010 Option Plan are registered with the SEC under Forms S-8 filed on February 4, 2010 (No. 333- 164691), June 24, 2011 (No. 333-175143), and December 4, 2013 (No. 333-192655). The 2010 Option Plan expired on January 18, 2020. As of September 30, 2025 there were 21,422 options outstanding under the 2010 Option Plan and as of December 31, 2024 there were 23,659 options outstanding under the 2010 Option Plan.

On December 15, 2020, we adopted the Iveda Solutions, Inc. 2020 Plan (the “2020 Plan”). The 2020 Plan had a maximum of 156,250 shares authorized with similar terms and conditions to the 2010 Option Plan. The shares issuable pursuant to the 2020 Option Plan are registered with the SEC under Forms S-8 filed on October 7, 2022 (No. 333- 267792). In 2024, the 2020 Option Plan was amended to increase the number of shares issuable under the 2020 Option Plan to 656,250 shares.

As of September 30, 2025 and December 31, 2024, there were 221,756 and 217,056 options outstanding, respectively, under all the option plans.

Stock options may be granted as either incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or as options not qualified under Section 422 of the Code. All options are issued with an exercise price at or above the fair market value of the common stock on the date of the grant as determined by our Board of Directors. Incentive stock option plan awards of restricted stock are intended to qualify as deductible performance-based compensation under Section 162(m) of the Code. Incentive Stock Option awards of unrestricted stock are not designed to be deductible to us under Section 162(m). Under the plans, stock options will terminate on the tenth anniversary date of the grant or earlier if provided in the grant.

We have also granted non-qualified stock options to employees and contractors. All non-qualified options are generally issued with an exercise price no less than the fair value of the common stock on the date of the grant as determined by our Board of Directors. Options may be exercised up to ten years following the date of the grant, with vesting schedules determined by us upon grant. Vesting schedules vary by grant, with some fully vesting immediately upon grant to others that ratably vest over a period of time up to four years. Standard vested options may be exercised up to three months following date of termination of the relationship unless alternate terms are specified at grant. The fair values of options are determined using the Black-Scholes option-pricing model. The estimated fair value of options is recognized as expense on the straight-line basis over the options’ vesting periods.

Stock option transactions during nine months ended September 30, 2025 were as follows:

	September 30, 2025
	Shares	Weighted- Average Exercise Price

Outstanding at Beginning of Period	217,056	18.56
Granted	10,000	2.15
Exercised	-	-
Forfeited or Cancelled	(5,300)	22.40
Outstanding at End of Period	221,756	17.72
Options Exercisable at Period-End	213,006	$18.37

During the nine months ended September 30, 2025 the Company granted options to acquire 10,000 shares of our common stock with a fair value of $16,573 or based on a Black-Scholes valuation model. During the nine month periods ended September 30, 2025 and 2024 the Company recognized $0 and $25,600 of compensation cost relating to the vesting of options.

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Information with respect to stock options outstanding and exercisable at September 30, 2025 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at September 30, 2025	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at September 30, 2025	Weighted- Average Exercise Price
$1.43-142.08	221,756	7.3	$17.72	212,225	$18.37

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted.

2025
Expected Life	6.25 yrs
Expected Volatility	90%
Risk-Free Interest Rate	4.00%

NOTE 7 WARRANTS

Warrants

Warrant transactions during the nine months ended September 30, 2025 were as follows:

	For the nine months ended September 30, 2025
	Shares	Weighted-Average Exercise Price

Outstanding at Beginning of Period	1,882,076	$9.42
Granted	-	-
Exercised	-	-
Forfeited or Cancelled	(19,007)	37.79
Outstanding at End of Period	1,863,069	9.13
Warrant Exercisable at Period-End	1,863,069	9.13
Weighted-Average Fair Value of Warrants Granted During the Period	$-

Information with respect to warrants outstanding and exercisable at September 30, 2025 is as follows:

	Warrants Outstanding			Warrants Exercisable
Range of Exercise Prices	Number Outstanding at September 30, 2025	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at September 30, 2025	Weighted- Average Exercise Price
$3.44 -$34.00	1,863,069	2.3	$9.13	1,863,069	$9.13

The fair value of each warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted.

As of September 30, 2025 there were 1,863,069 outstanding. For the nine months ended September 30, 2025 there were no warrants granted and 19,007 warrants cancelled.

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NOTE 8 LEASES

The Company accounts for its leases in accordance with the guidance of ASC 842, Leases. The Company determines whether a contract is, or contains, a lease at inception. Right-of-use assets represent the Company’s right to use an underlying asset during the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at lease commencement based upon the estimated present value of unpaid lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at lease commencement in determining the present value of unpaid lease payments.

In 2025, the Company entered into a long-term non-cancellable lease agreement for its facility that requires aggregate average monthly payments of $4,540 beginning March 2025 through February 2029. On the date of the lease, the Company determined that the value of the new right of use asset and lease liability was $182,668, respectively, using a discount rate of 8%. During the period ended September 30, 2025, the Company reflected amortization of the right of use assets of $23,405 related to the lease, resulting in a net asset balance of $159,263 as of September 30, 2025. During the period ended September 30, 2025, the Company made combined aggregate payments of $33,050 related to these leases, of which $15,267 was reflected as a reduction in the lease liabilities. As of September 30, 2025 the lease liability amounted to $167,413.

NOTE 9 COMMITMENTS AND CONTINGENCIES

The Company may be involved in certain legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Management believes the accompanying financial statements include all provisions, of any, for any potential losses. Legal expenses associated with the contingency are expensed as incurred.

On September 13, 2024 Aegis Capital Corp. commenced an action against the Company alleging that it had breached the provisions of a Placement Agency Agreement (PPA) dated June 24, 2024 and that the Company was required to pay the plaintiff placement agent fees as a result of the Company’s September 4, 2024 direct offering of $2.15 million with H. C. Wainwright. The Company rejects the Plaintiff’s claims that it is due the 7% plus expenses in the PPA and asserts that the PAA had been terminated on August 15, 2024 due to the plaintiff’s non-performance and that the plaintiff is not entitled to any fees in the offering since it raised none of the funds in the offering. The parties have agreed to a mutually agreeable settlement amount to cancel the action which has been provided for in the accompanying September 30, 2025 financial statements.

Pursuant to certain contracts with Chicony Power Technology Co., Ltd., Shihlin Electric & Engineering Corporation, National Chung Shan Institute of Science and Technology and Chung-Hsin Electric and Machinery Manufacturing Corp., Iveda Taiwan is required to provide after-project services. If Iveda Taiwan fails to provide these after-project services in the future, other parties of the related contract would have recourse. The financial exposure to Iveda Taiwan in the event of failure to provide after- project services in the future as of September 30, 2025 is $396,133.

NOTE 10 SEGMENT INFORMATION

The Company operates and manages its business as two reportable and operating segments. The Company’s CODM reviews financial information presented and decides how to allocate resources based on net income (loss). Net income (loss) is used for evaluating financial performance.

Significant segment expenses include salaries and payroll, marketing, public company expenses, audit and accounting, consulting, research and development, travel and entertainment, software subscription and other administrative expenses for the US and salaries and payroll, rent, travel and entertainment, and other administrative expenses. The following table presents the significant segment expenses and other segment items regularly reviewed by our CODM.

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	Consolidated	US	Taiwan	Consolidated	US	Taiwan
	Three Months Ended September 30, 2025			Three Months Ended September 30, 2024

Revenues	$1,651,787	$76,929	$1,574,858	$2,398,162	$313,969	$2,084,193
Cost of Goods Sold	1,134,510	61,086	1,073,424	1,987,680	256,501	1,731,179
Gross Profit	517,277	15,843	501,434	410,482	57,468	353,014
	31%	21%	32%	17%	18%	17%

Operating Expenses
Salaries and Payroll Expenses	350,987	226,529	124,459	351,086	257,834	93,252
Travel and Entertainment	129,963	112,073	17,890	131,745	115,264	16,481
Marketing	84,383	84,383	-	99,187	99,187	-
Public Company expenses	81,432	81,432	-	35,636	35,636	-
Audit and Accounting	27,752	27,752	-	91,724	91,724	-
Research and Development	25,750	25,750		39,250	39,250
Rent	(24,884)	(36,923)	12,039	21,382	11,031	10,351
Other operating expenses	56,197	6,850	49,347	249,404	210,458	38,946
Total Operating Expenses	731,580	527,846	203,734	1,019,415	860,384	159,031
Loss (Income) from Operations	(214,303)	(512,003)	297,700	(608,932)	(802,916)	193,984
Interest Income and Other (Expenses), net	(6,386)	(2,469)	(3,917)	27,428	6,248	21,180
Net loss before Income Tax	(220,689)	(514,472)	293,783	(581,504)	(796,668)	215,164
Income Tax Expense	(615)	-	(615)	131	-	131
Net loss	$(221,304)	$(514,472)	$293,168	$(581,373)	$(796,668)	$215,295

	Consolidated	US	Taiwan	Consolidated	US	Taiwan
	Nine Months Ended September 30, 2025			Nine Months Ended September 30, 2024

Revenues	$4,654,270	$697,032	$3,957,238	$4,278,983	$629,028	$3,649,955
Cost of Goods Sold	3,404,012	522,398	2,881,614	3,185,443	498,593	2,686,850
Gross Profit	1,250,258	174,634	1,075,624	1,093,540	130,435	963,105
	27%	25%	27%	26%	21%	26%

Operating Expenses
Salaries and Payroll Expenses	1,074,466	754,572	319,894	1,017,208	741,839	275,369
Travel and Entertainment	395,170	350,016	45,154	400,266	360,451	39,815
Marketing	253,482	253,482	-	324,629	324,629	-
Public Company expenses	141,722	141,722	-	460,224	460,224	-
Audit and Accounting	303,411	303,411	-	278,718	278,718	-
Research and Development	110,250	110,250	-	339,350	339,350	-
Rent	52,828	17,591	35,237	106,530	74,638	31,892
Other operating expenses	501,151	367,181	133,970	715,824	562,066	153,759
Total Operating Expenses	2,832,480	2,298,225	534,255	3,642,749	3,141,915	500,834
Loss (Income) from Operations	(1,582,222)	(2,123,591)	541,369	(2,549,209)	(3,011,480)	462,271
Interest Income and Other (Expenses), net	44,241	35,183	(1,744)	111,721	81,635	30,086
Net loss before Income Tax	(1,548,782)	(2,088,407)	539,625	(2,437,486)	(2,929,843)	492,357
Income Tax Expense	(30,443)	$(50)	(30,393)	(32,464)	(1,697)	(30,767)
Net loss	$(1,579,225)	$(2,088,457)	$509,232	$(2,469,950)	$(2,931,540)	$461,590

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Furthermore, due to operations in various geographic locations, we are susceptible to changes in national, regional, and local economic conditions, demographic trends, consumer confidence in the economy, and discretionary spending priorities that may have a material adverse effect on our future operations and results.

We are required to collect certain taxes and fees from customers on behalf of government agencies and remit them back to the applicable governmental agencies on a periodic basis. The taxes and fees are legal assessments to the customer, for which we have a legal obligation to act as a collection agent. Because we do not retain the taxes and fees, we do not include such amounts in revenue. We record a liability when the amounts are collected and relieve the liability when payments are made to the applicable governmental agencies.

The Net Revenues for our significant geographic regions are as follows:

	Net Revenues
	For the Nine months ended	For the Nine months ended
	September 30, 2025	September 30, 2024
United States	$697,032	$629,028
Republic of China (Taiwan)	$3,957,238	$3,649,955
Total Consolidated	$4,654,270	$4,278,983

The net assets (liabilities) for our significant geographic regions are as follows:

	Net Assets (Liabilities)
	As of	As of
	September 30, 2025	December 31, 2024
United States	$2,426,986	$1,775,554
Republic of China (Taiwan)	$1,341,256	$729,885
Total Consolidated	$3,768,242	$2,505,439

NOTE 11 SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements are available to be issued. Any material events that occur between the balance sheet date and the date that the financial statements were available for issuance are disclosed as subsequent events, while the financial statements are adjusted to reflect any conditions that existed at the balance sheet date.

The Company sold 1,373,809 shares of common stock in October 2025 for net proceeds of $2,224,048 via the ATM with H.C. Wainwright effectively closing out the February 27, 2025 S-3 prospectus supplement.

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5,259,999 Shares of Common Stock

454,287 Pre-Funded Warrants to purchase up to 454,287 Shares of Common Stock

Up to 5,714,286 Series X Warrants to purchase up to 11,428,572 Shares of Common Stock

Up to 400,000 Placement Agent Warrants to purchase up to 400,000 Shares of Common Stock

Iveda Solutions, Inc.

PROSPECTUS

H.C. Wainwright & Co.

February 9, 2026